UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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OCTAVE SPECIALTY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Octave Specialty Group, Inc.

2026 NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS &
PROXY STATEMENT

Octave Specialty Group, Inc. 40 Wall Street New York, NY 10005 Tel: 212.658.7470

April 10, 2026

To Our Fellow Stockholders:

It is our pleasure to invite you to our 2026 Annual Meeting of Stockholders to be held on May 28, 2026 at 11:00 a.m. (Eastern Time). The meeting will be conducted in a virtual only format. Stockholders can participate from any geographic location with internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/OSG2026. Please refer to the General Information - Participating in the Annual Meeting section of the Proxy Statement for more details.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice of Internet Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request them. The Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit your proxy over the internet. If you want more information, please see the General Information section of this Proxy Statement or visit the Annual Meeting of Stockholders section of our Investor Relations website at http://octavegroup.com/investor-relations.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by phone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Internet Notice you received in the mail.

Thank you for your interest in Octave.

Sincerely,

Jeffrey S. Stein Chairman	Claude LeBlanc President and Chief Executive Officer

OCTAVE SPECIALTY GROUP, INC.
NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. (Eastern Time) on May 28, 2026

Place	The 2026 Annual Meeting of Stockholders will be conducted in a virtual format at www.virtualshareholdermeeting.com/OSG2026.* Stockholders of record will be able to vote and ask questions during the meeting through the online platform.

Items of Business	(1)
To elect seven members of the Board of Directors named in this proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

	(2)	To approve, on an advisory basis, the compensation of our named executive officers.
	(3)	To ratify the appointment of Ernst & Young LLP as Octave’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
	(4)	To approve Octave's 2026 Incentive Compensation Plan.

Adjournments and Postponements
Any action on the items of business described above will be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were an Octave stockholder as of the close of business on April 2, 2026 (Record Date). You will need proof of ownership of our common stock to enter the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Internet Notice”) you received in the mail, the section titled “General Information - Information About the Annual Meeting and Voting” in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy or voting instruction card.

By order of the Board of Directors,
Lawrence F. Metz
Senior Managing Director and General Counsel
*    Stockholders can participate from any geographic location with internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live audio webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/OSG2026. Please refer to the General Information - Participating in the Annual Meeting section of the Proxy Statement for more details.
This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 10, 2026.

Table of Contents
PROXY STATEMENT SUMMARY	1	Code of Business Conduct and Ethics	26
Performance Against Compensation Metrics	2	Board Compensation Arrangements for Non-Employee Directors	26
Key Features of Our Executive Compensation Program	4	COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY	5	EXECUTIVE COMPENSATION	30
Business Model	5	Executive Officers	30
Corporate Governance	5	Compensation Discussion and Analysis	31
Sustainability	6	Compensation Committee Report	45
Climate Change Risk	7	2025 Summary Compensation Table	46
Data Security and Privacy	7	Grants of Plan-Based Awards in 2025	48
Workplace Culture	7	Agreement with Claude LeBlanc	50
Training, Development and Well-Being of Employees	7	Agreements with Other Executive Officers	51
Philanthropy	8	Outstanding Equity Awards at 2025 Fiscal Year-End	57
GENERAL INFORMATION	9	Stock Vested in 2025	58
INCORPORATION BY REFERENCE	16	Potential Payments Upon Termination or Change-in-Control	59
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	17	Pay Ratio Disclosure	61
Board of Directors	17	Pay Versus Performance	62
Board Leadership Structure	21	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	67
Board Committees	21	THE AUDIT COMMITTEE REPORT	68
Board’s Role in Risk Oversight	23	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	70
Director Independence	24	Delinquent Section 16(a) Reports	71
Compensation Committee Interlocks and Insider Participation	24	PROPOSAL NUMBER 1	72
Consideration of Director Nominees	24	PROPOSAL NUMBER 2	73
Executive Sessions	25	PROPOSAL NUMBER 3	74
Outside Advisors	25	PROPOSAL NUMBER 4	75
Board Effectiveness	25	Appendix A	85
Corporate Governance Guidelines	26	Appendix B	87

Octave Specialty Group, Inc. | i | 2026 Proxy Statement

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement for Octave Specialty Group, Inc. (“Octave” or the “Company”) and its subsidiaries.  As it is only a summary, please review the complete Proxy Statement before you vote.

Octave Specialty Group, Inc. Fiscal Year 2025 Highlights
Performance Highlights:
The following events summarize our performance highlights for fiscal year 2025:

●	2025 was a transformational year marked by the completion of the Company’s multi‑year strategic transition and significant growth across our continuing operations:
	¡	We completed the sale of our Legacy Financial Guarantee business to Oaktree Capital Management, L.P. (“Oaktree”) for $420 million, plus an additional $4.3 million post‑closing adjustment, allowing the Company to fully exit the legacy platform and focus exclusively on Specialty P&C and Insurance Distribution, positioning the Company for long-term growth. We ended 2025 as a pure-play specialty P&C company and rebranded as Octave Specialty Group, Inc.
	¡	We acquired ArmadaCorp Capital for $250 million, further expanding the Company’s Insurance Distribution business and Accident & Health market and supplemental benefits capabilities in addition to adding meaningful product diversification.
	¡	We consolidated Pivix Specialty Insurance Services, Inc. (“Pivix”) as a majority-owned Managing General Agent and Underwriter (collectively “MGA” or “MGA/U”) following the September 1, 2025, conversion of Octave’s $3.5 million convertible note investment to equity, resulting in approximately 74% ownership.
	¡	Total revenue from continuing operations increased 6.5% for the year to $251 million.
	¡	Premium production was up 50% to $1,312 million •Insurance Distribution premiums produced were up 93% to $952 million •Specialty Property and Casualty Insurance premiums were down 6% to $360 million.
¡
Total revenue for Insurance Distribution was up 65% over the prior year.
•Organic growth was 17.6%
•Pre-tax loss to common stockholders of the Insurance Distribution business was $23.1 million vs. $8.2 million in 2024; however, Adjusted EBITDA to common stockholders was $22.5 million, up 68% from $13.4 million in 2024. See Appendix A for a reconciliation of Adjusted EBITDA to net income, the closest GAAP measure.

	¡	Executed a holding company expense reduction initiative, including reductions to the number of executive officers, executive officer compensation, Board compensation, general staff levels and the relocation of our New York headquarters.
	¡	Repositioned Everspan for future growth and profitability; growing Gross Premium Written by 34% in the fourth quarter of 2025 and achieving a loss ratio of 61.8%.
	¡	Repurchased over 3.4 million shares at a cost of nearly $30 million at an average share price of $8.72.

Octave Specialty Group, Inc. | 1 | 2026 Proxy Statement

Performance Against Compensation Metrics
Performance Against 2025 Short Term Incentive Plan Metrics. For the 2025 fiscal year, the Compensation Committee revised the Short Term Incentive Plan (“STIP”) financial performance metrics to be 100% based on financial targets that align with the Company’s go‑forward specialty platform as follows:

Performance Metric	Weighting
Adjusted EBITDA Margin(1)	40%
Annual Growth in Nominal Revenue(2)	40%
Everspan Net Combined Ratio(3)	20%
(1)After non-controlling interests (NCI) for the Insurance Distribution segment only.
(2)Includes acquisitions, de-novos and other start-up operations for the Insurance Distribution segment only.
(3)Calculated as loss ratio plus expense ratio.
The Compensation Committee set threshold, target, and maximum goals for each metric in the first quarter of 2025. Based on 2025 results relative to these goals, the STIP generated a payout of approximately 84% of target for the Continuing Officer NEOs.

2025 STIP Metrics	Metric Weight	Min	Target	Max	2025 Actual	Payout %
Adjusted EBITDA Margin (after NCI)	40.0%	9.0%	13.0%	15.0%	16.0%	200.0%
Revenue Growth	40.0%	64.0%	75.0%	100.0%	65.1%	10.0%
Everspan Combined Ratio	20.0%	102.0%	99.0%	95.0%	105.2%	—%
Weighted Payout						84.0%

Long Term Equity Compensation. In 2025, the Compensation Committee delivered the Long Term Incentive Plan (“LTIP”) awards, to the applicable NEOs, 70% in PSUs and 30% in RSUs.

Octave Specialty Group, Inc. | 2 | 2026 Proxy Statement

PSUs may be earned based 70% on Adjusted EBITDA Growth and 30% on Organic Revenue Growth over a three‑year performance period and are subject to a relative TSR (rTSR) modifier, in each case as illustrated below; if absolute TSR is negative over the performance period, The rTSR modifier is capped at 100% of target. RSUs vest in three equal annual installments (2026–2028).

2025 PSU Metrics	Metric Weight	Payout <Threshold	Threshold	Target	Maximum
Adjusted EBITDA Growth	70.0%	0.0%	50.0%	100.0%	200.0%	X	Relative TSR Percentile Rank	Multiplier
Organic Revenue Growth	30.0%	0.0%	50.0%	100.0%	200.0%		75th percentile or higher	1.20x
							25th - 75th percentile	1.00x
							25th percentile or lower	.80x
Performance of 2022 - 2024 LTIP Awards that Vested in Early 2025. PSUs granted in 2022 were measured on (i) reductions in Watch List and Adversely Classified Credits (“WLACC”) weighted at 60%, (ii) Everspan EBITDA weighted at 20% and (iii) Xchange EBITDA (“Xchange”) weighted at 20%, with an rTSR modifier. Based on results through December 31, 2024, the calculated payout was 158.3% of target, and the rTSR modifier resulted in no adjustment.

Payout Goals	Cumulative Everspan EBITDA (1) ($ in millions)	Percentage of Cumulative Everspan EBITDA Award Earned	Cumulative Xchange EBITDA(1) ($ in millions)	Percentage of Cumulative Xchange EBITDA Award Earned	Watch List & Adversely Classified Credits Outstanding(1) ($ in billions)	Percentage of Target Award Earned
Maximum	$8.5	200%	$33.3	200%	$5.3	200%
Target	4.5	100%	$26.6	100%	$6.0	100%
Minimum	$--	--%	$20.0	--%	$6.7	--%
Actual Results	$6.7	155%	$22.4	36.4%	$5.1	158.3%
(1)Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.

Octave Specialty Group, Inc. | 3 | 2026 Proxy Statement

Key Features of Our Executive Compensation Program

Compensation Aligned to Market Levels	●	Each of our Named Executive Officer’s total compensation is benchmarked against practices of comparable specialty insurance and financial services companies and reflects the Company’s size, scope, and go‑forward business model.

Rigorous Performance Metrics	●	The Company’s annual incentive program emphasizes objective, quantitative performance goals that align with the Company’s strategic priorities.
	●	Beginning in 2025, 100% of the STIP is based on the financial metrics of Adjusted EBITDA Margin (40%), Revenue Growth (40%), and Everspan Net Combined Ratio (20%).
	●	Long term incentives emphasize sustained performance: PSUs are earned based on Adjusted EBITDA Growth (70%) and Organic Revenue Growth (30%), subject to a relative TSR modifier and a negative TSR cap.

Long Term Incentive Compensation Plan features a restricted stock unit component	●	To encourage the retention and strengthen alignment with our stockholders’ interests, our LTIP includes time based restricted stock units (“RSUs”) in addition to performance stock units (“PSUs”). RSUs vest in three equal annual installments and complement the performance‑oriented PSU component of our program.

Overall, our executive compensation program continues to emphasize performance- and equity-based compensation to align management’s incentives with our stockholder interests. We maintain a strong compensation governance framework, including the Executive Stock Ownership and Retention Policy, Recoupment Policy, prohibitions on hedging or pledging Company stock under our Insider Trading Policy, no tax “gross-up” payments, and the provision of limited perquisites.

Octave Specialty Group, Inc. | 4 | 2026 Proxy Statement

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
Octave is committed to being a good corporate citizen and communicating our social responsibility efforts. Our Board of Directors, senior management team, and employees understand social responsibility is integral to our business operations and a means by which we can deliver greater value to our stakeholders. To that end, in 2025 Octave published its third amended and updated Corporate Social Responsibility Report, which highlights our corporate culture and attention to sustainability factors in our everyday decision-making and long-term strategy. See the “Sustainability” section of Octave's website, at https://Octavegroup.com/sustainability/default.aspx.
Octave's long-term success depends not only on how we execute against our strategic priorities but also how we manage our relationships with our stakeholders, the communities in which we work and our employees. For this reason, we take an integrated approach to sustained value creation and managing risk in and around our business. In 2024, Octave updated its responses to the Global Reporting Initiative (“GRI”) voluntary reporting framework and, with respect to certain investments, the “key performance indicators” promulgated by the Sustainability Accounting Standards Board (“SASB”). See the “Sustainability” section of Octave’s website, at https://Octavegroup.com/sustainability/default.aspx to review our GRI Content Index and SASB Content Index.
Business Model
Octave Specialty Group, Inc. operates two principal businesses:
•Insurance Distribution —Octave’s specialty property and casualty (“P&C”) insurance underwriting and distribution business, includes Managing General Agents and Underwriters (collectively “MGAs” or “MGA/Us”); an insurance broker; and other distribution, underwriting and related businesses. On October 31, 2025, the Company completed the acquisition of ArmadaCorp Capital, LLC and its subsidiaries (collectively, “ArmadaCorp”), a leading specialty accident and health MGA. Octave's insurance distribution platform operates in the following lines of business: property, niche specialty risk, accident & health, miscellaneous specialty, reinsurance, surety, marine & energy, specialty auto, E&S commercial package, professional lines and Directors & Officers.
•Specialty Property and Casualty Insurance — Octave's Specialty Property & Casualty Insurance program insurer business currently includes five carriers (collectively, “Everspan”). Everspan carriers have an A.M. Best rating of 'A-' (Excellent) which was affirmed on July 17, 2025.
On September 29, 2025, Octave completed the sale of its Legacy Financial Guarantee business, inclusive of Ambac Assurance Corporation (“AAC”) and its wholly owned subsidiary Ambac Assurance UK Limited to funds managed by Oaktree Capital Management, L.P.
Our 2025 corporate initiatives were governed by our corporate Mission, Vision and Values.

MISSION	VISION	VALUES
Optimize our business and its components to achieve maximum return for stockholders	Transition to a growth-oriented platform sufficiently capitalized to support businesses that are synergistic with Octave’s core competencies	Culture of respect, inclusion, collaboration and transparency
Attract, retain, and reward top performers who meet standards of excellence, integrity, and collaboration

Corporate Governance
Our Board conducts an annual review of its governance practices, committee charters and governance policies to ensure that the Company’s practices are in line with current leading practices. We are committed to a corporate governance approach that aligns the interests of management, the Board of Directors and our stockholders. In furtherance of this approach, in the Fall of 2025 our investor relations department reached out to stockholders representing approximately 44% of our outstanding common stock to offer a meeting with the Chairman of the Board and our Compensation Committee Chair. The purpose of the meetings was to solicit feedback on our executive compensation program and corporate governance approach.

Octave Specialty Group, Inc. | 5 | 2026 Proxy Statement

Octave's corporate governance practices drive accountability to stockholders
Independent Oversight and Leadership
✓ 6 out of 7 directors independent
✓ Limited additional current Board obligations (no director sits on more than 3 other public company boards), allowing for focus on the execution of Octave's strategy
✓ Separate Chairman and CEO roles
✓ Average tenure of 7.2 years for continuing directors (vs. S&P average of 7.8)
✓ Added two new directors in 2023, and a total of four new independent directors, including three women, in the last nine years with a focus on core skills and experience, as well as diversity

Emphasis on Stockholder Rights	✓ No classified board - all directors elected annually ✓ No stockholder rights plan

Stockholder Engagement	✓ Actively engaged with stockholders on corporate governance issues, including Board diversity ✓ Track record of proactive, ongoing stockholder dialogue

Our current slate of continuing directors is comprised of individuals with diverse skill sets which are necessary in light of the unique nature of Octave’s business. Four of our director nominees self-identify as men, three self-identify as women, and one director nominee self-identifies as Hispanic.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Ian Haft		✓		✓	✓
Lisa G. Iglesias			✓	✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
Kristi A. Matus		✓	✓	✓	✓
Michael D. Price	✓		✓	✓
Jeffrey S. Stein	✓			✓	✓	✓
_____________________________________
Sustainability
We have designed the following governance structure to manage Octave’s approach to sustainability:
•Board of Directors: Primary oversight of sustainability issues has been assigned to the Governance & Nominating Committee, which oversees strategy and public reporting.
•Executive Leadership Sponsors: Octave's CEO, General Counsel and Group Chief Operating Officer provide direction on sustainability strategy and public reporting.
•Management Committee: Senior leaders from Legal, Human Resources, and Investor Relations meet as necessary to drive decision-making, accountability and ownership of reporting and policy initiatives.
•Employees: Octave’s commitment to sustainability is firm-wide and includes input and participation from employees across the organization.

Octave Specialty Group, Inc. | 6 | 2026 Proxy Statement

Octave published its third amended and updated Corporate Social Responsibility Report in 2025 and updated its responses to the GRI voluntary reporting framework and, with respect to certain investments, the “key performance indicators” promulgated by SASB. See the “Sustainability” section of Octave's website.
Climate Change Risk
The Company considers climate risk as it may impact the exposures we insure and the investments we make. As such, the Company’s climate risk is monitored by its Enterprise Risk Management Committee for the primary purposes of both assessing the potential impact of climate change on the Company’s business operations and overseeing the implementation of controls to mitigate this risk to acceptable levels. Currently, climate change risk is not deemed a material risk to Octave and, as the business continues to transform, climate change risk materiality will be monitored through its Enterprise Risk Management process, which takes input from various business units.
Data Security and Privacy
Octave relies on digital technology to conduct its businesses and interact with internal and external parties. With this reliance on technology comes associated security risks. We maintain an information security program that is designed to protect and preserve the confidentiality, integrity and availability of information located on our systems.
Risk awareness is an important component of Octave’s cybersecurity program. We require all of our employees to participate in cybersecurity awareness training at the time of onboarding and on an annual basis. The training is designed to educate employees about cyber risk and help them identify and avoid potential threats. We also regularly test employee awareness through simulated phishing exercises. Octave also engages third-party consultants to conduct penetration tests and periodic risk assessments to identify any potential technical security vulnerabilities.
Given the ongoing proliferation of cyber threats, we continue to mature our defense capabilities with enhanced monitoring of our computer systems for potential new threats. We also leverage the use of multi-factor authentication, which is designed to provide an additional layer of defense against unauthorized access to our systems.
Octave’s business operations also rely on the continuous availability of its computer systems. We maintain and test our disaster recovery plan and report results to senior management and our Board of Directors. The Board of Directors oversees the risk management process and engages with management on risk management issues, including cybersecurity risks.
We also maintain a cyber incident response plan that outlines the appropriate processes and procedures for incident management (including minimizing impact, investigating, and remediating root cause) and complying with applicable legal requirements (including timely and accurate reporting of any required cybersecurity or privacy incident).
Octave and its subsidiaries are subject to numerous laws and regulations in a number of jurisdictions regarding its information systems, particularly with regard to certain personal information. We have implemented measures to prevent access to personal information on our system. Octave's privacy policy is available on our website.
Workplace Culture
Octave is committed to fostering, cultivating and preserving a culture of respect and teamwork. Our human capital is one of the most valuable assets we have. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only our culture, but our reputation and the Company’s achievements as well.
Training, Development and Well-Being of Employees
Developing employees professionally and personally strengthens the entire organization. Octave is committed to the professional development and personal health of its employees through established policies and events which we believe have contributed to our low 6.5% voluntary turnover ratio.
•Octave has a management development program that was instituted to identify certain rising employees to be appointed to a senior advisory team, the goal of which is to promote, retain, and incentivize talented individuals within the Company. Selected senior managers provide input and lead initiatives related to improving work environment/culture and corporate efficiencies, fostering better communication and team building.
•Professional development is encouraged for all employees with fee and tuition reimbursement.

Octave Specialty Group, Inc. | 7 | 2026 Proxy Statement

•Octave’s commitment to the health and safety of its employees was recognized by the International WELL Building Institute (IWBI) with the award of the WELL Health-Safety Rating following the successful completion of 15 core feature requirements in the following areas: Health Service Resources, Emergency Preparedness Programs, Air and Water Quality Management, Stakeholder Engagement and Communication, and Cleaning and Sanitation Procedures. The WELL Health-Safety Rating is an evidence based, third-party verified rating, focusing on operational policies, maintenance protocols, stakeholder engagement and emergency plans to address health and safety-related issues.
•Health and wellness training events are held regularly including financial wellness seminars.
Philanthropy
•Octave supports many charities, both domestic and abroad and we have a paid time off employee volunteering program, promoting and providing opportunities for employees to volunteer for causes that benefit our communities.
•Since 2017 Octave has supported, financially and via management board service, Self Help Africa, a leading international development charity, dedicated to ending hunger and poverty in rural Africa. Self Help Africa's work spans several areas across nine African countries including, among other things, agriculture and nutrition, micro finance, gender equality and climate change.
•For over 20 years, Octave has supported, both financially and through volunteer work, The Children's Village. The Children’s Village was founded in 1851, and today, their mission remains to work in partnership with families to help society’s most vulnerable children so that they become educationally proficient, economically productive, and socially responsible members of their communities.
_____________________________________

Octave Specialty Group, Inc. | 8 | 2026 Proxy Statement

OCTAVE FINANCIAL GROUP, INC.
40 Wall Street
New York, New York 10005

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proxy Materials
Why did I receive these Proxy Materials?
The Board of Directors of Octave Specialty Group, Inc. (“Octave” or the “Company”) has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Octave’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on May 28, 2026 at 11:00 a.m. (Eastern Time). The meeting will be conducted in a virtual format only. Stockholders can participate from any geographic location with internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/OSG2026. Please refer to the Participating in the Annual Meeting section of the Proxy Statement for more details. As a stockholder, you are invited to participate in the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2025 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Internet Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy on the internet, by phone or by mail. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.
What is included in the proxy materials?
The proxy materials (collectively, “Proxy Materials”) include:
•Our Proxy Statement for the 2026 Annual Meeting of Stockholders;
•Our 2025 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and
•The proxy card or a voting instruction card for the Annual Meeting.

Octave Specialty Group, Inc. | 9 | 2026 Proxy Statement

How can I access the Proxy Materials over the internet?
The Internet Notice, proxy card or voting instruction card will contain instructions on how to:
•View our Proxy Materials for the Annual Meeting on the internet and vote your shares; and
•Instruct us to send our future Proxy Materials to you electronically by email.
Our Proxy Materials are available at www.proxyvote.com.
Choosing to receive your future Proxy Materials by email will save us the cost of printing and mailing documents to you and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy Materials by email will remain in effect until you terminate it.
What information is contained in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting and details regarding the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.
Why did I only receive one set of materials when there is more than one stockholder at my address?
If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Proxy Materials or Internet Notice. Stockholders who do not receive a separate copy of our Proxy Materials or Internet Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Proxy Materials or Internet Notice via the internet, phone or email, as outlined above. Upon such request we shall furnish such copy, or additional copies, promptly. Stockholders who share an address and receive multiple copies of our Proxy Materials or Internet Notice may also request to receive a single copy by writing to our Investor Relations Department, Octave Specialty Group, Inc., 40 Wall Street, New York, New York 10005.
Voting Information
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
•    The election of seven directors named in this proxy statement to our Board of Directors.
•To approve, on an advisory basis, the compensation of our named executive officers.
•    The ratification of the appointment of Ernst & Young LLP as Octave’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
•To approve Octave's 2026 Incentive Compensation Plan.
We will also consider any other business that properly comes before the Annual Meeting.
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:
✓    “FOR” each of its nominees to the Board of Directors.
✓    “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
✓    “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2026 fiscal year.
✓    “FOR” the approval of Octave's 2026 Incentive Compensation Plan.
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Lawrence F. Metz and Reid Powell, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Octave Specialty Group, Inc. | 10 | 2026 Proxy Statement

What shares can I vote?
Each share of Octave common stock issued and outstanding as of the close of business on the Record Date for the 2026 Annual Meeting of Stockholders is entitled to be voted with respect to all items on which stockholders may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had 45,013,592 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. The voting rights of certain substantial holders of common stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of our common stock) will be entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of our outstanding common stock. This restriction does not apply if the acquisition or ownership of common stock has been approved, whether before or after such acquisition or first time of ownership, by the relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by Octave. Our certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of a transfer of shares (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder or (ii) the percentage stock ownership interest in our shares of any five-percent stockholder (including a group of persons treated as a five-percent stockholder) shall be increased.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Octave stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name.
How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record or held beneficially in street name may be voted by you in person at the Annual Meeting or by proxy. Even if you plan to participate in the virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without participating in the virtual Annual Meeting. You can vote by proxy over the internet or by phone by following the instructions provided in the Internet Notice, or, if you requested to receive printed Proxy Materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.
•You may submit your proxy by using the internet. The address of the website for submitting your proxy via the internet is www.proxyvote.com for both registered holders and beneficial owners of our common stock holding in street name. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 27, 2026. Easy-to-follow instructions allow you to submit your proxy and confirm that your instructions have been properly recorded.
•You may submit your proxy by calling. The phone number for submitting your proxy by phone is 1-800-690-6903. Submitting your proxy by phone is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on
May 27, 2026.

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•You may submit your proxy by mail. As a result of implementing “Notice and Access,” you may request to receive printed copies of Proxy Materials by mail or electronically by email by following the instructions provided in the Internet Notice. You may submit your request in writing to our Corporate Secretary at Octave Specialty Group, Inc., 40 Wall Street, New York, New York 10005 (or you can send an email to corporatesecretary@octavegroup.com). Once you receive your Proxy Materials, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. You may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the applicable deadline for each method), (ii) providing a written notice of revocation to Octave’s Corporate Secretary at Octave Specialty Group, Inc., 40 Wall Street, New York, New York 10005 (or sending a copy via email to corporatesecretary@octavegroup.com), prior to your shares being voted, or (iii) participating in the virtual Annual Meeting and casting a vote. Participation in the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast a vote at the virtual Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to parties other than Octave, except:
•As necessary to meet applicable legal requirements;
•To allow for the tabulation and certification of votes; or
•To facilitate a proxy solicitation.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of Octave’s shares of common stock outstanding as of the Record Date will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.
How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to the election of directors, you may:
•vote “FOR” each of the seven nominees for director;
•vote “AGAINST” each of the seven nominees for director; or
•“ABSTAIN” from voting on each of the seven nominees for director.
Our directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” a director; abstentions are not counted as votes cast either “FOR” or “AGAINST.” If an incumbent director in an uncontested election does not receive a majority of votes cast FOR such incumbent’s election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board is required to determine whether to accept or reject the resignation, or what other action should be taken, within 90 days of the date of the certification of election results. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. There are no cumulative voting rights associated with any of Octave's common stock.

Octave Specialty Group, Inc. | 12 | 2026 Proxy Statement

How may I vote for the non-binding advisory resolution regarding executive compensation, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the approval of the non-binding resolution regarding executive compensation;
•vote “AGAINST” the approval of the non-binding resolution regarding executive compensation; or
•“ABSTAIN” from voting on the proposal.
In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to our Board of Directors, but will not be binding. However, our Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.
How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the ratification of the accounting firm;
•vote “AGAINST” the ratification of the accounting firm; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions are not counted as either votes cast “FOR” or “AGAINST” this proposal.
How may I vote for the proposal to approve Octave's 2026 Incentive Compensation Plan, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the proposal to approve Octave's 2026 Incentive Compensation Plan;
•vote “AGAINST” the proposal to approve Octave's 2026 Incentive Compensation Plan; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions are not counted as either votes cast “FOR” or “AGAINST” this proposal.
What are broker non-votes, and how are broker non-votes and abstentions counted when tabulating votes?
If you hold shares beneficially in street name and do not vote your shares as described in this Proxy Statement, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Ernst & Young LLP as Octave’s independent registered public accounting firm for the fiscal year ending December 31, 2026. In tabulating the voting result for any “non-routine” proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Likewise, abstentions are not counted as either votes cast “FOR” or “AGAINST” and will not affect the outcome of any matter being voted on at the Annual Meeting. We do not expect there to be any broker non-votes with respect to the proposal to ratify the appointment of Ernst & Young LLP as Octave’s independent registered public accounting firm for the fiscal year ending December 31, 2026 because the proposal is considered “routine.”
Brokers may not vote your shares on the election of directors, certain executive compensation matters, or certain corporate governance matters in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Octave Specialty Group, Inc. | 13 | 2026 Proxy Statement

Who will bear the cost of soliciting votes for the Annual Meeting?
Octave pays the entire cost of preparing, assembling, printing, mailing, and distributing the Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by phone, you are responsible for any phone charges you may incur. In addition to the mailing of these Proxy Materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Octave has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the proxy solicitation process. D.F. King will be paid a fee of approximately $16,000, plus additional fees for additional services at D.F. King’s reasonable and customary rates, plus reimbursements for costs and expenses incurred by D.F. King.
What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Lawrence F. Metz or Reid Powell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason, any of the nominees for director included in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final voting results in the Annual Meeting of Stockholders section of our Investor Relations website at http://www.octavegroup.com. We will also disclose the final voting results on a Current Report on Form 8-K filed with the SEC within four business days following the date on which the Annual Meeting concludes.
Participating in the Annual Meeting
How can I participate in the Annual Meeting?
We are conducting a virtual Annual Meeting so our stockholders can participate from any geographic location with internet connectivity. Participation opportunities are reasonably comparable to those provided at in-person meetings.We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
•To participate in the Annual Meeting, including to vote at the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/OSG2026 and enter the 16-digit control number found on the Internet Notice or on the proxy card or voting instruction form provided to you with this Proxy Statement.
•Whether or not you plan to participate in the virtual Annual Meeting, it is important that your shares be represented and voted. We encourage you to access www.proxyvote.com or call 1-800-690-6903 and vote in advance of the Annual Meeting.
•Stockholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/OSG2026. We will respond as practical to questions during the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.
•We encourage you to access the Annual Meeting before it begins. Online check-in will be available at www.virtualshareholdermeeting.com/OSG2025 approximately 15 minutes before the meeting starts on May 28, 2026. If you have difficulty accessing the meeting, please call the support lines available on the meeting platform. We will have technicians available to assist you.
Do directors attend the Annual Meeting?
It is currently expected that all of our continuing directors will participate in the virtual Annual Meeting of Stockholders. All seven of our directors who were on the Board last year participated in the virtual 2025 Annual Meeting of Stockholders.

Octave Specialty Group, Inc. | 14 | 2026 Proxy Statement

How can I find out if I am a stockholder of record entitled to vote?
A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by stockholders of record for a period of at least ten days before the Annual Meeting during ordinary business hours at our principal executive offices at 40 Wall Street, New York, New York 10005.
Other Questions Related to the Meeting or Octave
Who will serve as inspector of elections?
The inspectors of election will be representatives from Broadridge Financial Solutions, Inc.
How can I contact Octave’s transfer agent?
Contact our transfer agent by either writing to Computershare Inc., PO Box 505000, Louisville, KY 40233, or 462 South 4th Street, Suite 1600, Louisville, KY 40202, by telephoning 1-800-662-7232 or via the web at www.computershare.com/investor.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact Reid Powell, Corporate Secretary, at (212) 208-3241 or by email at corporatesecretary@octavegroup.com. If you have any questions about your investment in Octave common stock, please contact Octave's Investor Relations department at (212) 208-3277 or email ir@octavegroup.com.
How can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with Octave’s Board by writing to Octave’s Corporate Secretary at Octave Specialty Group, Inc., 40 Wall Street, New York, New York 10005 or by sending an email to Octave’s Corporate Secretary at corporatesecretary@octavegroup.com. Octave’s Corporate Secretary will then forward your questions or comments directly to the Board.
Please note that material that is directly or indirectly hostile or threatening, illegal or otherwise unsuitable will not be forwarded to our Board. Any communication that is relevant to Octave’s business and is not forwarded will be retained for one year and will be made available to our independent directors on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Octave management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
For Stockholder Proposals that are to be included in our Proxy Statement under Rule 14a-8. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if a stockholder wants Octave to include a proposal in our proxy statement and form of proxy for presentation at our 2027 Annual Meeting of Stockholders (other than a proposal relating to the nomination of a specific individual for election to our Board of Directors), the proposal must be received by us at our principal executive offices at 40 Wall Street, New York, New York 10005, not later than December 11, 2026. The proposal must be sent to the attention of our Corporate Secretary, and must comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision). In addition to satisfying the requirements set forth in our by-laws, and in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the Company with notice that complies with Rule 14a-19 under the Exchange Act by March 29, 2027.
Other Proposals and Nominations. Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our next annual meeting in 2027 may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Octave Specialty Group, Inc. no earlier than the close of business on February 27, 2027, and not later than March 29, 2027, except if the date of our next annual meeting is not within 30 days before or after the anniversary of our 2026 Annual Meeting of Stockholders, such notice must be delivered no earlier than the 90th day before our 2027 Annual Meeting of Stockholders and no later than the later of the 60th day before our 2027 Annual Meeting of Stockholders and the

Octave Specialty Group, Inc. | 15 | 2026 Proxy Statement

15th day following the day on which public announcement of the date of our 2027 Annual Meeting of Stockholders is first made by the Company. The notice must set forth and describe the information required by Article II of our by-laws.
These advance notice and information requirements are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above-referenced by-law provisions, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Octave under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Octave Specialty Group, Inc. | 16 | 2026 Proxy Statement

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Board of Directors
The Board oversees the business of Octave and monitors the performance of management. Addressing the issues and the challenges associated with overseeing Octave's businesses in specialty property and casualty insurance and insurance distribution, requires a high level of focus, time commitment and engagement from our directors. The Board meets approximately five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met fourteen times in 2025. Outside of formal meetings, directors frequently engage with management concerning Octave’s business and strategies. In 2025, each director attended all of meetings of the Board and any committees on which he or she served. All of our current directors previously served as directors of Ambac Assurance Corporation (“AAC”) until September 29, 2025, which involved different work streams and considerations than their directorships at OSG.
Directors
The names of our continuing directors, and their ages, positions, and biographies as of the date of this proxy statement are set forth below. There are no family relationships among any of our directors or executive officers.

				Committee Membership
Name	Director Since	Age	Independent	Audit	Compensation	Governance and Nominating	Strategy
Ian D. Haft	2016	55	●	▼ è			●
Director
Lisa G. Iglesias	2021	59	●	● è		▼
Director
Joan Lamm-Tennant	2018	72	●		●	●	▼
Director
Claude LeBlanc	2017	59
President and Chief Executive Officer and Director
Kristi A. Matus	2023	57	●	● è	▼
Director
Michael D. Price	2023	59	●	● è	●		●
Director
Jeffrey S. Stein	2013	55	●			●
Chairman of the Board
▼ Chairman ● Member è Audit Committee Financial Expert
Our current slate of continuing directors and director nominees is currently comprised of individuals with diverse skill sets, which are necessary in light of the unique nature of Octave’s business. Three of our director nominees self-identify as women; four of our director nominees self-identify as men; and one of our director nominees self-identifies as Hispanic.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Ian D. Haft		✓		✓	✓
Lisa G. Iglesias			✓	✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
Kristi A. Matus		✓	✓	✓	✓
Michael D. Price	✓		✓	✓
Jeffrey S. Stein	✓			✓	✓	✓

Octave Specialty Group, Inc. | 17 | 2026 Proxy Statement

Ian D. Haft
Mr. Haft has been a director since March 28, 2016. In 2025, he was appointed Chief Financial Officer of Flag & Anthem LLC, a lifestyle brand and apparel company. Prior to Flag & Anthem LLC, Mr. Haft served as Chief Financial Officer of ZATV Inc. after it acquired Electric Monster Media, Inc, in 2024, where Mr. Haft had served as Chief Financial Officer and a member of the board of directors since 2021. Both companies operate in the digital media space. Mr. Haft is also Chief Executive Officer of Surgis Capital LLC, an investment manager and consulting firm he founded in 2018. From 2009 until 2017, Mr. Haft was a founding partner and Vice President and Secretary of Cornwall Capital Management LP (“Cornwall”), an investment manager. At Cornwall, Mr. Haft previously held the positions of Chief Financial Officer (until November 2011) and Chief Operating Officer and Chief Compliance Officer (until the end of 2015). Mr. Haft was also a member of Cornwall GP, LLC, the general partner of Cornwall Master LP. Prior to joining Cornwall, Mr. Haft was a Principal at GenNx360 Capital Partners, a private equity fund, from 2008 to 2009. From 2002 to 2008, Mr. Haft was a Senior Associate and then Vice President (from 2004) at ACI Capital Co., LLC, where he focused on middle market leveraged buyouts and growth equity investments on behalf of two private equity funds. Mr. Haft began his career at The Boston Consulting Group in 1993 and was also employed by Merrill Lynch & Co. and The Blackstone Group prior to joining ACI Capital in 2002. Mr. Haft served as member of the board of directors of Keweenaw Land Association from 2018 until 2021. Mr. Haft graduated magna cum laude with a BA in economics and mathematics from Dartmouth College in 1993 and he received a JD and MBA from Columbia University in 2000. Mr. Haft has extensive experience working with companies of all sizes and identifying, understanding and utilizing areas of value creation.
Experience, Qualifications and Skills:
Mr. Haft has over twenty years of experience working in alternative asset management, investment banking and management consulting and has served on the boards of three public companies and ten private companies. Through this experience, he has developed strong capabilities in business strategy, strategic analysis of industries and companies, mergers and acquisitions, valuation, debt and equity financing, derivatives and hedging, financial controls and regulatory compliance. Mr. Haft’s background and experience make him well-qualified to serve on our Board of Directors and its Strategy Committee, and to chair the Audit Committee.
Lisa G. Iglesias
Ms. Iglesias has been a director since August 4, 2021. She is currently the Executive Vice President, General Counsel of Unum Group, an insurance company, a position she has held since January 2015. As the General Counsel of Unum Group, Ms. Iglesias has overall responsibility for the legal affairs of Unum, and heads a team of lawyers handling transactions, finance and investments, SEC reporting, corporate governance, regulatory matters and relationships, compliance and complex litigation. She also oversees Unum Group’s Internal Audit and Aviation functions. Prior to joining Unum Group, Ms. Iglesias served as Senior Vice President, General Counsel and Secretary of WellCare Health Plans, Inc., a managed care company, from February 2012 to December 2014, having first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel. Prior to that, she served as General Counsel and Corporate Secretary for Nordstrom, Inc., a fashion specialty retailer, from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation, a recruiting and staffing company, from 1999 to 2007. Earlier in her career Ms. Iglesias was an SEC and Mergers & Acquisitions attorney with the law firm of Greenberg Traurig from 1994 to 1998 and a tax CPA with KPMG Peat Marwick from 1989 to 1991. Ms. Iglesias serves on the board of the Public Education Foundation of Chattanooga, Tennessee. Ms. Iglesias received her bachelor’s and master’s degrees in accounting from the University of South Florida, and her law degree from the University of Miami. Honors and awards include receiving the 2025 Legends in Law Award, and being named in Latino Leaders magazine as one of the Top Latinos in Corporate America in 2022 and 2020 and one of the Top Latino Lawyers in 2018. In 2014 Ms. Iglesias was named one of the Top Women Legal officers in Corporate Counsel magazine.
Experience, Qualifications and Skills:
Ms. Iglesias has over thirty years of experience in finance and investments, risk management, corporate governance, regulatory matters, compliance, privacy, government affairs and litigation. Ms. Iglesias’ legal, finance and risk management experience make her well-qualified to serve on our Board of Directors and its Audit Committee, and to chair the Governance and Nominating Committee.

Octave Specialty Group, Inc. | 18 | 2026 Proxy Statement

Joan Lamm-Tennant
Ms. Lamm-Tennant has been a director since March 1, 2018. She is the independent Chair of the Boards of Directors of Equitable Holdings, Inc. and AllianceBernstein Holdings L.P. Ms. Lamm-Tennant was the Founder of Blue Marble Microinsurance, and from January 2016 to June 2020 served as its Chief Executive Officer. Blue Marble Microinsurance is a corporation formed by a consortium of eight insurance entities for the purpose of developing service ventures enabling the insurers to enter the micro-insurance market. Previously, Ms. Lamm-Tennant was the Global Chief Economist and Risk Strategist of Guy Carpenter & Company, LLC, the reinsurance and risk advisory operating company of Marsh & McLennan Companies. Prior to joining Guy Carpenter in 2007, Ms. Lamm-Tennant was the founding President of General Reinsurance Capital Consultants.  She was an Adjunct Professor at the Wharton School, University of Pennsylvania from September 2005 to May 2016 and held the Laurence and Susan Hirsch Chair in International Business. Ms. Lamm-Tennant was a tenured Professor at Villanova from September 1989 to May 2000 and was awarded the Thomas Labrecque Chair Professorship in Business in 1999. She currently serves on the Board of Equitable Holdings, Inc., AllianceBernstein Holdings L.P., and Element Fleet Management Corp.  Ms. Lamm-Tennant is the Executive Expert on Resilience and Sustainability for the International Insurance Society and author / commentator on environment, social and governance matters. She holds a Ph.D. in Finance and Investments from the University of Texas, Austin; an M.B.A. in Finance from St. Mary's University, San Antonio, Texas and a B.B.A. with Honors in Accounting from St. Mary's University, San Antonio, Texas.
Experience, Qualifications and Skills:
Ms. Lamm-Tennant has over forty years of finance, and risk management experience in the insurance industry. She served as a risk strategist for Marsh & McLennan and formalized the enterprise-wide risk oversight function resulting in the appointment of a Chief Risk Officer and a dedicated Board Risk Committee. Her expertise in emerging market strategy, enterprise risk modeling, implementation of risk-based decision processes and high value strategies resulting in capital efficiencies and profitable growth make her well-qualified to serve on our Board of Directors and its Compensation Committee and Governance and Nominating Committee, and to chair the Strategy Committee.
Claude LeBlanc
Mr. LeBlanc is a director, President and Chief Executive Officer of Octave. He has held these positions since joining Octave in January 2017. In the last nine years, Mr. LeBlanc has led Octave through the restructuring and sale of the legacy financial guarantee business and over the past five years, the holistic transformation of the Company into a leading specialty property and casualty insurance platform. Previously, Mr. LeBlanc was the Chief Financial Officer and Chief Restructuring Officer of Syncora Holdings Ltd. from 2010 through 2016, and from 2006 to 2009 he held the position of Executive Vice President. During this period, Mr. LeBlanc led the successful global restructuring of Syncora. Prior to joining Syncora, Mr. LeBlanc served as Senior Vice President of Corporate Development and Strategy and as a member of the Executive Management Group for XL Capital Ltd. He began his career at PricewaterhouseCoopers, where he advised on mergers and acquisitions, corporate restructurings, and transaction advisory. Mr. LeBlanc holds a BA in Economics from York University, a BComm from the University of Windsor and an MBA from the Schulich School of Business. He is a Chartered Accountant and Certified Public Accountant. Mr. LeBlanc is a member of the Schulich School of Business Dean’s Global Council; the Dean’s Strategic Council; and the Tech MBA Advisory Council. He previously served on the Board of Maiden Holdings, Ltd. until May 2021.
Experience, Qualifications and Skills:
Mr. LeBlanc has more than thirty years of experience in the financial services sector and during that period has held a number of executive leadership roles overseeing strategy, capital management, corporate development, and risk management. Mr. LeBlanc’s extensive property and casualty experience makes him a valued officer and member of our Board of Directors.
Kristi A. Matus
Ms. Matus has been a director since June 22, 2023. She is the Chair of the Board of Directors of Cerence, Inc. From October 2020 until July 2022, she was the Chief Financial Officer and Chief Operating Officer of Buckle Agency LLC, a digital financial services company which provides insurance products and solutions for the rapidly growing ride-share and delivery segment and is a strategic partner for MGAs. Ms. Matus was an Executive Advisor for Thomas H. Lee Partners L.P. from 2017 to 2020, advising the senior team within the healthcare IT portfolio on strategy, talent, and team integration prior to an acquisition. From 2014 to 2016, Ms. Matus served as Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc. (“athenahealth”), a company partnering with healthcare organizations across the care continuum to drive clinical and financial results through technology, insight, and expertise. Prior to joining athenahealth, Ms. Matus served as

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Executive Vice President and Head of Government Services of Aetna, Inc. (“Aetna”) managing the Medicare, Medicaid, public and labor and Federal employee health plans. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association (“USAA”), including Executive Vice President and Chief Financial Officer. She began her career at Thrivent, where she held various financial and operational roles for over a decade.
Experience, Qualifications and Skills:
Ms. Matus has over thirty years of experience in finance, risk management and corporate governance in the insurance and technology industry. Ms. Matus’ leadership skills developed through her roles at Buckle, athenahealth, Aetna and USAA make her well-qualified to serve on our Board of Directors and to chair its Compensation Committee and serve on the Audit Committee.
Michael D. Price
Mr. Price has been a director since June 22, 2023. Mr. Price served as President and Chief Executive Officer of Platinum Underwriters Holdings, Ltd. from 2005 until its acquisition by RenaissanceRe Holdings Ltd in 2015. Platinum Underwriters Holdings provided property and casualty reinsurance coverages to insurance and select reinsurers worldwide. Prior to that, he served briefly as Platinum’s Chief Operating Officer and was President of Platinum US from 2002 until 2005. Mr. Price was Chief Underwriting Officer of Platinum’s predecessor, the former reinsurance segment of The St. Paul Companies, Inc. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., a leading global MGU of aviation insurance and risk management solutions. Earlier in his career, he held progressively senior roles within other companies in the property and casualty insurance industry. Mr. Price is a Fellow of the Casualty Actuarial Society and holds the Financial Risk Manager designation of the Global Association of Risk Professionals. Mr. Price was a member of the Board of Directors of The Hanover Insurance Group, Inc. from July 2017 until May 2020.
Experience, Qualifications and Skills:
Mr. Price has over thirty-five years of experience in experience in finance and risk management in the insurance industry. Mr. Price’s C-Suite leadership experience as a Chief Executive Officer of a publicly traded company, as well as his knowledge of the insurance and reinsurance industries, make him well-qualified to serve on our Board of Directors and its Audit Committee, Compensation Committee and Strategy Committee.
Jeffrey S. Stein
Mr. Stein has been Chairman of the Board since January 1, 2015 and has served as a director since May 1, 2013. Mr. Stein is Co-Founder and Managing Partner of Breakpoint Partners LLC, a boutique corporate advisory and investment banking firm that provides consulting services to companies navigating complex transactions, challenging capital structures and strategic transformations. Mr. Stein provides the perspective of a successful investment professional with over 32 years of experience in both the debt and equity asset classes. Mr. Stein has substantial experience investing in the financial services industry.
Previously, from January 2010 to March 2025, Mr. Stein served as Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provided consulting services to public and private companies and institutional investors. From January 2003 through December 2009, Mr. Stein was a Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations equity asset management firm. From July 1997 to December 2002, Mr. Stein served as Co-Director of Research at The Delaware Bay Company, Inc., a boutique research and investment banking firm focused on the distressed debt and special situations equity asset classes. From September 1991 to August 1995, Mr. Stein was an Associate and Assistant Vice President at Shearson Lehman Brothers in the Capital Preservation & Restructuring Group. Mr. Stein previously served as a director on the boards of Sunnova Energy International Inc., Vertex Energy, Inc., Rite Aid Corporation, Troika Media Group, Inc., Aearo Technologies LLC, GWG Holdings Inc., Intelsat Connect Finance S.A., NMC Health plc, Westmoreland Coal Company, and Dynegy Inc. and as a board observer on the Board of TORM plc. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University.
Experience, Qualifications and Skills:
Mr. Stein is an accomplished corporate executive and director, including leadership and committee positions, of both public and private companies, who has substantial experience investing in the financial services industry. Mr. Stein has served as an Executive Chairman, Chief Executive Officer, Chief Restructuring Officer, and Liquidating Trustee and as a director on audit, compensation, corporate governance, finance, restructuring and risk committees (including as Chairman of those

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committees). In his capacity as a corporate executive and director, Mr. Stein has specifically focused on capital allocation, operating and financial performance, capital structure optimization, asset acquisitions and dispositions, corporate strategy, risk management and investor communications. As a result, Mr. Stein has a wealth of knowledge with respect to the financial, institutional and risk management issues currently facing Octave. His breadth of experience makes Mr. Stein well qualified to be Chairman of our Board, and to serve on the Governance and Nominating Committee.
Board Leadership Structure
The Company currently has a separate Chief Executive Officer and independent Board Chair. These two positions have been held by separate individuals for the last several years, with the position of Chair of the Board currently being filled by Mr. Stein and the position of Chief Executive Officer by Mr. LeBlanc. The Board believes that this structure is appropriate for Octave at this time because it encourages the free and open dialogue of competing views while providing for strong checks and balances. In addition, six out of seven of our directors are independent, and the Board believes that the independent directors provide effective oversight of management. See “Director Independence.” The Board has no fixed policy with respect to combining or separating the offices of Board Chair and Chief Executive Officer, and it believes that it is in the best interest of the Company to have the Board make this determination in the manner that it deems best for Octave and its stockholders at any given point in time.
Board Committees
The current members of each of the committees of the Board, as well as the current Chair of each of the committees of the Board, are identified in the following paragraphs. Each of the standing committees operates under a written charter adopted by the Board, which is available in the Corporate Governance section of our Investor Relations website: octavegroup.com/investor-relations/governance/governance-documents. A copy of each charter is also available to stockholders free of charge on request to our Corporate Secretary, at corporatesecretary@octavegroup.com.
Audit Committee
The Audit Committee is currently comprised of Messrs. Haft (Chairman) and Price and Mses. Iglesias and Matus. The main function of our Audit Committee is to oversee our accounting and financial reporting processes. The Audit Committee’s responsibilities include:
•    Appointing, compensating, retaining, and overseeing the work performed by our independent registered public accounting firm's engagement.
•    Approving the audit, non-audit and tax services to be performed by our independent registered public accounting firm.
•    Evaluating the experience, performance, qualifications, and independence of our independent registered public accounting firm.
•Reviewing the activities and organizational structure of the internal audit function, as well as the qualifications of its personnel.
•    Reviewing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.
•    Reviewing with management the design, operation and effectiveness of our internal controls over financial reporting and our critical accounting policies.
•    Reviewing with management our annual audited financial statements, quarterly financial statements, earnings releases and any other material press releases related to accounting or financial matters announcements.
•Reviewing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.
•    Reviewing and approving the Audit Committee report for inclusion in our annual proxy statement.
•    Reviewing our Regulation FD Policy.
•    Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

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Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of the Listing Rules of New York Stock Exchange (“NYSE”). The Board of Directors has determined that, based on each member’s professional qualifications and experience, each of the members of the Audit Committee are financially literate and that Messrs. Haft and Price and Mses. Iglesias and Matus qualify as “audit committee financial experts” as defined under the rules and regulations of the SEC. The Audit Committee regularly meets in executive session with both our independent registered public accounting firm, and internal audit, without Octave management present. The Audit Committee met six times in 2025.
Compensation Committee
The Compensation Committee is currently comprised of Mses. Lamm-Tennant and Matus (Chair) and Messrs. Haft and Price. The purpose of our Compensation Committee is to assist the Board in overseeing our compensation program. The Compensation Committee’s responsibilities include:
•    Reviewing the overall compensation principles governing the compensation and benefits of our executive officers and other employees.
•    Evaluating the performance of our Chief Executive Officer.
•    Reviewing the procedures for the evaluation of our executive officers, other than our Chief Executive Officer.
•    Reviewing and approving the selection of our peer companies to use as a reference in determining competitive compensation packages.
•    Determining all executive officer compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites).
•    Reviewing and approving the terms of any employment agreements and severance arrangements, change-in-control agreements, and any special or supplemental compensation and benefits for our executive officers and individuals who formerly served as executive officers.
•    Acting as the administering committee for our stock and bonus plans and for any equity compensation arrangements that may be adopted by Octave from time to time.
•    Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure, and based on this review and discussion, making a recommendation to include the CD&A disclosure in our annual proxy statement.
•    Preparing the annual Compensation Committee Report for inclusion in our annual proxy statement.
Each member of our Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the Listing Rules of the NYSE. The Compensation Committee met eight times in 2025.
In 2025, the Compensation Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm (“Meridian”), to assist it with benchmarking and compensation analyses, as well as to provide information and advice on executive compensation practices and determinations, including information on award design for both our Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”).
Our Chief Executive Officer will attend meetings of the Compensation Committee (other than executive sessions) and express his view on the Company’s overall compensation philosophy. Following year-end, the Chief Executive Officer makes recommendations to the Compensation Committee as to the total compensation package (salary, and STIP and LTIP awards) to be paid to each of our executive officers.
Our Executive Vice President and Group Chief Operating Officer serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chair in setting the agenda and gathering the requested supporting material for each Compensation Committee meeting. Our Corporate Secretary serves as secretary to the Compensation Committee.
Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of Mses. Iglesias (Chair) and Lamm-Tennant and Mr. Stein. Our Governance and Nominating Committee’s purpose is to assist our Board of Directors in identifying individuals

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qualified to become members of our Board of Directors based on criteria set by our Board of Directors, to oversee the evaluation of the Board of Directors and management, and to develop and update our corporate governance principles. The Governance and Nominating Committee’s responsibilities include:
•    Evaluating the composition, size, organization, and governance of our Board of Directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.
•    Periodically reviewing the standards for director independence and providing the Board with an assessment of which directors should be deemed independent.
•    Determining the criteria for Board membership.
•    Overseeing policies and practices relating to environmental, social, and governance matters relevant to the Company.
•    Overseeing the process for the self-evaluation of the Board and its committees.
•    Reviewing and recommending to our Board of Directors the compensation of our non-employee directors.
•    Reviewing plans for the succession of our executive officers.
•    Reviewing and approving related party transactions according to our Related Party Transaction Policy.
•    Administering a procedure to consider stockholder recommendations for director nominees.
•    Evaluating and recommending candidates for election or re-election to our Board of Directors, including nominees recommended by stockholders.
•    Reviewing periodically Octave’s Code of Business Conduct and Ethics and compliance therewith.
Our Board of Directors has determined that each of the directors serving on our Governance and Nominating Committee is independent within the meaning of the Listing Rules of the NYSE. The Governance and Nominating Committee met five times in 2025.
Strategy Committee
The Strategy Committee is currently comprised of Ms. Lamm-Tennant (Chair) and Messrs. Haft and Price, and its responsibilities include:
•Reviewing and making recommendations to the Board regarding strategic plans and initiatives, including potential material investments in joint ventures, mergers, acquisitions and other business combinations.
•Reviewing, evaluating and making recommendations to the Board regarding solicited or unsolicited strategic transactions, opportunities and alternatives involving the Company or the interest of the Company in any direct or indirect subsidiary.
The Strategy Committee met five times in 2025.
Board’s Role in Risk Oversight
Among other things, the Board is responsible for understanding the risks to which Octave is exposed, overseeing management's strategy to manage these risks, and measuring management's performance against the strategy.
Our management team is responsible for managing the risks to which Octave is exposed and reports on such matters to the Board and to the relevant committees of the Board depending on the nature of the risk, as described below.
The Audit Committee oversees the management of risk associated with the integrity of our financial statements and our compliance with legal and regulatory requirements. In addition, the Audit Committee reviews policies and procedures with respect to risk assessment and risk management, including major financial risk exposure and the steps management has taken to monitor and control such exposures. The Audit Committee reviews with management, our internal auditors, and our independent registered public accounting firm Octave's critical accounting policies, the system of internal controls over financial reporting and the quality and appropriateness of disclosure and content in the financial statements and other external financial communications.

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The Compensation Committee oversees the management of risk primarily associated with (i) our ability to attract, motivate and retain high-quality and talented employees, particularly executives; and (ii) compensation structures that might lead to undue risk taking.
The Governance and Nominating Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality directors, our corporate governance and sustainability programs and practices and our compliance therewith. Additionally, the Governance and Nominating Committee establishes a framework for the Board and each of its committees to conduct an annual self-evaluation process and ensures that risk management effectiveness is a part of this evaluation. The Governance and Nominating Committee also performs oversight of the business ethics and compliance program by conducting an annual review and assessment of our Code of Business Conduct and Ethics.
The Strategy Committee oversees the management of risk and risk appetite primarily with respect to strategic plans and initiatives.
The full Board also receives quarterly updates from Board committees and the Board provides guidance to individual committee activities as appropriate.
Director Independence
The Governance and Nominating Committee annually reviews the relationships that each director has with Octave. In conducting this review, the Committee considers all relevant facts and circumstances, including any consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance and Nominating Committee may determine from time to time. Following such annual review, the Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Octave and otherwise satisfy the criteria for director independence established by the committee are considered independent directors.
Based on the review and recommendation of the Governance and Nominating Committee, the Board has determined that none of Messrs. Haft, Price or Stein, or Mses. Iglesias, Lamm-Tennant or Matus has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of them is an independent director as defined in the Listing Rules of the NYSE. In determining the independence of our directors, the Board of Directors has adopted the independence standards specified by applicable laws and regulations of the SEC and the Listing Rules of the NYSE.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee has been an officer or employee of Octave. In 2025, each of Mses. Matus and Lamm-Tennant and Mr. Haft served as members of the Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Consideration of Director Nominees
Stockholder Recommendations and Nominees
The Governance and Nominating Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Governance and Nominating Committee seeks to achieve a balance of experience, knowledge, expertise, and capability on the Board of Directors and to address the membership criteria set forth under “Director Selection Process and Qualifications” below. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance and Nominating Committee should be sent, together with the information required by Article II of our by-laws, c/o: Octave Specialty Group, Inc., Attn: Corporate Secretary, 40 Wall Street, 55th Floor, New York, New York 10005. Stockholder nominations for directors that a stockholder wishes to have considered at a meeting of stockholders should be made in accordance with the provisions of our by-laws, as described under “Other Questions Related to the Meeting or Octave--What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.

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Director Selection Process and Qualifications
Our Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with our Corporate Governance Guidelines regarding the selection of director nominees. Pursuant to these guidelines, the Governance and Nominating Committee screens candidates and evaluates the qualifications of the persons nominated by or recommended by our stockholders for membership to our Board. The Governance and Nominating Committee also considers each candidate's time commitments, including memberships on other public company boards and board committees.
In evaluating non-incumbent candidates for the Board, the Governance and Nominating Committee reviews the composition of the Board as a whole, as well as the committees, and assesses the appropriate knowledge, experience, skills, expertise and gender and ethnic diversity in the context of the current make-up and perceived needs of the Board at the time of consideration. It also reviews the composition of the Board to ensure that it contains at least the minimum number of independent directors required by applicable law and stock exchange listing requirements. Candidates also are evaluated in light of other factors, such as those relating to service on other boards of directors and other professional commitments. We believe that it is important to have a Board that is reflective of the core values and diversity of our key constituents including our employees, clients and partners, and stockholder base.
The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee considers the current directors who have expressed an interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees who may be proposed by current directors, members of management or by stockholders are also considered. The Committee may, at Octave’s expense, engage search firms, consultants and other advisors to identify, screen and/or evaluate candidates in order to ensure that the Committee has a pool of qualified candidates with diverse experiences.
The Governance and Nominating Committee recommends director nominees who are ultimately approved by the full Board of Directors.
Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled meeting of the Board of Directors and at other times as appropriate. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, and are led by the Chairman.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors and its committees need not obtain management’s consent to retain outside advisors.
Board Effectiveness
The Governance and Nominating Committee conducted the Board's annual self-evaluation process in 2025. The effectiveness of the Board as a whole, and each of its individual committees, was assessed against the roles and responsibilities set forth in Octave's Corporate Governance Guidelines, the relevant committee charters, and best practices. Matters considered as part of the evaluation included:
•the effectiveness of discussion and debate at Board and committee meetings;
•the effectiveness of Board and committee processes and in interacting with management;
•the quality and timeliness of Board and committee agendas, and preparation of reference materials to inform the Board and committees and support effective decision making; and
•the composition of the Board and each committee, focusing on the blend of skills, experience, independence and knowledge of the group.
This self-evaluation process was managed by the Governance and Nominating Committee Chair.

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Corporate Governance Guidelines
The Corporate Governance Guidelines reflect the Board's commitment to monitor the effectiveness of policy and decision making at both the Board and management levels, with a view to enhancing long term stockholder value. The Corporate Governance Guidelines address, among other things, such topics as the role of directors; goals and development of long-term strategy; size of the Board; other public company Board memberships; Board membership criteria; term limits; Board meeting procedures; and retirement policy. Octave’s Corporate Governance Guidelines can be found in the Corporate Governance section of Octave’s Investor Relations website at https://octavegroup.com/investor-relations/governance/governance-documents/.
Code of Business Conduct and Ethics
Octave has a Code of Business Conduct and Ethics which reflects the Board's commitment to maintaining strong standards of integrity for handling business situations appropriately and effectively. The Code of Business Conduct and Ethics can be found in the Corporate Governance section of Octave’s Investor Relations website at octavegroup.com/investor-relations/governance/governance-documents. Octave will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. Charters for Octave's Audit Committee, Governance and Nominating Committee, Strategy Committee and Compensation Committee are also available in the Corporate Governance section of Octave’s Investor Relations website at octavegroup.com/investor-relations/governance/governance-documents.
Board Compensation Arrangements for Non-Employee Directors
Octave's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that director compensation is reflective of the time, effort, expertise, and accountability required of board membership. The program is structured to recognize the unique nature of our business and the level of experience and oversight needed at the Board level, particularly with respect to overseeing Octave's expansion into specialty property and casualty insurance and insurance distribution.
The amount and composition of total compensation paid to our non-employee directors is considered in light of competitive compensation levels for directors in the financial services industry. In 2025, the Governance and Nominating Committee reviewed the non-employee director compensation program that was put in place for the 2024 fiscal year, including comparisons to director compensation programs at other similarly situated companies. The Governance and Nominating Committee concluded that following the sale our Legacy Financial Guarantee business to Oaktree Capital Management, L.P. (“Oaktree”) a reduction in one-year non-employee compensation was warranted. Therefore the quarterly stock compensation was reduced from $200,000 dollars annually to $150,000 dollars annually. The Committee will continue to review the compensation program for non-employee directors on an annual basis to assess whether such compensation is appropriate in light of directors’ time commitments and contributions as well as the complexity of the business.
Director Compensation Program Components
The annual compensation for non-employee directors generally consists of both a cash and equity component. The compensation components are designed to compensate members for their service on the Board of Directors and its committees, to create an incentive for continued service on the Board, and to align the interests of directors and stockholders. In furtherance of such alignment, a significant portion of each non-employee director’s annual compensation is at-risk and granted in the form of restricted stock units on the first business day of each calendar quarter. These quarterly grants vest on the one-year anniversary of the grant date, subject to accelerated vesting under certain circumstances. Restricted stock units granted that have vested will not settle and convert into shares of common stock until the director ceases to be a member of the Board of Directors of Octave, or certain other circumstances occur (such as a change in control).
Upon a non-employee director’s first appointment or election to our Board of Directors, such non-employee director will receive a one-time off-cycle pro-rata grant of restricted stock units, based on his or her expected time of service on the Board of Directors prior to the next quarterly restricted stock unit grant.

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Mandatory Director Shareholdings Requirements
To further align the interests of our Board of Directors with our stockholders, our Non-Employee Director Stock Ownership Policy requires each non-employee director to acquire and hold shares of our common stock equal to the lesser of 40,000 shares or five (5) times the director’s annual cash retainer within five years of becoming a director. This requirement may be satisfied by restricted stock unit holdings and other share acquisitions. All of our directors currently meet the ownership requirements.
Compensation for Non-Employee Directors
Our non-employee director compensation in 2025 was paid as follows:
Prior to the sale our Legacy Financial Guarantee business to Oaktree on September 29, 2025
•An annual cash retainer of $100,000, paid in monthly installments, and four quarterly grants of $50,000 of stock-based compensation, comprised of restricted stock units of Octave (rounded up to the nearest whole unit), with one year vesting from the grant date, as permitted under Octave’s 2024 Incentive Compensation Plan.
After the sale our Legacy Financial Guarantee business to Oaktree on September 29, 2025
•An annual cash retainer of $100,000, paid in monthly installments, and four quarterly grants of $37,500 of stock-based compensation beginning on October 1, 2025, comprised of restricted stock units of Octave (rounded up to the nearest whole unit), with one year vesting from the grant date, as permitted under Octave’s 2024 Incentive Compensation Plan.
Board Chair and Committee Chair fees remained unchanged
•The Chairman of the Board received an additional annual fee of $125,000; the Audit Committee Chair received an additional annual fee of $35,000; the Compensation Committee Chair received an additional annual fee of $25,000; and the chairs of each of the Governance and Nominating Committee and the Strategy Committee received an additional annual fee of $15,000.
In addition, Octave reimburses its directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings.
The following table summarizes compensation paid to non-employee directors during 2025.

Name	Year	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Ian D. Haft	2025	$135,000	$180,622	—	$315,622
Lisa G. Iglesias	2025	$115,000	$180,622	—	$295,622
Joan Lamm-Tennant	2025	$115,000	$180,622	—	$295,622
Jeffrey S. Stein	2025	$225,000	$180,622	—	$405,622
Kristi A. Matus	2025	$125,000	$180,622	—	$305,622
Michael D. Price	2025	$100,000	$180,622	—	$280,622
(1) Fees earned or paid in cash include an annual cash retainer and chairman or committee chair fees.
(2)    The value of the restricted stock units (“RSUs”) received in 2025 and reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair values of the quarterly RSUs granted to each non-employee director on January 1, 2025, April 1, 2025, July 1, 2025 and October 1, 2025 were $49,816, $47,256, $50,006 and $33,544, respectively. The number of RSUs granted on each grant date is set forth in the table below and was calculated based on an average closing price of Octave common stock on the NYSE for the immediately preceding twenty trading days prior to the grant date:

Name	January 1, 2025	April 1, 2025	July 1, 2025	October 1, 2025
Ian D. Haft	3,938	5,728	7,053	4,126
Lisa G. Iglesias	3,938	5,728	7,053	4,126
Joan Lamm-Tennant	3,938	5,728	7,053	4,126
Kristi Matus	3,938	5,728	7,053	4,126
Michael Price	3,938	5,728	7,053	4,126
Jeffrey S. Stein	3,938	5,728	7,053	4,126

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of the record date, April 2, 2026, by those known to us to beneficially own more than 5% of our common stock, by our directors and named executive officers individually and by our directors and executive officers as a group.
The percentage of shares outstanding provided in the table is based on 45,013,592 shares of our common stock, par value $0.01 per share, outstanding as of April 2, 2026. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Octave Specialty Group, Inc., 40 Wall Street, New York, New York 10005.

	Amount and Nature of Shares Beneficially Owned
Name	Number (1)	Percent of Class (2)
5% or Greater Stockholders
BlackRock Inc.(3)(6)	3,535,664	7.9%
The Vanguard Group(4)(7)	2,660,882	5.9%
Western Standard, LLC (5)(7)	2,572,446	5.7%
Jane Street Group, LLC (6)(7)	2,377,754	5.3%
Named Executive Officers, Directors and Director Nominees
Claude LeBlanc	1,666,011	3.7%
R. Sharon Smith	312,607	*
David Trick	409,075	*
Lawrence F. Metz	0	*
Ian D. Haft	140,571	*
Lisa G. Iglesias	90,977	*
Joan Lamm-Tennant	115,640	*
Kristi A. Matus	56,829	*
Michael D. Price	214,127	*
Jeffrey S. Stein	226,457	*
All executive officers and current directors as a group (10 persons)	3,232,294	7.2%
*    Beneficial ownership representing less than 1% is denoted with an asterisk (*).
(1)The share ownership listed in the table includes shares of our common stock that are subject to issuance in the future with respect to RSUs, in the following aggregate amounts: Mr. Haft, 8,650 shares; Ms. Iglesias, 8,650 shares; Ms. Lamm-Tennant, 8,650 shares; Ms. Matus, 8,650 shares; Mr. Price, 8,650 shares; and Mr. Stein, 8,650 shares. The RSUs granted to each of our non-executive directors shall not vest until one year after the grant date. RSUs that have become vested shall settle and convert into shares of common stock upon the earlier of the vesting date or the date that the non-executive director resigns from, or otherwise ceases to be a member of, the Board of Directors of the Company, unless otherwise deferred upon the election of the non-executive director. Each RSU represents a contingent right to receive one share of the Company’s common stock. RSUs granted to our directors and named executive officers that vest more than 60 days after the Record Date for voting at the Annual Meeting have not been included in the table above in accordance with SEC rules.

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(2)In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options, RSUs or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each holder of common stock as of the record date is entitled to one vote per share of common stock on all matters submitted to our stockholders for a vote.
(3)According to the Schedule 13G/A filed on October 17, 2025, BlackRock Inc. beneficially owned 3,535,664 shares of our Common Stock. BlackRock Inc. reported sole voting power with respect to 3,456,958 shares and sole dispositive power with respect to 3,535,664 shares. The address of BlackRock Inc. is 50 Hudson Yards, New York, New York 10001.
(4)According to the Schedule 13G/A filed on April 30, 2025, The Vanguard Group beneficially owned 2,660,882 shares of our Common Stock. The Vanguard Group reported shared voting power with respect to 31,024 shares, sole dispositive power with respect to 2,580,336 shares, and shared dispositive power with respect to 80,546 shares. The Vanguard Group subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis). The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)    According to the Schedule 13G filed on February 11, 2026, Western Standard, LLC beneficially owned 2,572,446 shares of our Common Stock. Western Standard, LLC reported sole voting power with respect to 2,572,446 shares, and sole dispositive power with respect to 2,572,446 shares. The address of Western Standard, LLC is 5757 Wilshire Blvd, Los Angeles, CA 90036.
(6)    According to the Schedule 13G filed on February 11, 2026, Jane Street Group, LLC beneficially owned 2,377,754 shares of our Common Stock. Jane Street Group, LLC reported shared voting power with respect to 2,377,754 shares, and shared dispositive power with respect to 2,377,754 shares. The address of Jane Street Group, LLC is 250 Vesey Street, New York, NY 10281.
(7)    See Note 1 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for description of the limitations on voting and transfer of Octave’s common stock pursuant to Octave’s Amended and Restated Certificate of Incorporation.  Octave has determined that the holdings described above do not violate the restrictions set forth in its Amended and Restated Certificate of Incorporation.

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EXECUTIVE COMPENSATION
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of April 2, 2026 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position with Octave
Claude LeBlanc	59	President and Chief Executive Officer and Director
David Trick	54	Executive Vice President, Chief Financial Officer and Treasurer
R. Sharon Smith	55	Executive Vice President and Group Chief Operating Officer
Lawrence F. Metz	53	Senior Managing Director and General Counsel
Claude LeBlanc was appointed President and Chief Executive Officer of Octave effective January 1, 2017. See full biography under “Board of Directors - Directors” above.
David Trick was named Executive Vice President of Octave in November 2016. He has served as Chief Financial Officer of Octave since January 2010 and as a Senior Managing Director from January 2010 until his appointment as Executive Vice President. Mr. Trick was interim President and Chief Executive Officer of AAC from January 2015 until March 2016. As Chief Financial Officer, Mr. Trick has executive responsibility for managing Octave’s financial affairs, including financial reporting, asset and liability management, investment management, financial planning, tax strategy, capital resources, operations, capital markets and liquidity and investor relations. In addition, since May 2006, he has served as Treasurer of Octave. Since September 2015, Mr. Trick has served as an Executive Director of Ambac Assurance UK Limited. Mr. Trick joined Octave in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients with regard to a broad range of treasury, credit, and capital markets products.
R. Sharon Smith has served as Executive Vice President and Group Chief Operating Officer since September 2025. Previously Ms. Smith served as Executive Vice President and Chief Strategy Officer from February 2023 until September 2025, and as Chief of Staff and Senior Managing Director of Octave from May 2017 until February 2023. Ms. Smith has executive responsibility for Octave's enterprise-wide operational infrastructure, overseeing the Company's cross-platform operating model across US and UK operations. Her remit encompasses Operational Risk, and Business Continuity, Technology and Systems, Human Resources, Administration and Corporate Communications. In this capacity, Ms. Smith is responsible for translating corporate strategy into operational execution, driving performance management and KPI accountability, and risk management and oversight. Ms. Smith also has executive oversight for Octave’s internal audit function. Ms. Smith joined Octave from Syncora Guarantee Inc., (“Syncora”), where she served in numerous capacities during her tenure, including as Associate General Counsel and Head of Investor Relations. Ms. Smith was also General Counsel and Chief Compliance Officer for Camberlink LLC (a wholly owned subsidiary of Syncora). Earlier in her career, Ms. Smith was Vice President and Assistant General Counsel of the Corporate Securities Department of New York Life Investment Management LLC, and an attorney for Clifford Chance; Skadden, Arps, Slate, Meagher & Flom LLP and Weil, Gotshal & Manges LLP. Ms. Smith currently serves on the Board of Embrace Partners, Inc.
Lawrence F. Metz has served as Senior Managing Director and General Counsel since August 2025. He currently serves on the board of several of Octave’s wholly owned subsidiaries. Before joining Octave, from 2009 to 2025, he served in various roles at Maiden Holdings, Ltd. [NASDAQ: MHLD] and its successor company, including Executive Vice Chairman of the Board of Directors, Co-Chief Executive Officer, Group President, and General Counsel, as well as chairman of its wholly owned reinsurance subsidiary Maiden Reinsurance Ltd. From 2020-2025, Mr. Metz served on the board of managers of USQRisk, an alternative risk transfer managing general agent. From 2007 to 2009, Mr. Metz served as Vice President, General Counsel - US Operations, and Assistant Secretary of AmTrust. From 2004 to 2007, Mr. Metz served as Vice President, General Counsel, and Secretary of a publicly traded provider of information management and business process optimization solutions. Mr. Metz holds a B.S. from the University of Wisconsin - Madison and a J.D. from Fordham University School of Law. Mr. Metz serves on the Board of Overseers of the RAND Institute for Civil Justice and formerly served as the Chair and Vice Chair of the Legal Subcommittee of the Legal and Government Affairs Committee of the Property Casualty Insurers Association of America, and also formerly served on the Board of Advisors of the RAND Center for Corporate Ethics and Governance.

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and decisions relating to the fiscal year 2025 compensation of our named executive officers (“NEOs”). During 2025 we had a number of leadership transitions. Consistent with SEC requirements and given the timing of those transitions, we have six NEOs for 2025. Four of the NEOs are currently employed by the Company (the “Continuing Officer NEOs”); two served as executive officers for part of the year but were no longer employed by the Company as of December 31, 2025 (the “Former Officer NEOs” and together with the Continuing Officer NEOs, the “2025 NEOs”). In the table below, we delineate between the Continuing Officer NEOs and the Former Officer NEOs. Unless otherwise noted, references to our “NEOs” refer to the Continuing Officer NEOs, and compensation tables include Former Officer NEOs to the extent required under SEC rules.
Our Named Executive Officers

The Continuing Officer NEOs	The Former Officer NEOs

Claude LeBlanc	Daniel McGinnis
President and Chief Executive Officer and Director	Former Senior Managing Director and Chief Operating Officer
R. Sharon Smith	Stephen M. Ksenak
Executive Vice President and Group Chief Operating Officer	Former Senior Managing Director and Chief Legal Officer
David Trick
Executive Vice President, Chief Financial Officer and Treasurer
Lawrence F. Metz
Senior Managing Director and General Counsel

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Executive Summary
During 2025, we completed a multi-year strategic transformation culminating in the sale of our Legacy Financial Guarantee business and repositioning the Company as a specialty insurance platform focused on insurance distribution and specialty property and casualty underwriting. The Compensation Committee’s decisions in 2025 were intended to reflect this transformation and align executive compensation with the Company’s go-forward strategy, performance objectives, and stockholder interests.
For much of 2025, prior to the completion of the Sale Transaction (as defined below) in September 2025, we operated a significantly larger business with a broader operational footprint. However, the design of the 2025 incentive compensation program was revised to align with the Company’s forward business strategy and plan. For 2025, compensation decisions reflect both the actions taken to conclude the Sale Transaction, and business outcomes of the continuing operations before and after the transaction. Specifically, the 2025 Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”) programs were designed to reflect the Company’s anticipated post‑transaction operating model as a stand‑alone specialty P&C business. Consistent with this transition, our compensation program emphasizes performance‑based pay and includes role‑specific adjustments that reflect the Company’s reduced scale and go‑forward operating model.
2025 Company Performance
Completion of the Sale of Legacy Financial Guarantee Business
In the third quarter of 2025, we completed the sale of our Legacy Financial Guarantee business for $420 million in cash (such transaction, the “Sale Transaction”). The Sale Transaction removed approximately $6.2 billion of associated liabilities from our balance sheet and followed several years of strategic initiatives, including litigation settlements and portfolio de-risking efforts. Following the transaction, we changed our name to “Octave Specialty Group.”
The completion of this transaction allows us to focus exclusively on our specialty insurance distribution and underwriting businesses that were launched beginning in 2021. We believe this transaction was transformative for the Company, reflects management’s sustained efforts over multiple years to reposition our business, and positions the Company for long-term value creation as a focused specialty insurance platform.
Octave as a Specialty Insurance Platform
The Company’s primary goal is to maximize long-term stockholder value through the execution of targeted strategies for its Insurance Distribution and Specialty Property and Casualty Insurance businesses. Insurance Distribution and Specialty Property and Casualty Insurance strategic priorities include:
•Growing our Insurance Distribution business based on deep domain knowledge in specialty and niche classes of risk which generate attractive margins at scale. This will be achieved through establishing new businesses “de-novo,” organic growth and diversification, and select acquisitions supported by a centralized technology led shared services offering; and
•Growing our Specialty Property and Casualty Insurance business to generate underwriting profits from a diversified portfolio of commercial and personal liability risks accessed primarily through program administrators.
We reorganized and streamlined our leadership structure following the Sale Transaction and currently operate with four executive officers. While certain Former Officer NEOs remain included in tabular disclosures for 2025, in accordance with SEC rules, this CD&A focuses on the Continuing Officer NEOs who will lead us going forward.
Ongoing Compensation Structure Aligned with a Smaller, Focused Company
In connection with the transformation, our Compensation Committee re-evaluated executive compensation arrangements for the Continuing Officer NEOs.
Compensation for the Continuing Officer NEOs was adjusted to reflect our smaller size and streamlined business profile. The allocation of target compensation remains heavily weighted to at-risk performance-based incentive compensation that is aligned with stockholder value and must be earned to be realized.

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Beginning with 2025 awards, our incentive program was redesigned to align directly with the Company’s go-forward strategy. Under the 2025 STIP, awards were determined solely based on the achievement of pre-established financial performance metrics that are key value drivers of our business, as follows:

Performance Metric	Weighting
Adjusted EBITDA Margin(1)	40%
Annual Growth in Nominal Revenue(2)	40%
Everspan Net Combined Ratio(3)	20%
(1)After non-controlling interests (NCI) for the Insurance Distribution segment only.
(2)Includes acquisitions, de-novos and other start-up operations for the Insurance Distribution segment only.
(3)Calculated as loss ratio plus expense ratio.

2025 STIP Metrics	Metric Weight	Min	Target	Max	2025 Actual	Payout %
Adjusted EBITDA Margin (after NCI)	40.0%	9.0%	13.0%	15.0%	16.0%	200.0%
Revenue Growth	40.0%	64.0%	75.0%	100.0%	65.1%	10.0%
Everspan Combined Ratio	20.0%	102.0%	99.0%	95.0%	105.2%	—%
Weighted Payout						84.0%

For 2025, LTIP awards granted to the applicable NEOs consisted of 70% performance stock units (“PSUs”) and 30% restricted stock units (“RSUs”).
The PSUs may be earned 70% based on EBITDA growth and 30% on organic revenue growth, and are subject to a relative total shareholder return (“rTSR”) modifier. The PSUs vest, if earned, following a three-year performance period. The RSUs vest and settle in three equal annual installments on July 9, 2026, July 9, 2027, and July 9, 2028. This framework directly links incentive outcomes to financial performance metrics that our Compensation Committee believes are critical to driving stockholder value in our new platform.
One-Time Compensation Actions Related to the Sale Transaction
The Sale Transaction qualified as a “Change in Control” under our existing executive employment agreements, including with three Continuing Officer NEOs (Messrs. LeBlanc and Trick and Ms. Smith), and under our equity plans. Under those arrangements with the applicable Continuing Officer NEOs, executives had the ability to resign for “Good Reason” and receive severance benefits, once the transaction was completed.

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In order to provide consideration for the waiver of these Good Reason protections and recognize the successful completion of the multi-year transformation, the Compensation Committee entered into new employment agreements with the Continuing Officer NEOs, following the close of the Sale Transaction, which included certain one-time compensation actions. These actions included:
•Granting Sale Transaction completion bonuses;
•Vesting and settlement of certain historical PSU awards that were substantially linked to performance indicators associated with the legacy financial guarantee business and thus not applicable to the go forward business;
•Granting RSU awards subject to extended holding requirements; and
•Performance stock option awards with vesting tied to achievement of specified challenging share price hurdles.
Our Committee believes these actions appropriately balanced retention of the senior leadership team, alignment with stockholders, and the transition to our new business model.
Compensation Governance
Over the past several years – including in response to stockholder engagement and feedback – we have enhanced and refined our compensation governance framework. We continue to maintain compensation governance policies aligned with market and best practice, and stockholder interests, including:
•Market competitive compensation levels;
•Performance-based incentive plans (annual STIP awards and three-year LTIP awards) that are based on financial performance goals and objectives, and/or aligned with stockholder value creation;
•A significant weighting on equity-based LTIP compensation as a component of total compensation;
•A rTSR modifier that aligns compensation results with our actual stock performance as compared to peers;
•Policies to manage compensation-related risk and support good governance, including a Recoupment Policy;
•A Stock Ownership Policy applicable to all of our executive officers: and
•A prohibition on our executive officers, employees, and directors from pledging Octave common stock; using Octave common stock as collateral for any margin loan; and from engaging in transactions (such as trading in options) designed to hedge against the value of the Octave common stock, which would eliminate or limit the risks and rewards of the common stock ownership.
The Compensation Committee is committed to maintaining a compensation program that supports the Company’s long‑term strategy and aligns executive pay with the interests of our stockholders.
2025 Say on Pay Vote and Stockholder Outreach
At our 2025 annual meeting of stockholders, our Say on Pay proposal received support from stockholders representing approximately 79% of the votes actually cast on this proposal, either in person or by proxy, at the meeting. We made certain changes to our compensation program in 2025 and 2026 as described in this CD&A, but these changes were not directly in response to the vote received at the 2025 annual meeting of stockholders.
Our Compensation Philosophy and Objectives
Our executive compensation program is designed to support the achievement of our key business objectives and to reflect the Company’s current strategic direction and business profile. The Compensation Committee monitors and oversees all facets of the program, including incentive plan design, benchmarking, and the performance goal-setting process, and approves executive pay programs that tie a substantial portion of compensation to goal achievement. The Compensation Committee also retains discretion to adjust compensation to further recognize overall Company performance and promote alignment with stockholders (which in practice should happen infrequently, to adjust for unanticipated events that were out of management’s control), and remains committed to monitoring and adapting to evolving compensation standards.
In light of the Company’s strategic transition in 2025, the Compensation Committee also undertook a review of our compensation program to ensure that it remains appropriately aligned with the Company’s size, scope, and ongoing operations going forward. The Committee will continue to evaluate the program to ensure it supports our ability to attract and retain key talent while maintaining strong alignment with stockholders.

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Specifically, our executive compensation program has the following objectives:

Objectives	Details
Attract, retain and motivate executives and professionals of the highest quality and effectiveness	●	Provide compensation opportunities that are competitive with practices of similar financial and insurance services organizations operating within the same marketplace for executive talent.
	●	Design our executive pay program to reflect the Company’s current scale and business mix.
Align pay with performance	●	Ensure that a substantial portion of each executive’s total compensation is at-risk and performance-based.
	●	Design incentive plans that focus on rewarding performance aligned with our key business strategies.
Align our executives’ long-term interests with those of our stockholders	●
Balance use of cash and equity-based compensation, with a greater emphasis on the latter, and short and long-term incentives that further align management's interests with those of our stockholders and support retention.

Discourage excessive risk taking	●	Maintain policies that support good governance practices and mitigate against excessive risk taking.
Determining Executive Compensation
The Compensation Committee bases current pay levels on numerous factors, including market benchmarks for comparable roles in our industry, the scope and complexity of each of the 2025 NEOs’ responsibilities, the contribution of each executive to our overall performance, and each executive’s experience, capabilities, and individual performance. The Compensation Committee monitors the effectiveness of our compensation program throughout the year and conducts an annual assessment in connection with year-end compensation decisions and setting goals for the upcoming year.
Role of Compensation Consultants
The Compensation Committee is authorized to retain external advisors to assist with its oversight of executive and employee pay and benefit programs. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to advise on the 2025 compensation cycle, which included year-end compensation decisions made in the first quarter of 2026. Meridian provides an objective perspective as to the reasonableness of our executive compensation program and practices and their effectiveness in supporting our business and compensation objectives. Specifically, Meridian advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, and individual pay decisions with respect to our NEOs, including the Continuing Officer NEOs. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and NYSE listing standards.
The Role of Management in Determining Pay
The Compensation Committee is responsible for determining executive compensation for all of our NEOs. For each of the NEOs (other than the Chief Executive Officer), the Chief Executive Officer reviews competitive market data, evaluates each executive’s responsibilities and overall performance contributions, and provides recommendations regarding base salary and long‑term incentive opportunities to the Compensation Committee. The Chief Executive Officer typically participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding Company performance against the Company’s strategic objectives and to evaluate the performance of, and compensation recommendations for, each of the other NEOs.
The Committee considers this input, along with advice from its independent compensation consultant and the knowledge and experience of the Committee’s members in making compensation decisions. Our NEOs do not participate in decisions regarding their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee. See “Directors, Executive Officers, and Corporate Governance – Compensation Committee.”

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Competitive Compensation Considerations
The Compensation Committee considers competitive market information to inform pay levels and program design. The Committee does not target a specific percentile for total compensation; instead, it reviews peer practices and size‑appropriate market data and then exercises judgment to reflect the Company’s evolving scale, complexity, and talent needs. During most of 2025, the Company operated pending the sale of the Legacy Financial Guarantee business. Consistent with the transition to our new business strategy, the Committee held core program elements steady pre‑sale and then refreshed peer benchmarking and plan design post‑close to inform pay decisions that align with the Company’s stand‑alone specialty P&C profile.
Each year the Compensation Committee reviews the Company’s peer group and considers adjustments if appropriate. Key criteria used to assess current and potential peer companies include financial services industry sector focus (i.e., specialty insurance, specialty finance, and property and casualty insurance), and organizations of similar size and scope (market capitalization, assets and enterprise value). For 2025, the Committee maintained the peer group consistent with the prior year to reflect (i) the Company’s specialty P&C orientation and insurance distribution profile, (ii) the markets and businesses in which we operate and (iii) the competitive market for executive talent.
The table below provides summary financial information regarding Octave and the comparator group following the 2024 review.

Comparator Group used for 2024 Compensation Cycle	Primary Industry	Market Capitalization ($ in millions)	Assets ($ in millions)	Enterprise Value ($ in millions)
Bowhead Specialty Holdings Inc.	Property & Casualty Insurance	950	2,095	936
Goosehead Insurance, Inc.	Insurance Brokers	2,002	404	1,835
Hagerty, Inc.	Insurance Brokers	1,154	2,152	1,351
Heritage Insurance Holdings, Inc.	Property & Casualty Insurance	731	2,367	855
HCI Group, Inc.	Property & Casualty Insurance	2,203	2,347	2,484
Horace Mann Educators Corporation	Multi-line Insurance	1,815	15,267	2,446
James River Group Holdings, Ltd.	Property & Casualty Insurance	261	4,950	292
Palomar Holdings, Inc.	Property & Casualty Insurance	3,327	2,944	3,571
ProAssurance Corporation	Property & Casualty Insurance	1,228	5,552	1,242
SiriusPoint Ltd.	Reinsurance	2,263	12,460	2,557
Skyward Specialty Insurance Group, Inc.	Property & Casualty Insurance	1,988	4,594	2069
The Baldwin Insurance Group, Inc.	Insurance Brokers	2,150	3,794	1,720
Tiptree Inc.	Property & Casualty Insurance	762	6,416	691
White Mountains Insurance Group, Ltd.	Property & Casualty Insurance	4,735	12,346	5,218
Universal Insurance Holdings, Inc.	Property & Casualty Insurance	797	3,090	948
Octave Specialty Group, Inc. (1)	Property & Casualty Insurance	388	$2,148	$341
Note: Financial data reflects information available as of December 31, 2025
Source: S&P Capital IQ
(1)    Octave's Enterprise Value includes the value of all outstanding debt, preferred equity and total noncontrolling interests, less cash and cash and cash equivalents.

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Elements of Pay
Compensation for each of our NEOs is viewed on a total compensation basis and comprised of the following elements of pay:

Compensation Element	Purpose
Base Salary	●
Provides a minimum, fixed level of cash compensation to compensate executive officers for services rendered during the fiscal year that is competitive with organizations operating within the same marketplace for executive talent.

Short Term Incentive Awards	●	Drive achievement of annual corporate goals, including key financial and operating results by setting pre-established financial performance goals. Annual STIP awards are paid in cash.
Long-Term Incentives	●
Further align executive officers’ interests with the interests of stockholders by tying a significant portion of their total compensation opportunity to the value of our share price and to performance metrics that we believe to be important value-drivers for our stockholders. LTIP awards are equity-based and denominated in PSUs and RSUs.

Post-Employment Benefits	●
Provide certain severance benefits and other post‑employment protections to our Continuing Officer NEOs and Former Officer NEOs. See “Agreement Claude LeBlanc” and “Agreements with Other Executive Officers” for a description of post-employment benefits payable to our NEOs.

Perquisites	●	Provide a limited number of perquisites to our executive officers.
For 2025 only, and in connection with the Sale Transaction, the Compensation Committee approved certain additional, one‑time awards for select executive officers. These special awards were designed to support leadership continuity during the Company’s strategic transition and are not part of our ongoing compensation program. See “One-Time Compensation Actions to Retain Executive Leadership” below for further detail.
The Compensation Committee undertakes a comprehensive annual review of all elements of each executive officer’s compensation. This review is designed to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to each of our executive officers.
Compensation for Each of Our Named Executive Officers in 2025
A substantial portion of target total compensation is delivered through annual and long-term performance-based incentives. This design has been a consistent feature of the Company’s compensation philosophy both before and after the Sale Transaction. As reflected in the graphs below, post the Sale Transaction, variable performance or equity-based incentives constituted 81% of our CEO target compensation mix and 66% of our average other NEO target compensation mix.

CEO Pay Mix at Target	Other NEOs Pay Mix at Target

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Base Salary
Base salaries for our executive officers, and any subsequent adjustments, are reviewed and approved by the Compensation Committee annually based on relevant market data and each executive’s experience and tenure in their position. Minimum pay levels for our Continuing Officer NEOs are set under their employment agreements. See “Executive Employment Agreements” below for additional detail.
Prior to the closing of the Sale Transaction, base salaries for our NEOs remained consistent and unchanged from their salaries in 2024, with the exception of Mr. Metz, who commenced employment in 2025 and thus did not have a prior‑year base salary. Following the Sale Transaction, Mr. Trick’s base salary was reduced to reflect the Company’s smaller, post‑transaction profile.
Continuing Officer NEOs

Name	Base Salary(1)
Claude LeBlanc	$900,000
David Trick	$600,000
R. Sharon Smith	$500,000
Lawrence F. Metz	$450,000
Former Officer NEOs

Name	Base Salary(1)
Stephen M. Ksenak	$600,000
Daniel McGinnis	$425,000
(1)    Reflects the annual base salary as of the end of 2025. Effective September 29, 2025, Mr. Trick’s base salary was reduced from $750,000 to $600,000 to align his compensation with peer companies, as well as the Company’s continuing scale and business. Effective August 11, 2025, Octave entered into an employment agreement with Mr. Metz, pursuant to which his base salary was $450,000. For actual base salary paid in 2025, see “Summary Compensation Table.”
Annual Cash Incentives – Short Term Incentive Plan
Annual cash incentive compensation under the STIP is intended to focus the NEOs on financial metrics that the Compensation Committee believes are primary drivers of stockholder value over time. In the first quarter of 2025, the Compensation Committee established the individual target opportunities, performance metrics and goal ranges as the basis for the 2025 STIP for our NEOs.
Incentive Award Opportunities. The Compensation Committee established each NEO’s STIP target opportunity for 2025 consistent with our overall compensation philosophy to align compensation with performance and to motivate and retain the executive level talent. The STIP targets are expressed as a percentage of base salary and were established with reference to peer market data. The STIP target for the Continuing Officer NEOs for 2025 were as follows:

Executive	STIP Target
Claude LeBlanc	125%
David Trick	70%
R. Sharon Smith	75%
Lawrence F. Metz(1)	70%
(1)    Mr. Metz commenced employment in August 2025 and participated in the STIP on a prorated basis.

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2025 STIP Performance Metrics. Historically, the STIP included both quantitative and strategic components. In response to stockholder feedback favoring more objective, formula‑driven incentives, the Compensation Committee revised the STIP in 2025 to eliminate the 30% strategic goals component and base awards entirely on these quantitative metrics, as follows:

Performance Metric	Weighting Factor
Adjusted EBITDA Margin(1)	40%
Revenue Growth (2)	40%
Everspan Combined Ratio (3)	20%
(1)After non-controlling interests (NCI) for the Insurance Distribution segment only.
(2)Includes acquisitions, de-novos and other start-up operations for the Insurance Distribution segment only.
(3)Calculated as loss ratio plus expense ratio.
These metrics were chosen because the Compensation Committee believes they are key drivers of stockholder value for the Company’s stand‑alone specialty P&C strategy following the Sale Transaction.
Performance Against 2025 STIP Metrics. The following table summarizes the Company’s actual performance relative to the 2025 STIP metrics and goals established in February 2025. The overall performance score reflects the weighted average results of our performance relative to the goals set for each performance metric. Based on the Company’s 2025 performance versus the goals originally, the STIP generated a payout of 84.0% of target for the Continuing Officer NEOs.

	Threshold	Target	Maximum	2025	Payout %
Adjusted EBITDA Margin	9%	13%	15%	16.0%	200%
Revenue Growth	64%	75%	100%	65.1%	10%
Everspan Combined Ratio	102%	99%	95%	105.2%	—%
Weighted Payout %					84%
Long Term Equity Compensation
Our LTIP awards focus on the attainment of long-term performance goals and objectives, which the Compensation Committee believes are instrumental in creating long-term value for stockholders and long-term retention incentives for our executive officers. The Compensation Committee annually reviews the LTIP targets for competitive alignment and market practice, including award mix and performance metrics. The Compensation Committee targeted LTIP awards for the Continuing Officer NEOs at levels intended to competitively position the total target direct compensation and to reflect their individual roles and contributions. Due to the pending Sale Transaction and related organizational changes, the Compensation Committee delayed 2025 LTIP grants until mid‑year and approved awards on July 9, 2025.
Equity Award Mix. As in 2024, 2025 LTIP awards to the applicable NEOs were delivered 70% in PSUs and 30% RSUs. Individual target award amounts were converted to a number of shares based on the stock price on the date of the respective award grants. The 2025 long-term equity incentive awards approved for the Continuing Officer NEOs were as follows (other than Mr. Metz, who did not receive a 2025 LTIP award due to his appointment as an executive officer at the end of 2025):

Executive	PSUs	RSUs
Claude LeBlanc	381,955	163,695
David Trick	92,369	39,586
R. Sharon Smith	82,383	35,307
Performance-Based Awards Granted in 2025. The 2025 PSUs are measured over a three‑year performance period using two quantitative financial metrics – Adjusted EBITDA Growth (70%) and Organic Revenue Growth (30%), with payouts earned from 0%-200% of the target number of PSUs granted to each NEO based on actual results versus pre-established cumulative performance goals. Financial performance results are subject to a relative total stockholder return (“rTSR”) modifier based on the Company’s rTSR measured against the Russell 2000 index during the performance period. If rTSR is in the top quartile, the financial results are adjusted by +20%; if rTSR is in bottom quartile the financial results are adjusted by -20%; rTSR

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performance between these levels results in no adjustment. PSUs have a total payout opportunity of up to 240% of the target number of shares based on performance relative to both the financial metrics and the impact of the rTSR modifier. To further align PSU payouts with stockholder value, if absolute TSR over the performance period is negative, PSU award payouts will be capped at 100% of the target number of PSUs granted, regardless of the underlying performance metric outcomes and relative TSR positioning (“negative TSR provision”).

2025 PSU Metrics	Metric Weight	Payout <Threshold	Threshold	Target	Maximum
Adjusted EBITDA Growth	70.0%	0.0%	50.0%	100.0%	200.0%	X	Relative TSR Percentile Rank	Multiplier
Organic Revenue Growth	30.0%	0.0%	50.0%	100.0%	200.0%		75th percentile or higher	1.20x
							25th - 75th percentile	1.00x
							25th percentile or lower	.80x
If earned, PSU awards are settled, within 75 days after the completion of the three-year performance period, in shares of the Company’s common stock net of shares withheld for taxes.
Time-Based Awards Granted in 2025. The 2025 RSUs are time-based awards and were granted to support the retention of our Continuing Officer NEOs and other key employees. The RSUs represent the right to receive an equivalent number of shares of the Company’s common stock and will vest and settle in three equal annual installments in July 2026, 2027 and 2028, net of shares withheld for taxes.
Additional details regarding these 2025 LTIP grants are provided under “Executive Compensation—Grants of Plan-Based Awards in 2025” below.
Performance of 2022 LTIP Awards that Vested in 2025
Under the 2022 LTIP, PSU awards were subject to a three‑year performance period ending December 31, 2024, and could be earned from 0% to 200% of target based on achievement against pre-established financial and risk‑reduction goals. In addition, the final PSU payout was subject to an rTSR modifier that could increase or decrease the calculated payout by 20%, based on the Company’s stock price performance relative to its designated peer group for the period ending December 31, 2024.
Consistent with our stockholder‑aligned design, the 2022 LTIP metrics focused on drivers of long‑term value creation across our Legacy Financial Guarantee platform and our growing specialty P&C insurance portfolio. Performance was judged based on (i) reductions in Watch List and Adversely Classified Credits (“WLACC”) weighted at 60%, (ii) Everspan EBITDA (“Everspan”) weighted at 20% and (iii) Xchange EBITDA (“Xchange”) weighted at 20%, with achievement as to each performance metric as follows:
•Management meaningfully exceeded the maximum performance goal through significant active de‑risking. WLACC net par outstanding was reduced to $5.1 billion, reflecting approximately $2.5 billion of executed risk‑reduction transactions over the performance period, including major de‑risking related to Hickam AFB, Puerto Rico, and Navy Northeast Housing. As a result, the WLACC component paid out at 200% of target;
•Everspan exceeded its financial targets with EBITDA of $6.7 million, driven by premium production of $803 million, which outperformed original expectations by $16 million. Revenues for the period were meaningfully higher than projected, supported by expanded program activity and the sale of CNIC. Although expenses were above planned, relating to losses, LAE, and operating expense growth, the overall result still exceeded the maximum goal – producing a 155% payout for this component; and
•Xchange EBITDA of $22.4 million fell short of the target range, driven by lower‑than‑expected premium production, higher producer commissions, and increased personnel and compliance costs. As a result, the Xchange component paid out at 36.4% of target.

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Based on the weighted achievement across the three performance metrics, the Committee determined that the calculated PSU payout for the 2022 LTIP was 158.3% of target. After consideration of the rTSR modifier, which resulted in no adjustment, the final payout multiple remained 158.3%.
The following graph/charts shows the Company’s actual performance over the three-year measurement period running from January 1, 2022 through December 31, 2024, as compared to the respective achievement levels.

Payout Goals	Cumulative Everspan EBITDA(1) ($ in millions)	Percentage of Cumulative Everspan EBITDA Award Earned	Cumulative Xchange EBITDA(1) ($ in millions)	Percentage of Cumulative Xchange EBITDA Award Earned	Watch List & Adversely Classified Credits Outstanding(1) ($ in billions)	Percentage of Target Award Earned
Maximum	$8.5	200%	$33.30	200%	$5.30	200%
Target	$4.5	100%	$26.60	100%	$6.00	100%
Minimum	$—	—%	$20.00	—%	$6.70	—%
Actual Results	$6.7	155%	$22.40	36.4%	$5.10	158%
(1)Linear interpolation between payout multiples will result in a proportionate amount of the PSU target award becoming earned and vested.
Compensation Actions Related to the Sale Transaction
In the third quarter of 2025, we completed the sale of our Legacy Financial Guarantee business. The completion of this Sale Transaction allows us to focus exclusively on the specialty insurance distribution and underwriting businesses that were launched beginning in 2021. We believe this Sale Transaction was transformative for the Company, reflects management’s sustained efforts over multiple years to reposition our business, and positions the Company for long-term value creation as a focused specialty insurance platform. In connection with the Sale Transaction, the Compensation Committee took several key compensation actions, including one-time special awards and changes to the go-forward compensation program.
One-Time Compensation Actions to Retain Executive Leadership
The Sale Transaction qualified as a “Change in Control” under our existing executive employment agreements, including with three of the Continuing Officer NEOs (Messrs. LeBlanc and Trick and Ms. Smith), and under our equity plans. Under those arrangements, executives had the ability to resign for “Good Reason” and receive severance benefits, once the transaction was completed.
On September 29, 2025, in connection with the Sale Transaction, the Company entered into new employment agreements which included certain one-time compensation actions designed to provide consideration for the waiver of these Good Reason protections and recognize the successful completion of the multi-year transformation. Pursuant to their amended and restated employment agreements effective September 29, 2025, Messrs. LeBlanc and Trick and Ms. Smith each received the following one-time awards: Transaction Completion Bonuses: Cash-based awards that are subject to forfeiture, clawback, and recovery if the executive is terminated for Cause or resigns without Good Reason within 12 months of the Grant Date.
•Time‑Based RSU Awards granted on October 3, 2025: The RSU awards vest on the first anniversary of the Grant Date, and any shares received upon vesting are subject to a one-year post-vesting holding period during which such shares may not be sold, pledged, assigned, transferred, or otherwise disposed of (other than shares withheld or sold solely to satisfy applicable taxes).
•Performance Stock Option (“PSO”) Awards granted on October 3, 2025: Vesting of the PSOs is subject to a combination of completion of a 1-year service condition from the date of grant and the achievement of rigorous performance hurdles that require substantial and sustained stock price appreciation during the five (5) year period following the Grant Date, as follows:

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Tranche	Weight	Stock Price Hurdle
Tranche 1	40%	$18.00 per share
Tranche 2	20%	$21.50 per share
Tranche 3	20%	$25.00 per share
Tranche 4	20%	$30.00 per share
◦The price hurdles for each tranche of PSOs are based on a 30-day VWAP and exceeding the applicable share price threshold for 60 trading days.

Named Executive Officer	Transaction Completion Bonus $	Time Based Restricted Stock Award $	Number of performance stock options	Option Exercise Price	Option Expiration Date
Claude LeBlanc	$900,000	$2,100,000	500,000	$8.97 / share	October 3, 2035
David Trick	$600,000	$600,000	350,375	$8.97 / share	October 3, 2035
R. Sharon Smith	$500,000	$500,000	284,125	$8.97 / share	October 3, 2035
On September 30, 2025, following the closing of the Sale Transaction, the Compensation Committee also accelerated the vesting of the 2023 and 2024 PSU awards for the Continuing Officer NEOs because certain performance metrics tied to the legacy business could no longer be meaningfully assessed. In accelerating these awards, the Committee applied the plan’s formulaic calculations to the metrics that remained measurable through the transaction date (i.e., no discretionary uplift to payout levels was applied). Based on those results, the 2023 PSU awards for Messrs. LeBlanc, Trick and Ms. Smith vested above target, and the 2024 PSU awards vested at target. For more information, see “Stock Vested in 2025.”
With respect to the Former Officer NEOs, Messrs. McGinnis and Ksenak, their outstanding equity awards were treated in accordance with the terms of their individual award agreements and applicable employment agreements. Consistent with those agreements, their awards vested based on actual performance through the date of the Sale Transaction. The Committee believes these appropriately balance the retention of the Continuing Officer NEOs, alignment with stockholders, and support the transition to our new business model.
Go-Forward Compensation Structure Aligned with a Smaller, Focused Company and 2026 Compensation Changes
In connection with the transformation, our Compensation Committee undertook a comprehensive review of the compensation arrangements for the Continuing Officer NEOs. This review considered Octave’s go‑forward specialty P&C strategy and operating scale and pay levels within the specialty P&C sector. Following this review, the Compensation Committee approved changes to the design, targets, and pay levels for 2026 compensation for our Continuing Officer NEOs. Specifically, the compensation levels for the Continuing Officer NEOs were adjusted to reflect our smaller size and streamlined business profile. The allocation of target compensation remains heavily weighted to at-risk performance-based incentive compensation that is aligned with stockholder value and must be earned to be realized.

	Target Compensation - Pre Sale Transaction				Target Compensation - Post Sale Transaction
Executive	Base Salary	STIP Opportunity	Equity Award	Target Total	Base Salary	STIP Opportunity	Equity Award	Target Total
Claude LeBlanc	$900,000	$1,125,000	$3,825,000	$5,850,000	$900,000	$1,125,000	$2,650,000	$4,675,000
David Trick	$750,000	$425,000	$925,000	$2,100,000	$600,000	$420,000	$700,000	$1,720,000
R. Sharon Smith	$500,000	$425,000	$825,000	$1,750,000	$500,000	$375,000	$650,000	$1,525,000
Lawrence F. Metz	NA	NA	NA	NA	$450,000	$315,000	$500,000	$1,265,000
This framework directly links incentive outcomes to financial performance metrics that our Compensation Committee believes are critical to driving stockholder value in our new strategic platform.
Perquisites
The Company provided a limited number of perquisites to all our employees, including our executive officers. For Mr. LeBlanc and Ms. Smith, perquisites included reimbursement from Octave for certain commuting expenses, and for Mr. Trick,

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included payments for tax preparation services as a result of his role as an executive director of Octave UK. Consistent with past practice, in order to support the long-term wellness and productivity of our executive officers, the Company also provided access to an extensive physical examination for all executive officers, at the Company's expense.
Employment Agreements
Certain of our active NEOs have entered into employment agreements with the Company which provide for certain compensation and benefits, including severance benefits in certain circumstances. On September 29, 2025, we entered into amended and restated employment agreements with Messrs. LeBlanc and Trick, and Ms. Smith, and a new employment agreement with Mr. Metz, in each case reflecting their ongoing roles following the Company’s strategic transition. We also previously entered into employment agreements with Mr. Ksenak and Mr. McGinnis during their periods of service as executive officers. (See “Agreement with Claude LeBlanc”, and “Agreements with Other Executive Officers” below.)
Impact of Regulatory Requirements on Compensation
In general, Section 162(m) of the Internal Revenue Code prevents us from deducting compensation paid in excess of $1 million to certain of our executive officers, called our “covered officers,” in any fiscal year. Effective for tax years beginning on January 1, 2018 or later, The Tax Cut and Jobs Act repealed the performance-based compensation and commission exceptions to the Section 162(m) $1 million tax deduction limitation for compensation paid to covered employees. The definition of covered employees was modified to include the Chief Financial Officer as well as the Chief Executive Officer and officers whose total compensation is required to be disclosed to stockholders by reason of them being amongst the three highest paid officers. Additionally, any individual who is a covered employee for any taxable year beginning after December 31, 2016 will continue to be a covered employee for all subsequent taxable years, including years after the death of the individual.
Our compensation program is structured to support organizational goals and priorities and stockholder interests. We do not make compensation determinations based on the income tax treatment of any particular type of award.
Compensation Risk Management
Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, LTIP awards granted to our NEOs and other senior professionals are subject to vesting over a three-year period. We believe both the levels of compensation and the structure of the LTIP awards have had the effect of retaining key personnel.
Our Company-wide year-end compensation program is designed to reflect the performance of the Company, the performance of the business unit in which the employee works and the performance of the individual employee, and is designed to not encourage excessive risk taking. For example, two of the performance metrics used in our 2025 Short Term Incentive Plan (reductions in Everspan’s Combined Ratio (Loss Ratio + Expense Ratio) and improvement in adjusted EBITDA margin at Octave Partners, are designed to encourage prudent management of the business. In addition, we pay a significant portion of our incentive compensation in the form of LTIP awards that vest over a three-year period, which makes each of our NEOs and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock.
Further, performance criteria for the PSUs granted as part of the LTIP awards include a relative Total Stockholder Return modifier, which we believe provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business.
Risk Mitigating Policies and Practices
Equity Grant Process. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information (“MNPI”), and the Company does not time the release of MNPI based upon grant dates of equity awards. In the event MNPI becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

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Stock Ownership Policy. To further align the interests of our leadership with those of stockholders, our executive officers are subject to our Executive Stock Ownership and Retention Policy. In accordance with this policy, our Chief Executive Officer, Chief Financial Officer, and all other Executive Officers (the “Covered Executives”) are expected to own Company common stock or common stock equivalents equal in market value to a specified multiple of his or her base annual salary, as outlined below:

6x Multiple of base annual salary	3x Multiple of base annual salary	2x Multiple of base annual salary
Chief Executive Officer	Chief Financial Officer	Other Executive Officers
As of the date of this proxy statement, all current executive officers own Company common stock or common stock equivalents equal in market value to the specified multiple of their base salary, other than Mr. Metz, who was recently appointed and has not yet accumulated the required ownership levels. The Stock Ownership Policy does not impose a fixed period for achieving the required ownership levels. Instead, until a Covered Executive satisfies the applicable ownership requirement, the Covered Executive must retain 100% of net profit shares (which excludes shares withheld or sold to cover applicable taxes) from any compensatory stock award on exercise, vesting or earn-out until compliance is achieved. A copy of the Stock Ownership Policy was filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Recoupment Policy. Effective October 2, 2023, the Board adopted a Recoupment Policy replacing the recoupment policy that had been in effect since January 1, 2017. Pursuant to the Recoupment Policy, in the event of an “accounting restatement,” the Company will require, to the fullest extent permitted by applicable law, that a covered employee reasonably promptly forfeit and/or reimburse the Company the amount of “recoverable compensation” that exceeds the amount that otherwise would have been received had it been computed based on the amounts in the accounting restatement and shall be calculated without regard to any taxes paid. This description of the Recoupment Policy is qualified in its entirety by reference a full copy of the Recoupment Policy which was filed with the SEC as Exhibit 97.1 to the Company’s Annual Report on Form 10-K filed for the year-ended December 31, 2023.
Insider Trading Policy. Octave has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of Octave’s common stock by directors, officers and employees, and has developed processes with respect to the Company, that are reasonably designed to promote compliance with insider trading law, rules and regulations, and the New York Stock Exchange. Our Insider Trading Policy prohibits our executive officers, employees, and Board members from pledging Octave common stock or using Octave common stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:
•Executive officers, employees, and Board members are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Octave common stock, which would eliminate or limit the risks and rewards of the common stock ownership;
•Executive officers, employees, and Board members are prohibited from short-selling Octave common stock, buying or selling puts and calls on Octave common stock, or engaging in any other transaction that reflects speculation about the price of Octave common stock or that might place their financial interests against the financial interests of the Company;
•Executive officers, employees, and Board members are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or executive officer may trade in our Common Stock without pre-approval; and
•Executive officers, employees, and Board members may trade in Common Stock only during open window periods, and, with respect to executive officers and Board members, only after they have pre-cleared transactions.
This description of the Insider Trading Policy is qualified in its entirety by reference a full copy of the Insider Trading Policy which was filed with the SEC as Exhibit 19 to the Company’s Annual Report on Form 10-K filed for the year-ended December 31, 2024.

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The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Kristi A. Matus (Chair), Joan Lamm-Tennant, and Michael D. Price

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2025 Summary Compensation Table
The table below provides information concerning the compensation of our President and Chief Executive Officer, Chief Financial Officer, our two most highly compensated executive officers who were executive officers as of December 31, 2025; and two former executive officers who were no longer employed by the Company as of December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Claude LeBlanc	2025	900,000	900,000	6,108,742	1,467,000	945,000	35,486	10,356,228
President and Chief Executive Officer	2024	900,000	—	3,788,006	—	1,619,900	32,814	6,340,720
	2023	900,000	—	4,125,142	—	1,851,500	41,077	6,917,719
David Trick	2025	712,500	600,000	1,550,050	1,028,000	357,000	15,184	4,262,734
Executive Vice President, Chief Financial Officer and Treasurer	2024	750,000	—	916,060	—	619,200	17,084	2,302,344
	2023	750,000	—	997,591	—	695,000	16,173	2,458,764
R. Sharon Smith	2025	500,000	500,000	1,347,544	833,623	357,000	21,184	3,559,351
Executive Vice President and Group Chief Operating Officer	2024	500,000	—	817,022	—	619,200	27,608	1,963,830
	2023	500,000	—	889,744	—	693,000	34,385	2,117,129
Lawrence F. Metz	2025	167,307	—	—	—	99,225	7,105	273,637
Senior Managing Director and General Counsel	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—
Stephen M. Ksenak	2025	550,000	—	773,010	—	—	2,381,752	3,704,762
Former Senior Managing Director and Chief Legal Officer	2024	600,000	—	750,007	—	577,500	14,984	1,942,491
	2023	600,000	—	808,864	—	665,000	14,323	2,088,187
Daniel McGinnis	2025	389,583	—	438,037	—	—	1,484,877	2,312,497
Former Senior Managing Director and Chief Operating Officer	2024	425,000	—	420,896	—	304,500	14,984	1,165,380
	2023	425,000	—	455,617	—	350,000	14,323	1,244,940
(1)In October of 2025, following the closing of the Sale Transaction, the Compensation Committee awarded Messrs. LeBlanc and Trick, and Ms. Smith a special transaction bonus.
(2)In 2023, 2024 and 2025, each of our NEOs (other than Mr. Metz who joined Octave in August 2025 ), received performance stock units (“PSUs”) and restricted stock units (“RSUs”) under our 2024 Incentive Compensation Plan. As required by Item 402(c)(2) of Regulation S-K, the value of the PSUs and RSUs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted and computed in accordance with FASB ASC Topic 718 based on the probable outcome of performance conditions being achieved, including the value of the rTSR multiplier, if any, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation, see Note 17, Employment Benefit Plans, to Octave’s consolidated financial statements for the year-ended December 31, 2025. The value of PSUs awarded in 2025 to each of Messrs. LeBlanc, Trick, Ksenak, McGinnis, and Ms. Smith, assuming the maximum payout level of 240% and a share price of $7.01 would have been as follows: for

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Mr. LeBlanc, $6,426,010; for Mr. Trick, $1,554,017; for Mr. Ksenak, $1,260,017; for Mr. McGinnis, $714,011 and for Ms. Smith, $1,386,011. The value of PSUs awarded in 2024 to each of our NEOs, assuming the maximum payout level of 240% and a share price of $15.87 would have been as follows: for Mr. LeBlanc, $6,426,019; for Mr. Trick, $1,554,034; for Mr. Ksenak, $1,260,022; and for Ms. Smith, $1,386,006. The value of PSUs awarded in 2023 to each of our NEOs, assuming the maximum payout level of 240% and a share price of $16.30, would have been as follows: for Mr. LeBlanc, $6,426,047; for Mr. Trick, $1,554,042; for Mr. Ksenak, $1,260,055 and for Ms. Smith, $1,386,022. Each of our NEOs received RSUs in 2025 that vest in three equal annual installments on the anniversary of the grants. Each of our NEOs received RSUs on in 2024 that vest in three equal annual installments on the anniversary of the grants. Each of our NEOs received RSUs in 2023 that vested in three equal annual installments on the anniversary of the grants. On October 3, 2025, following closing of the sale of our Legacy Financial Guarantee business to Oaktree Capital Management, the Compensation Committee awarded each of Messrs. LeBlanc and Trick, and Ms. Smith a special RSU grant that will vest and become non-forfeitable after one year (subject to limited exceptions), but will not settle until the earlier of the fifth (5) year anniversary of the grant date or the executive officer's termination date, provided such termination occurs after the one year vesting date.
(3)On October 3, 2025, following closing of the sale of our Legacy Financial Guarantee business to Oaktree Capital Management, the Compensation Committee awarded each of Messrs. LeBlanc and Trick, and Ms. Smith performance stock options (“PSOs”) pursuant to Octave’s 2024 Incentive Compensation Plan. As required by Item 402(c)(2) of Regulation S-K, the value of the PSOs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted and computed in accordance with FASB ASC Topic 718 based on the probable outcome of market conditions being achieved, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation of PSOs, see Note 17, Employment Benefit Plans, to Octave’s consolidated financial statements for the year-ended December 31, 2025.
(4)     The amount included in the “Non-Equity Incentive Plan Compensation” column above includes cash incentive award payments pursuant to the Company's year-end 2025, 2024 and 2023 STIP program.
(5)     “All Other Compensation” for each of our named executive officers in 2025 includes, among other things, contributions by Octave to the Octave Savings Incentive Plan, as well as a portion of the life insurance premiums paid. In addition for Messrs. Ksenak and McGinnis, the amount reported also includes severance payments of $2,366,667 and $1,469,792, respectively, triggered upon each officers resignation for “Good Reason” under their respective employment agreements following a “Change in Control” event caused by the sale of our Legacy Financial Guarantee business to Oaktree Capital Management. For Mr. LeBlanc and Ms. Smith, the amount reported also includes reimbursement from Octave for certain commuting expenses, and for Mr. LeBlanc the amount reported includes reimbursement from Octave for the cost of an executive physical. For Mr. Trick the amount reported includes reimbursement from Octave for payments for tax preparation services received as a result of services rendered to Octave UK.

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Grants of Plan-Based Awards in 2025
The following table contains information on the grants of plan-based awards made to each of our NEOs in 2025 with respect to our STIP and LTIP programs pursuant to Octave’s 2024 Incentive Compensation Plan. In 2025, Octave's annual LTIP awards granted to our NEOs were denominated 70% in PSUs and 30% in RSUs and STIP awards were denominated 100% as cash incentive awards. In addition, under their September 29, 2025 amended and restated employment agreements, Messrs. LeBlanc and Trick and Ms. Smith received one‑time special awards on October 3, 2025, consisting of time‑based RSUs that vest in full on the first anniversary of grant ($2,100,000; $600,000; and $500,000, respectively) and performance stock options (“PSOs”) (500,000; 350,375; and 284,125 PSOs, respectively) that vest upon achievement of stock‑price hurdles of $18.00, $21.50, $25.00 and $30.00 following a one‑year service condition (measured by 30‑day VWAP sustained for 60 trading days) and have 10‑year terms. The terms and conditions of these awards are described in the footnotes and narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock Unit Awards ($)(5)
					PSU Awards (2)			RSU Awards (2)	Performance Stock Option Awards (3)	Exercise Price of Perfor-mance Stock Option Awards (per share)
Name and Principal Position	Grant Date	Threshold ($)(4)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)	Maximum (#)	#	#	$
Claude LeBlanc		$562,500	$1,125,000	$2,250,000	—	—	—	—	—	—	—
	July 9, 2025	—	—	—	190,978	381,955	763,910	—	—	—	$2,753,896
	July 9, 2025	—	—	—	—	—	—	118,045	—	—	857,007
	October 3, 2025	—	—	—	—	—	—	45,650	—	—	409,481
	October 3, 2025	—	—	—	—	—	—	232,816	—	—	2,088,360
	October 3, 2025	—	—	—	—	—	—	—	500,000	8.97	1,467,000
David Trick		$210,000	$420,000	$840,000	—	—	—	—	—	—	—
	July 9, 2025	—	—	—	$46,185	$92,369	184,738	—	—	—	665,980
	July 9, 2025	—	—	—	—	—	—	39,586	—	—	287,394
	October 3, 2025	—	—	—	—	—	—	66,519	—	—	596,675
	October 3, 2025	—	—	—	—	—	—		350,375	8.97	1,028,000
R. Sharon Smith		$187,500	$375,000	$750,000	—	—	—	—	—		—
	July 9, 2025	—	—	—	41,192	82,383	164,766	—	—	—	$593,981
	July 9, 2025	—	—	—	—	—	—	35,307	—	—	256,329
	October 3, 2025	—	—	—	—	—	—	55,433	—	—	497,234
	October 3, 2025	—	—	—	—	—	—	—	284,125	8.97	833,623
Lawrence F. Metz		$58,558	$117,115	$234,230	—	—	—	—	—	—	—
Stephen M. Ksenak(6)		—	—	—	—	—	—	—	—	—	—
	July 9, 2025	—	—	—	37,447	74,894	149,788	—	—	—	$539,986
	July 9, 2025	—	—	—	—	—	—	32,097	—	—	233,024
Daniel McGinnis(6)		—	—	—	—	—	—	—	—	—	—
	July 9, 2025	—	—	—	21,220	42,440	84,880	—	—	—	$305,992
	July 9, 2025	—	—	—	—	—	—	18,188	—	—	132,045
(1)    STIP target annual incentives are set as a percentage of base salary for each of our NEOs as follows: 125% for the Chief Executive Officer; and between 55% and 75% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for each of the NEOs based on the Compensation Committee’s review of the Company's performance measured against pre-established financial performance targets.
(2)    Each of our NEOs (other than Mr. Metz) received PSUs and RSUs on July 9, 2025. The RSUs granted as part of the 2025 LTIP award will vest in three equal annual installments on each of July 9, 2026, July 9, 2027, and July 9, 2028. For the PSUs the number of shares of Octave’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier). In addition, on October 3, 2025, the Compensation Committee awarded Mr. LeBlanc a replacement grant of 45,650 RSUs that were originally issued in July but voided due to certain limitations in the 2024 Incentive

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Compensation Plan, and also granted to each of Messrs. LeBlanc and Trick, and Ms. Smith a special RSU grant that will vest and become non-forfeitable after one year (subject to limited exceptions), but will not settle until the earlier of the fifth (5) year anniversary of the grant date or the executive officer's termination date, provided such termination occurs after the one year vesting date.
(3)    On October 3, 2025, the Compensation Committee awarded each of Messrs. LeBlanc and Trick, and Ms. Smith performance stock options pursuant to Octave’s 2024 Incentive Compensation Plan. The PSOs are eligible to vest beginning one year after the grant date based on Octave's achievement of the certain price hurdles related to the shares of Common Stock, during the five (5) year period following the grant date as follows: (i) 40 % shall vest on the date on which the sustained stock price first exceeds $18.00 per share; (ii) 20% shall vest on the date on which the sustained stock price first exceeds $21.50 per share; (iii) 20% shall vest on the date on which the sustained stock price first exceeds $25.00 per share; and (iv) 20% shall vest on the date on which the sustained stock price first exceeds $30.00 per share. None of the PSOs outstanding are vested or exercisable as of December 31, 2025. The weighted average grant date fair value per share of the options granted in 2025 was $2.93.
(4)    Threshold amounts represent a proportionate payout assuming actual performance measures equal the mid-point between minimum performance and target level performance.
(5)    As required under SEC rules for compensation disclosure, the value of the PSUs and RSUs reported in the table above is based on the grant date fair value of awards and computed in accordance with FASB ASC Topic 718.
(6)    On September 29, 2025, Messrs. Ksenak and McGinnis notified the Company of their resignation from the Company for “Good Reason” as defined in their employment agreements effective on or about November 30, 2025.
STIP Awards
STIP awards included in the table above are annual incentives awards denominated in cash and meant to reward performance. For a more detailed description of our STIP program, see “Compensation Discussion and Analysis” section of this Proxy Statement.
LTIP Awards
The PSUs and RSUs included in the table above and awarded on July 9, 2025 represent a promise to deliver, within 75 days after the end of the performance period, a number of shares of Octave’s common stock. The RSUs will vest on a one for one basis in three equal annual installments on each of July 9, 2026, July 9, 2027, and July 9, 2028. For the PSUs, the number of shares of Octave’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier), depending on the achievement by Octave of certain financial performance objectives against the pre-set metrics as determined by the Compensation Committee at the time of the grant. PSUs granted pursuant to the 2025 LTIP awards will not settle until the completion of a three year performance period and will be subject to the rTSR modifier. For a more detailed description of our LTIP program, see “Compensation Discussion and Analysis” section of this Proxy Statement.
Executive Employment Agreements
We have entered into employment agreements with each of our NEOs. For the majority of fiscal year 2025, Messrs. LeBlanc and Trick and Ms. Smith, served under their existing employment agreements. These prior agreements remained in effect until September 29, 2025, when the Company entered into amended employment agreements with Messrs. LeBlanc, Trick and Ms. Smith in connection with the Company’s post‑transaction leadership structure. The amendments, which are described below, did not materially alter the overall structure of these executives’ compensation arrangements; rather, they made targeted updates, including related to the continuation of their roles following organizational changes (including the completion of the Sale Transaction) and to obtain a waiver of any claim of “Good Reason” under their employment agreements. In addition, Mr. Metz, who joined the Company in August 2025, serves under an employment agreement, as summarized below.
For 2025, the Former Officer NEOs, Messrs. Ksenak and McGinnis, continued to serve under their previously existing employment agreements until their respective resignations as Senior Managing Director and Chief Legal Officer, and as Senior Managing Director, Chief Operating Officer of the Company, for “Good Reason,” effective on or about November 30, 2025. Their agreements (which were not amended in connection with the September 29, 2025 updates applicable to the Continuing Officer NEOs) governed their compensation arrangements and provided the severance benefits paid in connection with their departures.
For each NEO, the terms of their employment agreements are set forth below.

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Agreement with Claude LeBlanc
For most of fiscal year 2025, Mr. LeBlanc served under his amended and restated employment agreement dated August 3, 2020 (the “Prior LeBlanc Employment Agreement”). The Prior LeBlanc Employment Agreement provided for (i) an annual base salary of $900,000 per calendar year, (ii) a target annual bonus opportunity of 125% of base salary, (iii) continued eligibility to participate in the Company’s 2024 Incentive Compensation Plan (including any successor plan, the “Incentive Plan”), and (iv) continued eligibility to participate in all employee benefit plans, practices and programs maintained by the Company that are generally made available to senior executives of the Company.
As of September 29, 2025, the Company’s current employment agreement with Mr. LeBlanc (the “LeBlanc Employment Agreement”) relates to the continuation of his role as President and Chief Executive Officer and director of the Company and waiver and release of the Company from any claim of “Good Reason” under the Prior LeBlanc Employment Agreement. Under the LeBlanc Employment Agreement, Mr. LeBlanc is also entitled to receive the grant of one-time special awards as set forth in more detail below. The LeBlanc Employment Agreement supersedes in its entirety the Prior LeBlanc Employment Agreement.
The term of the LeBlanc Employment Agreement begins on the Effective Date and ends on the first anniversary of the Effective Date, and on each annual anniversary thereafter, the LeBlanc Employment Agreement will be deemed automatically extended upon the same terms and conditions for successive one-year periods, unless either the Company or Mr. LeBlanc provides written notice of an intention not to extend the term at least 90 days prior to the applicable renewal date.
The LeBlanc Employment Agreement provides for the same (i) annual base salary of $900,000, (ii) target annual bonus opportunity of 125% of base salary, (iii) continued eligibility to participate in the Company’s Incentive Plan (including any successor plan) and (iv) continued eligibility to participate in all employee benefit plans generally made available to senior executives, was also provided under the Prior LeBlanc Employment Agreement, and now sets a target annual long-term incentive award of $2,650,000 beginning in calendar year 2026.
In addition, the LeBlanc Employment Agreement provides for the grant of one-time special awards as follows: (1) no later than 30 days following the Effective Date, a grant of $900,000 cash (the “LeBlanc Special Cash Award”), which LeBlanc Special Cash Award shall be subject to forfeiture, clawback and recovery in the event of Mr. LeBlanc’s termination for “Cause” (as defined in the LeBlanc Employment Agreement) or Mr. LeBlanc’s voluntary termination without “Good Reason” (as defined in the LeBlanc Employment Agreement) within the first 12 months after the grant; (2) on the Effective Date (or, if later, during the first open window on which equity awards can be made following the Effective Date), an award of restricted stock units with a grant date value of $2,100,000, which award shall vest in full on the first anniversary of the grant date (such award, the “LeBlanc Special RSU Award”); and (3) on the Effective Date (or, if later, during the first open window on which equity awards can be made following the Effective Date) a performance stock option award for 500,000 shares of the Company’s common stock, with an exercise price based on the Company’s closing price on the date of grant and vesting subject to completion of a one-year service condition and achievement of the following share price hurdles: 40% of the award will vest if the Company’s stock price exceeds $18.00 per share; 20% of the award will vest if the Company’s stock price exceeds $21.50 per share; 20% of the award will vest if the Company’s stock price exceeds $25.00 per share; and 20% of the award will vest if the Company’s stock price exceeds $30.00 per share, in each case based on a 30-day VWAP and exceeding the applicable share price threshold for 60 trading days (such award, the “LeBlanc Special PSO Award” and, together with the LeBlanc Special Cash Award and the LeBlanc Special RSU Award, the “LeBlanc Special Awards”). The performance stock options have a 10-year contract term.
If Mr. LeBlanc’s employment is terminated due to death or disability, he would receive his base salary due through the date of termination, any “Accrued Benefits” (as defined in the LeBlanc Employment Agreement), and a pro-rated annual bonus for the year of termination based on actual performance through the full performance period. In addition, Mr. LeBlanc would receive 100% accelerated vesting on all unvested restricted stock unit awards, performance share unit awards and unvested stock options (with performance awards settling based on the greater of target and actual performance through the termination date), any repayment obligation on the LeBlanc Special Cash Award would lapse (in the case of death only, the holding period of the LeBlanc Special RSU Award and the service condition for the LeBlanc Special PSO Award would be deemed satisfied on the termination date, and the LeBlanc Special PSO Award could continue to vest if the price hurdles are met and any other outstanding RSU or PSU awards would immediately vest (with PSU awards settling in full based on the greater of target or actual performance (if measurable) through the date of termination).

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If Mr. LeBlanc’s employment is terminated by the Company for “Cause” (as defined in the LeBlanc Employment Agreement), or if he resigns without “Good Reason” (as defined in the LeBlanc Employment Agreement), or his employment is terminated due to the non-renewal of the LeBlanc Employment Agreement by Mr. LeBlanc without Good Reason, he would receive his base salary and any Accrued Benefits through the date of termination; provided that his Accrued Benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Compensation Committee, as was also provided under the Prior LeBlanc Employment Agreement. In any such termination happens within 12 months of the grant of the LeBlanc Special Awards, the full amount of the LeBlanc Special Awards will be forfeited.
If Mr. LeBlanc’s employment is terminated by the Company other than for “Cause” or if he resigns for “Good Reason,” or his employment is terminated due to the non-renewal of the LeBlanc Employment Agreement by the Company without Cause, Mr. LeBlanc would be entitled to receive (i) his base salary and any Accrued Benefits through the date of termination, (ii) a lump sum payment equal to two (2) times the sum of (a) one year’s base salary and (b) the amount of the annual target bonus for the calendar year in which the date of termination occurs or, if not approved for the year of termination, the amount of the target bonus for the immediately preceding year (“LeBlanc Target Bonus”), and (iii) a lump sum payment equal to his annual bonus based on actual performance through the full performance period, pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company, as was also provided under the Prior LeBlanc Employment Agreement. To the extent that Mr. LeBlanc properly elects to continue health care coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for 24 months (subject to earlier discontinuation in certain circumstances). In addition, any repayment obligation for the LeBlanc Special Cash Award shall lapse, the holding period of the LeBlanc Special RSU Award and the service condition for the LeBlanc Special PSO Award would be deemed satisfied on the termination date, and the LeBlanc Special PSO Award could continue to vest if the price hurdles are met.
If Mr. LeBlanc's employment is terminated by the Company other than for “Cause” or his employment is terminated due to the non-renewal of the LeBlanc Employment Agreement (unless coincidental with a termination for Cause) or if he resigns for “Good Reason,” in either case in contemplation of and no more than 90 days prior to, or within one year following, a Change in Control (as defined in the LeBlanc Employment Agreement), he would be entitled to receive the same compensation described in the paragraph above; provided, that (i) he will be entitled to receive a lump sum equal to 2.5 times the sum of one year’s base salary and the LeBlanc Target Bonus (rather than two times), (ii) his pro-rated lump sum annual bonus will be based on target rather than based on actual performance and (iii) to the extent not assumed, replaced or continued, his time-based restricted unit awards shall immediately vest in full (without proration) and his performance share unit awards shall immediately vest (without proration) based on the greater of the target or actual performance (or, if the Incentive Plan or the applicable award agreement provide more favorable treatment, the treatment provided in the Incentive Plan or such award agreement), as was also provided under the Prior LeBlanc Employment Agreement.
Agreements with Other Executive Officers
David Trick
For most of fiscal year 2025, Mr. Trick served under his amended and restated employment agreement dated November 1, 2016 (the “Prior Trick Employment Agreement”). The Prior Trick Employment Agreement provided for (i) an annual base salary of $750,000 per calendar year, (ii) a target annual incentive opportunity of 55% of base salary, (iii) continued eligibility to participate in the Company’s 2024 Incentive Compensation Plan (including any successor plan, the “Incentive Plan”), and (iv) continued eligibility to participate in all employee benefit plans, practices and programs maintained by the Company that are generally made available to senior executives of the Company.
As of September 29, 2025, the Company’s employment agreement with Mr. Trick (the “Trick Employment Agreement”) relates to the continuation of his role as Executive Vice President, Chief Financial Officer and Treasurer of the Company and waiver and release of the Company from any claim of “Good Reason” under the Prior Trick Employment Agreement. Under the Trick Employment Agreement, Mr. Trick is also entitled to receive the grant of one-time special awards as set forth in more detail below. The Trick Employment Agreement supersedes in its entirety the Prior Trick Employment Agreement.
The term of the Trick Employment Agreement begins on the Effective Date and ends on the first anniversary of the Effective Date, and on each annual anniversary thereafter, the Trick Employment Agreement will be deemed automatically extended

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upon the same terms and conditions for successive one-year periods, unless either the Company or Mr. Trick provides written notice of an intention not to extend the term at least 90 days prior to the applicable renewal date.
The Trick Employment Agreement provides for (i) an annual base salary of $600,000 per calendar year, (ii) a target annual incentive opportunity of 70% of base salary, (iii) continued eligibility to participate in the Company’s Incentive Plan (including any successor plan)with a target annual long-term incentive award beginning in calendar year 2026 of $700,000 and (iv) continued eligibility to participate in all employee benefit plans, practices and program maintained by the Company that are generally made available to senior executives of the Company.
In addition, the Trick Employment Agreement provides for the grant of one-time special awards as follows: (1) no later than 30 days following the effective date, a grant of $600,000 cash (the “Trick Special Cash Award”), which Trick Special Cash Award shall be subject to forfeiture, clawback and recovery in the event of Mr. Trick’s termination for “Cause” (as defined in the Trick Employment Agreement) or Mr. Trick’s voluntary termination without “Good Reason” (as defined in the Trick Employment Agreement) within the first 12 months after the grant; (2) on the Effective Date (or, if later, during the first open window on which equity awards can be made following the Effective Date), an award of restricted stock units with a grant date value of $600,000, which award shall vest in full on the first anniversary of the grant date (such award, the “Trick Special RSU Award”); and (3) on the Effective Date (or, if later, during the first open window on which equity awards can be made following the Effective Date) a performance stock option award for 350,375 shares of the Company’s common stock, with an exercise price based on the Company’s closing price on the date of grant and vesting subject to completion of a one-year service condition and achievement of the following share price hurdles: 40% of the award will vest if the Company’s stock price exceeds $18.00 per share; 20% of the award will vest if the Company’s stock price exceeds $21.50 per share; 20% of the award will vest if the Company’s stock price exceeds $25.00 per share; and 20% of the award will vest if the Company’s stock price exceeds $30.00 per share, in each case based on a 30-day VWAP and exceeding the applicable share price threshold for 60 trading days (such award, the “Trick Special PSO Award” and, together with the Trick Special Cash Award and the Trick Special RSU Award, the “Trick Special Awards”). The performance stock options have a 10-year contract term.
If Mr. Trick’s employment is terminated due to death or disability, he would receive his base salary due through the date of termination, any “Accrued Benefits” (as defined in the Trick Employment Agreement), and a pro-rated annual bonus for the year of termination based on actual performance through the full performance period. In addition, Mr. Trick would receive 100% accelerated vesting on all unvested restricted stock unit awards, performance share unit awards and unvested stock options (with performance awards settling based on the greater of target and actual performance through the termination date), any repayment obligation on the Trick Special Cash Award would lapse (in the case of death only, the holding period of the Trick Special RSU Award and the service condition for the Trick Special PSO Award would be deemed satisfied on the termination date, and the Trick Special PSO Award could continue to vest if the price hurdles are met and any other outstanding RSU or PSU awards would immediately vest (with PSU awards settling in full based on the greater of target or actual performance (if measurable) through the date of termination).
If Mr. Trick’s employment is terminated by the Company for “Cause” (as defined in the Trick Employment Agreement), or if he resigns without “Good Reason” (as defined in the Trick Employment Agreement), or his employment is terminated due to the non-renewal of the Trick Employment Agreement by Mr. Trick without Good Reason, he would receive his base salary and any Accrued Benefits through the date of termination; provided that his Accrued Benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Compensation Committee, as was also provided under the Prior Trick Employment Agreement. In any such termination happens within 12 months of the grant of the Trick Special Awards, the full amount of the Trick Special Awards will be forfeited.
If Mr. Trick’s employment is terminated by the Company other than for “Cause” or if he resigns for “Good Reason,” or his employment is terminated due to the non-renewal of the Trick Employment Agreement by the Company without Cause, Mr. Trick would be entitled to receive (i) his base salary and any Accrued Benefits through the date of termination, (ii) a lump sum payment equal to 1.5 times the sum of (a) one year’s base salary and (b) the amount of the annual target bonus for the calendar year in which the date of termination occurs or, if not approved for the year of termination, the amount of the target bonus for the immediately preceding year (“Trick Target Bonus”), and (iii) a lump sum payment equal to his annual bonus based on actual performance through the full performance period, pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company, as was also provided under the Prior Trick Employment Agreement. To the extent that Mr. Trick properly elects to continue health care coverage under COBRA, he and his eligible

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dependents would also continue to participate in the Company’s basic medical and life insurance programs for 24 months (subject to earlier discontinuation in certain circumstances). In addition, any repayment obligation for the Trick Special Cash Award shall lapse, the holding period of the Trick Special RSU Award and the service condition for the Trick Special PSO Award would be deemed satisfied on the termination date, and the Trick Special PSO Award could continue to vest if the price hurdles are met.
If Mr. Trick’s employment is terminated by the Company other than for “Cause” or his employment is terminated due to the non-renewal of the Trick Employment Agreement (unless coincidental with a termination for Cause) or if he resigns for “Good Reason,” in either case in contemplation of and no more than 90 days prior to, or within one year following, a Change in Control (as defined in the Trick Employment Agreement), he would be entitled to receive the same compensation described in the paragraph above; provided, that (i) he will be entitled to receive a lump sum equal to two (2) times the sum of one year’s base salary and the Trick Target Bonus (rather than 1.5 times), (ii) his pro-rated lump sum annual bonus will be based on target rather than based on actual performance and (iii) to the extent not assumed, replaced or continued, his time-based restricted unit awards shall immediately vest in full (without proration) and his performance share unit awards shall immediately vest (without proration) based on the greater of the target or actual performance (or, if the Incentive Plan or the applicable award agreement provide more favorable treatment, the treatment provided in the Incentive Plan or such award agreement), as was also provided under the Prior Trick Employment Agreement.
R. Sharon Smith
For most of fiscal year 2025, Ms. Smith served under her amended and restated employment agreement dated October 5, 2023 (the “Prior Smith Employment Agreement”). The Prior Smith Employment Agreement provided for (i) an annual base salary of $500,000 per calendar year, (ii) a target annual incentive opportunity of 75% of base salary, (iii) continued eligibility to participate in the Company’s 2024 Incentive Compensation Plan (including any successor plan, the “Incentive Plan”), and (iv) continued eligibility to participate in all employee benefit plans, practices and programs maintained by the Company that are generally made available to senior executives of the Company.
As of September 29, 2025, the Company’s employment agreement with Ms. Smith (the “Smith Employment Agreement” and, together with the LeBlanc Employment Agreement and the Trick Employment Agreement, the “Employment Agreements”) relates to the continuation of her employment at the Company in her new role as Executive Vice President, Group Chief Operating Officer and waiver and release of the Company from any claim of “Good Reason” under the Prior Smith Employment Agreement. Under the Smith Employment Agreement, Ms. Smith is also entitled to receive the grant of one-time special awards as set forth in more detail below. The Smith Employment Agreement supersedes in its entirety the Prior Smith Employment Agreement.
The term of the Smith Employment Agreement begins on the Effective Date and ends on the first anniversary of the Effective Date, and on each annual anniversary thereafter, the Smith Employment Agreement will be deemed automatically extended upon the same terms and conditions for successive one-year periods, unless either the Company or Ms. Smith provides written notice of an intention not to extend the term at least 90 days prior to the applicable renewal date.
The Smith Employment Agreement provides for the same (i) annual base salary of $500,000 per calendar year, (ii) target annual incentive opportunity of 75% of base salary, (iii) continued eligibility to participate in the Company’s Incentive Plan (including any successor plan), and (iv) continued eligibility to participate in all employee benefit plans generally made available to senior executives, as was also provided under the Prior Trick Employment Agreement, and now sets a target annual long-term incentive award of $650,000 beginning in calendar year 2026.
In addition, the Smith Employment Agreement provides for the grant of one-time special awards as follows: (1) no later than 30 days following the effective date, a grant of $500,000 cash (the “Smith Special Cash Award”), which Smith Special Cash Award shall be subject to forfeiture, clawback and recovery in the event of Ms. Smith’s termination for “Cause” (as defined in the Smith Employment Agreement) or Ms. Smith’s voluntary termination without “Good Reason” (as defined in the Smith Employment Agreement) within the first 12 months after the grant; (2) on the Effective Date (or, if later, during the first open window on which equity awards can be made following the Effective Date), an award of restricted stock units with a grant date value of $500,000, which award shall vest in full on the first anniversary of the grant date (such award, the “Smith Special RSU Award”); and (3) on the Effective Date (or, if later, during the first open window on which equity awards can be made following the Effective Date) a performance stock option award for 284,125 shares of the Company’s common stock, with an exercise price based on the Company’s closing price on the date of grant and vesting subject to completion of a one-year service condition and achievement of the following share price hurdles: 40% of the award will vest if the Company’s

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stock price exceeds $18.00 per share; 20% of the award will vest if the Company’s stock price exceeds $21.50 per share; 20% of the award will vest if the Company’s stock price exceeds $25.00 per share; and 20% of the award will vest if the Company’s stock price exceeds $30.00 per share, in each case based on a 30-day VWAP and exceeding the applicable share price threshold for 60 trading days (such award, the “Smith Special PSO Award” and, together with the Smith Special Cash Award and the Smith Special RSU Award, the “Smith Special Awards”). The performance stock options have a 10-year contract term.
If Ms. Smith’s employment is terminated due to death or disability, she would receive her base salary due through the date of termination, any “Accrued Benefits” (as defined in the Smith Employment Agreement), and a pro-rated annual bonus for the year of termination based on actual performance through the full performance period. In addition, Ms. Smith would receive 100% accelerated vesting on all unvested restricted stock unit awards, performance share unit awards and unvested stock options (with performance awards settling based on the greater of target and actual performance through the termination date), any repayment obligation on the Smith Special Cash Award would lapse (in the case of death only, the holding period of the Smith Special RSU Award and the service condition for the Smith Special PSO Award would be deemed satisfied on the termination date, and the Smith Special PSO Award could continue to vest if the price hurdles are met and any other outstanding RSU or PSU awards would immediately vest (with PSU awards settling in full based on the greater of target or actual performance (if measurable) through the date of termination).
If Ms. Smith’s employment is terminated by the Company for “Cause” (as defined in the Smith Employment Agreement), or if she resigns without “Good Reason” (as defined in the Smith Employment Agreement), or her employment is terminated due to the non-renewal of the Smith Employment Agreement by Ms. Smith without Good Reason, she would receive her base salary and any Accrued Benefits through the date of termination; provided that her Accrued Benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Compensation Committee. In any such termination happens within 12 months of the grant of the Smith Special Awards, the full amount of the Smith Special Awards will be forfeited.
If Ms. Smith’s employment is terminated by the Company other than for “Cause” or if she resigns for “Good Reason,” or her employment is terminated due to the non-renewal of the Smith Employment Agreement by the Company without Cause, Ms. Smith would be entitled to receive (i) her base salary and any Accrued Benefits through the date of termination, (ii) a lump sum payment equal to 1.5 times the sum of (a) one year’s base salary and (b) the amount of the annual target bonus for the calendar year in which the date of termination occurs or, if not approved for the year of termination, the amount of the target bonus for the immediately preceding year (“Smith Target Bonus”), and (iii) a lump sum payment equal to her annual bonus based on actual performance through the full performance period, pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Ms. Smith properly elects to continue health care coverage under COBRA, she and her eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for 24 months (subject to earlier discontinuation in certain circumstances). In addition, any repayment obligation for the Smith Special Cash Award shall lapse, the holding period of the Smith Special RSU Award and the service condition for the Smith Special PSO Award would be deemed satisfied on the termination date, and the Smith Special PSO Award could continue to vest if the price hurdles are met.
If Ms. Smith’s employment is terminated by the Company other than for “Cause” or her employment is terminated due to the non-renewal of the Smith Employment Agreement (unless coincidental with a termination for Cause) or if she resigns for “Good Reason,” in either case in contemplation of and no more than 90 days prior to, or within one year following, a Change in Control (as defined in the Smith Employment Agreement), she would be entitled to receive the same compensation described in the paragraph above; provided, that (i) she will be entitled to receive a lump sum equal to two (2) times the sum of one year’s base salary and the Smith Target Bonus (rather than 1.5 times), (ii) her pro-rated lump sum annual bonus will be based on target rather than based on actual performance and (iii) to the extent not assumed, replaced or continued, her time-based restricted unit awards shall immediately vest in full (without proration) and her performance share unit awards shall immediately vest (without proration) based on the greater of the target or actual performance (or, if the Incentive Plan or the applicable award agreement provide more favorable treatment, the treatment provided in the Incentive Plan or such award agreement).
Terms and Conditions of the LeBlanc, Trick and Smith Employment Agreements
The preceding summary of the Employment Agreements contained in this Proxy Statement is qualified in its entirety by reference to the full text of the LeBlanc Employment Agreement, Trick Employment Agreement, and Smith Employment

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Agreement which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to Octave’s Current Report on Form 8-K for filed on September 29, 2025, each as though it were fully set forth herein.
Lawrence F. Metz
As of August 11, 2025, Octave entered into an Employment Agreement (the “Metz Employment Agreement”) with Lawrence F. Metz, pursuant to which Mr. Metz serves as Senior Managing Director and General Counsel of Octave.
The term of the Metz Employment Agreement begins on the Effective Date and ends on the first anniversary of the Effective Date, and on each annual anniversary thereafter, the Metz Employment Agreement will be deemed automatically extended upon the same terms and conditions for successive one-year periods, unless either the Company or Mr. Metz provides written notice of an intention not to extend the term at least 90 days prior to the applicable renewal date.
The Metz Employment Agreement provides for (i) an annual base salary of $450,000 per calendar year, (ii) a target annual incentive opportunity of 70% of base salary, (iii) continued eligibility to participate in the Company’s 2024 Incentive Compensation Plan (including any successor plan, the “Incentive Plan”), with a target annual long-term incentive award beginning in calendar year 2026 of $500,000 and (iv) continued eligibility to participate in all employee benefit plans, practices and programs maintained by the Company that are generally made available to senior executives of the Company.
If Mr. Metz’s employment is terminated by the Company for “Cause” (as defined in the Metz Employment Agreement), or if he resigns without “Good Reason” (as defined in the Metz Employment Agreement), or his employment is terminated due to the non‑renewal of the Metz Employment Agreement by Mr. Metz without Good Reason, he would receive his base salary and any Accrued Benefits through the date of termination; provided that his Accrued Benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Compensation Committee.
If Mr. Metz’s employment is terminated by the Company other than for “Cause” or if he resigns for “Good Reason,” or his employment is terminated due to the non‑renewal of the Metz Employment Agreement by the Company without Cause, Mr. Metz would be entitled to receive (i) his base salary and any Accrued Benefits through the date of termination, (ii) a lump sum payment equal to 1.5 times the sum of (a) one year’s base salary and (b) the amount of the annual target bonus for the calendar year in which the date of termination occurs or, if not approved for the year of termination, the amount of the target bonus for the immediately preceding year (“Metz Target Bonus”), and (iii) a lump sum payment equal to his annual bonus based on actual performance through the full performance period, pro‑rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Mr. Metz properly elects to continue health care coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for 24 months (subject to earlier discontinuation in certain circumstances).
If Mr. Metz’s employment is terminated by the Company other than for “Cause” or his employment is terminated due to the non‑renewal of the Metz Employment Agreement (unless coincidental with a termination for Cause) or if he resigns for “Good Reason,” in either case in contemplation of and no more than 90 days prior to, or within one year following, a Change in Control (as defined in the Metz Employment Agreement), he would be entitled to receive the same compensation described in the paragraph above; provided, that (i) he will be entitled to receive a lump sum equal to two (2) times the sum of one year’s base salary and the Metz Target Bonus (rather than 1.5 times), (ii) his pro‑rated lump sum annual bonus will be based on target rather than based on actual performance and (iii) to the extent not assumed, replaced or continued, his time‑based equity awards shall immediately vest in full (without proration) and his performance‑based equity awards shall vest (without proration) based on the greater of the target or actual performance (or, if the Incentive Plan or the applicable award agreement provide more favorable treatment, the treatment provided in the Incentive Plan or such award agreement).
The preceding summary of Metz Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Metz Employment Agreement which is filed as Exhibit 10.44 to Octave’s Annual Report on Form 10-K for the year-ended December 31, 2025.
Stephen M. Ksenak
On January 4, 2017, Octave and its principal subsidiary, Ambac Assurance Corporation, entered into an Employment Agreement (the “Ksenak Employment Agreement”) with Stephen M. Ksenak, pursuant to which Mr. Ksenak was to continue to serve as Senior Managing Director and General Counsel of both companies. The Ksenak Employment Agreement had an initial term of one (1) year and would automatically renew for successive one (1) year terms unless either party notifies the

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other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Ksenak Employment Agreement and any successor period is known as his “employment period”).
Under the Ksenak Employment Agreement, Mr. Ksenak was entitled to an annual base salary of no less than $600,000, and was eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Ksenak’s annual incentive award could have been awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Ksenak during his employment period was based on the achievement of pre-established performance goals that were approved by the Compensation Committee. Mr. Ksenak’s target annual incentive award were set at no less than 50% of base salary.
Daniel McGinnis
On October 5, 2023, Octave entered into an Employment Agreement (the “McGinnis Employment Agreement”) with Daniel McGinnis, pursuant to which Mr. McGinnis would continue to serve as Senior Managing Director and Chief Operating Officer of Octave. The McGinnis Employment Agreement has an initial term of one (1) year and would have automatically renewed for successive one (1) year terms unless either party notified the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the McGinnis Employment Agreement and any successor period is known as his “employment period”).
Under the McGinnis Employment Agreement, Mr. McGinnis was entitled to an annual base salary of no less than $425,000, and was eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. The amount of any annual incentive award paid to Mr. McGinnis during his employment period was based on the achievement of pre-established performance goals that were approved by the Compensation Committee. Mr. McGinnis’ target annual incentive award was set at no less than 70% of base salary, as determined by the Compensation Committee, in its discretion.
Terms and Conditions of the Ksenak and McGinnis Employment Agreements
Each of the Ksenak Employment Agreement and the McGinnis Employment Agreement provided that during the employment period, Messrs. Ksenak and McGinnis would be eligible to participate in Octave’s incentive compensation plan, or any successor or additional plan, subject to the terms of any such plan, as determined in the discretion the Compensation Committee. Equity awards granted to Messrs. Ksenak and McGinnis under Octave’s incentive compensation plan would be similar in form and would have similar terms and conditions (other than amount) as equity awards granted to other senior executives of the Company. With respect to each calendar year that ended during the respective employment periods, the target annual long-term incentive award amounts for each of Messrs. Ksenak and Ms. McGinnis were to be no less than $225,000 and $340,000, respectively, each as determined by the Compensation Committee in its discretion.
If the Company terminates employment of any of Messrs. Ksenak or McGinnis other than for “Cause” (including notice of non-renewal by the Company) or any of Messrs. Ksenak or McGinnis terminates their own employment with “Good Reason” (as each such term is defined in the respective employment agreement), the Company will pay to such executive his base salary due through the date of termination, any unpaid annual incentive award earned with respect to any fiscal year ending on or preceding the date of termination and any other accrued benefits to which he is entitled as of the date of termination. In addition, such executive will be entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to 1.5 times the sum of (i) base salary and (ii) the amount of target annual incentive award, (b) a lump sum payment equal to target annual incentive award for the year in which the termination occurs pro-rated to reflect the time of service for such year through the date of termination, and (c) such executive and his or her eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage.
If the Company terminates any of Messrs. Ksenak or McGinn's employment other than for Cause (including notice of non-renewal by the Company) or any of Messrs. Ksenak or McGinnis terminates his employment for Good Reason, in each case in contemplation of and no more than 90 days prior to, or one year following the occurrence of, a “Change in Control” (as defined in the respective employment agreements), then, the multiplier used to determine the severance payments that such executive would otherwise be entitled to receive, as described in clause (a) of the immediately preceding paragraph, shall be

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2.0 instead of 1.5, and (i) all of such executive’s then-outstanding time-based equity awards granted on or after the effective date of his employment agreement will become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards granted on or after the effective date of his employment agreement, such executive will be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to any of Messrs. Ksenak or McGinnis in connection with their termination of employment are subject to their delivery of a general release of claims and material compliance with the restrictive covenants set forth in their respective employment agreements. Each of the Ksenak Employment Agreement and the McGinnis Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following each executive’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following each executive’s termination of employment), mutual non-disparagement, and cooperation on certain matters. Each of the Ksenak Employment Agreement and the McGinnis Employment Agreement also sets forth certain stock ownership guidelines that apply to each of Messrs. Ksenak and McGinnis, respectively. The guidelines generally require that the executives hold shares of the Company’s common stock equal in value to two times base salary for each of Messrs. Ksenak and McGinnis. Each of the executive employment agreements referred to in this section provides that the compensation of each Messrs. Ksenak and McGinnis continue to be subject to claw-back or recoupment to the extent required by Company policy or applicable law.
The preceding summary of each of the Ksenak Employment Agreement and the McGinnis Employment Agreement, contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Ksenak Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated January 4, 2017 and the full text of the McGinnis Employment Agreement which is filed as Exhibit 10.2 to Octave’s Current Report on Form 8-K filed October 6, 2023, each as though it were fully set forth herein.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table provides information about the number and value of RSUs and PSUs granted under Octave’s Incentive Compensation Plans (which includes the LTIP) that have not settled or converted into shares of Octave common stock (“vested”) and are held by our named executive officers as of December 31, 2025. The market value of the RSUs and PSUs was calculated based on the closing price of Octave’s common stock on the NYSE on December 31, 2025 ($7.78). The Compensation Committee accelerated the 2023 and 2024 PSU awards for each Messrs. LeBlanc, Trick and Ms. Smith to September 30, 2025, in connection with the close of the sale of our Legacy Financial Guaranty business to Oaktree Capital Management. Messrs. Ksenak and McGinnis had all of their outstanding RSU and PSU awards accelerated to November 30, 2025, as a result of a resignation for “Good Reason” (as defined in their employment agreements).

Named Executive Officer	Number of securities underlying unexercised options (#) unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)(2)	Market Value of Restricted Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Stock Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Stock Units that Have not Vested ($)
Claude LeBlanc	500,000	$8.97 / share	October 3, 2035	467,967	3,640,783	381,955	$2,971,610
David Trick	350,375	$8.97 / share	October 3, 2035	123,439	960,355	92,369	$718,631
R. Sharon Smith	284,125	$8.97 / share	October 3, 2035	106,200	826,236	82,383	$640,940
(1)    On October 3, 2025, the Compensation Committee awarded each of Messrs. LeBlanc and Trick, and Ms. Smith performance stock options pursuant to Octave’s 2024 Incentive Compensation Plan. The PSOs are eligible to vest beginning one year after the grant date based on Octave's achievement of the certain price hurdles related to the shares of Common Stock, during the five (5) year period following the grant date as follows: (i) 40 % shall vest on the date on which the sustained stock price first exceeds $18.00 per share; (ii) 20% shall vest on the date on which the sustained stock price first exceeds $21.50 per share; (iii) 20% shall vest on the date on which the sustained stock price first exceeds $25.00 per share; and (iv) 20% shall vest on the date on which the sustained stock price first exceeds $30.00 per share.
(2)     RSUs granted on July 9, 2025,vest in three equal annual installments on each of July 9, 2026, July 9, 2027, and July 9, 2028. RSUs         granted on March 13, 2024,vest in three equal annual installments on each of March 13, 2025, March 3, 2026, and March 3, 2027.

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RSUs granted on March 3, 2023 will vest in three equal annual installments on each of March 3, 2024, March 3, 2025, and March 3, 2026. RSUs granted on March 3, 2023 vested in three equal annual installments, with the final installment vesting on March 3, 2026. In addition, on October 3, 2025, the Compensation Committee awarded Mr. LeBlanc a replacement grant of 45,650 RSUs that were originally issued in July but voided due to certain limitations in the 2024 Incentive Compensation Plan, and also granted each of Messrs. LeBlanc and Trick, and Ms. Smith a special RSU grant that will vest and become non-forfeitable after one year (subject to limited exceptions), but will not settle until the earlier of the fifth (5) year anniversary of the grant date or the executive officer's termination date, provided such termination occurs after the one year vesting date.
(3)    PSUs granted to our NEOs under Octave's LTIP Plan on July 9, 2025 have a three year performance period and are subject to the rTSR modifier. PSUs granted in July, 2025 will vest within 75 days after December 31, 2027. The number of PSUs reported assumes that a target level of performance will be achieved over the relevant period.
Stock Vested in 2025
The following table sets forth certain information concerning RSUs and PSUs held by the named executive officers listed below that vested (settled or converted into shares of Octave common stock) in 2025. The value realized on vesting and settlement for each of our named executive officers was calculated based on the closing prices of our common stock on the NYSE on each of the following dates as set forth below: February 28, 2025 closed at $9.71; March 3, 2025 closed at $9.30; March 6, 2025 closed at $9.16; March 13, 2025 closed at $8.39; September 30, 2025 closed at $8.34; and November 28, 2025 closed at $8.99.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude LeBlanc	727,288	$6,358,663
David Trick	175,827	$1,537,270
R. Sharon Smith	156,819	$1,371,082
Stephen M. Ksenak	116,495	$1,059,032
Daniel McGinnis	67,029	$609,417

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Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments that would be made by the Company to each of the NEOs assuming that such officer's employment with the Company was terminated on December 31, 2025 under the circumstances outlined in the table. For purposes of this table, the per share price of the Company's common stock is assumed to be $7.78, which was the closing price on December 31, 2025. Following closing of the sale of our Legacy Financial Guarantee business on September 29, 2025, Messrs. Ksenak and McGinnis notified the Company of their resignation from the Company for “Good Reason” as defined in their employment agreements effective on or about November 30, 2025; and are therefore excluded from the table below. The actual received by Messrs. Ksenak and McGinnis are set forth below.

	Prior to a Change in Control			In Connection with a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause” or by Executive for “Good Reason”	Voluntary Resignation	Involuntary Termination without “Cause” or by Executive for “Good Reason”
Claude LeBlanc
Severance payment(1)	$—	$4,050,000	$—	$5,062,500
RSU settlement(2)	3,640,783	3,640,783	—	3,640,783
PSU settlement(3)	2,971,610	—	—	—
Pro-rata Annual STIP Award(4)	1,125,000	1,125,000	—	1,125,000
Benefits(5)	—	58,650	—	58,650
Total	$7,737,393	$8,874,433	$—	$9,886,933
David Trick
Severance payment(1)	$—	$1,762,500	$—	$2,350,000
RSU settlement(2)	960,355	960,355	—	960,355
PSU settlement(3)	718,631	—	—	—
Pro-rata Annual STIP Award(4)	420,000	420,000	—	420,000
Benefits(5)	—	51,170	—	51,170
Total	$2,098,986	$3,194,025	$—	$3,781,525
R. Sharon Smith
Severance payment(1)	$—	$1,312,500	$—	$1,750,000
RSU settlement(2)	826,236	826,236	—	826,236
PSU settlement(3)	640,940	—	—	—
Pro-rata Annual STIP Award(4)	375,000	375,000	—	375,000
Benefits(5)	—	51,170	—	51,170
Total	$1,842,176	$2,564,906	$—	$3,002,406
Lawrence F. Metz
Severance payment(1)	$—	$1,147,500	$—	$1,530,000
RSU settlement(2)	—	—	—	—
PSU settlement(3)	—	—	—	—
Pro-rata Annual STIP Award(4)	315,000	315,000	—	315,000
Benefits(5)	—	51,170	—	51,170
Total	$315,000	$1,513,670	$—	$1,896,170
(1)Pursuant to the employment agreements between Octave and each of Messrs. LeBlanc, Trick, Metz, and Ms. Smith, each such officer is entitled to receive the severance payments listed above if terminated “without cause”, or if they resign for “good reason.” See “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers.”

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(2)Messrs. LeBlanc, Trick, and Ms. Smith, received RSUs grants on March 3, 2023, March 13, 2024, July 9, 2025, and October 3, 2025. The remainder of the March 3, 2023 RSU awards vested and settled on March 3, 2026. The remainder of the March 13, 2024 RSU awards vest and settle in equal annual installments on March 3, 2026, and March 3, 2027. The July 9, 2025 RSU awards vest and settle in equal annual installments on July 9, 2026, July 9, 2027, and July 9, 2028. The October 3, 2025 RSU awards will vest and become non-forfeitable after one year (subject to limited exceptions), but will not settle until the earlier of the fifth (5) year anniversary of the grant date or the executive officer's termination date, provided such termination occurs after the one year vesting date. In certain cases, our named executive officers elected to defer the settlement of their RSUs into deferred share units for personal tax planning reasons. The value of RSUs reflected in the table includes these deferred share units. Valuation of all RSU awards is based upon the closing price of our common stock on December 31, 2025.
(3)Represents PSU Awards that remained outstanding at the end of 2025 related to the 2025 PSU Awards. With respect to such PSU awards, if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions. No amounts are included above with respect 2025 PSU awards for a termination by reason of disability nor involuntary termination without "Cause" or by Executive for "Good Reason," because any required payout cannot be determined until the end of the relevant performance period.
(4)Pursuant to the terms of the employment agreements for each of Messrs. LeBlanc, Trick, and Metz, and Ms. Smith, each of these executive officers is entitled receive a pro-rated portion of the annual STIP award that he or she would have received in the absence of such termination. Assuming a December 31, 2025 termination, each of Messrs. LeBlanc, Trick and Metz, and Ms. Smith were assumed to have received their target STIP award for 2025, as set forth in their respective employment agreements.
(5)Messrs. LeBlanc, Trick and Metz, and Ms. Smith, and their eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. The amounts included in the table reflect the cost of COBRA benefit continuation coverage under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits, as well as for Messrs. LeBlanc, Trick and Metz and Ms. Smith the cost of continued life insurance coverage for the 12 month severance period.
Messrs. LeBlanc and Trick and Ms. Smith each received both a PSU and an RSU award agreement in connection with their LTIP awards in 2025. In general, these agreements provided that unvested PSUs and RSUs would be forfeited on termination of employment, except (i) if a termination occurred by reason of disability, an involuntary termination by the Company other than for “cause,” or retirement, the recipient would be entitled to receive the PSU award (payable only at the end of the relevant performance period) based on the satisfaction of the performance conditions (with performance‑based awards settling, in the case of death, at the greater of target or actual performance) and the full value of any unvested RSU award at the time of termination; and (ii) if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive (i) the number of PSUs earned based on the greater of target and actual performance through the termination date, and (ii) the full value of any unvested RSU award. Except in the case of death (where the agreements specify the greater of target or actual, as noted above), since the value of any PSU payout cannot be determined until the end of the performance period, no PSU amounts are included in the table above for any other termination category related to the 2025 PSU awards. On October 3, 2025, Messrs. LeBlanc and Trick and Ms. Smith received Special RSU Awards that will vest and become non-forfeitable after one year (subject to limited exceptions), but will not settle until the earlier of the fifth (5th) year anniversary of the grant date or the executive officer's termination date, provided such termination occurs after the one year vesting date. In addition, Messrs. LeBlanc and Trick and Ms. Smith received Special PSO Awards. If any of Messrs. LeBlanc and Trick and Ms. Smith are terminated without "cause" or resign for "good reason," then the holding period for the Special RSU Awards and the service condition for the Special PSO Awards would be deemed satisfied on the termination date, and the Special PSO Awards could continue to vest if the price hurdles are met.
As of December 31, 2025, Octave did not have any contracts, agreements, plans or arrangements that provided for a payment to a named executive officer solely upon a change-in control of Octave.

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Pay Ratio Disclosure
Presented below is the ratio of annual total compensation of our Chief Executive Officer (“CEO”) to the median of the annual total compensation of all our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
In identifying our median employee, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2025. Total compensation for these purposes included base salary, annual cash incentive award, and any equity awards granted in 2025 and was calculated using internal payroll/tax records. We did not apply any cost-of-living adjustments as part of the calculation.
We selected the median employee based on the 568 full-time and part-time workers who were employed as of December 31, 2025, including independent contractors that we determined were our employees exclusively for the purpose complying with SEC reporting on “Pay Ratio Disclosure.” We did not exclude any non-U.S. employees using the SEC’s permitted exclusions under Item 402(u) of Regulation S-K.
The 2025 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $10,356,228. The 2025 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $94,474. The ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our employees (excluding our CEO) for fiscal year 2025 is 109.6 to 1.

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Pay Versus Performance
This “Pay Versus Performance” section provides information concerning executive pay (“compensation actually paid” as defined by the SEC) and Company performance for each of the fiscal years ending December 31, 2021, 2022, 2023, 2024, and 2025. The Compensation Committee did not consider this pay versus performance disclosure when making compensation decisions. These amounts have been calculated as required by SEC rules and do not reflect the actual amounts of compensation earned or realized by our NEOs. The following table below provides information concerning executive pay and Company performance as required under SEC Regulation S-K Item 402(v).

	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions)	Company-Selected Performance Measure (4)
Year					Total Shareholder Return	Peer Group Total Shareholder Return (3)
2025	$10,356,228	$7,150,486	$2,822,596	$2,174,349	$51	$126	$(259)	16.0%
2024	$6,340,720	$1,789,951	$2,043,085	$1,045,001	$59	$150	$(556)	10th
2023	$6,917,719	$7,049,544	$2,200,003	$2,229,021	$76	$130	$5	39th
2022	$6,185,762	$9,867,444	$2,058,411	$2,882,417	$81	$105	$522	45th
2021	$6,979,315	$8,273,439	$2,190,289	$2,413,753	$75	$145	$(17)	7th
(1)    The registrant's Principle Executive Officer (“PEO”) for the years 2021, 2022, 2023, 2024, and 2025 was Claude LeBlanc. Non-PEO NEOs for the years 2021, 2022, 2023, 2024 and 2025 were Messrs. Trick, Barranco, Ksenak, Metz (for 2025 only) and McGinnis (for 2025 only) and Ms. Smith.
(2)    Compensation Actually Paid (“CAP”) equals the Summary Compensation Table total, adjusted to replace the grant date value of stock unit awards with the sum of: (i) the fair value of all equity grants made during the year valued as of the last day of the year; (ii) the year over year changes in fair value of prior year awards that remain outstanding at the end of the year presented; and (iii) for awards that vested in the year presented, the changes in fair value of from prior year end to the vesting date. There were no equity awards that were granted and vested in the same year during the years presented. There were no dividends paid on unvested stock awards during the years presented. The assumptions used to calculate an award's fair value do not materially differ from the disclosed valuation assumptions used to calculate grant date fair value.
The following tables contain a reconciliation of the amounts reported for (i) total compensation in the Summary Compensation Table with the amounts reported for Compensation Actually Paid in each of the years indicated for the PEO, and (ii) an average of the total compensation in the Summary Compensation Table with the amounts reported for the average Compensation Actually Paid to the Non-PEO NEOs, respectively.

	Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for the PEO
Year	Summary Compensation Table Total	Deduct Grant Date Fair Value of Stock Unit Awards	Add Year-end fair value of stock unit awards granted	Add change in fair value of prior year outstanding awards	Add change in fair value of prior year vested awards	Compensation Actually Paid
2025	$10,356,228	$(7,575,742)	$6,537,977	$(347,991)	$(1,819,986)	$7,150,486
2024	$6,340,720	$(3,788,006)	$2,494,082	$(3,177,612)	$(79,233)	$1,789,951
2023	$6,917,719	$(4,125,142)	$4,396,779	$461,933	$(601,745)	$7,049,544
2022	$6,185,762	$(3,420,095)	$4,906,825	$2,649,464	$(454,512)	$9,867,444
2021	$6,979,315	$(4,358,942)	$3,779,167	$1,335,745	$538,154	$8,273,439

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	Reconciliation of the Average Summary Compensation Table Total to the Average Compensation Actually Paid to the non-PEO NEOs
Year	Average Summary Compensation Table Total	Deduct Grant Date Average Fair Value of Stock Unit Awards	Add Year-end average fair value of stock unit awards granted	Add change in average fair value of prior year outstanding awards	Add change in average fair value of prior year vested awards	Average Compensation Actually Paid
2025	$2,822,596	$(1,194,053)	$1,034,263	$(31,941)	$(456,516)	$2,174,349
2024	$2,043,085	$(831,220)	$546,093	$(695,746)	$(17,211)	$1,045,001
2023	$2,200,003	$(903,227)	$962,697	$102,449	$(132,901)	$2,229,021
2022	$2,058,411	$(748,853)	$1,074,383	$577,697	$(79,221)	$2,882,417
2021	$2,190,289	$(947,297)	$821,299	$281,351	$68,111	$2,413,753
(3)    Peer group total stockholder return represents the performance of the S&P Completion index (SPCMI).
(4)    Octave selected relative total stockholder return (“rTSR”) as the company-selected measure (“CSM”) from 2021 to 2024 and has selected adjusted EBITDA Margin to Octave Shareholders as its 2025 CSM.
Beginning in fiscal year 2025 Octave has selected Insurance Distribution (“ID”) EBITDA Margin to Octave Shareholders as its CSM. The Compensation Committee approved revisions to the Company’s short‑term incentive plan which includes linking CAP to our NEO directly within the ID segment. As a result of these changes, ID Adjusted EBITDA Margin to Octave Shareholders became the most important financial performance measure used to link compensation actually paid to performance for fiscal year 2025. ID Adjusted EBITDA Margin to Octave Shareholders measures the core earnings power of the segment. It is comprised of Adjusted EBITDA to Octave Shareholders which is a Non-GAAP measurement, for a discussion see Note 3, Segment Information, to Octave’s consolidated financial statements for the year-ended December 31, 2025. For this CSM metric, Adjusted EBITDA to Octave Shareholders is further adjusted by reversing EBITDA from any start-up entities that are under three years from inception. The resulting Adjusted EBITDA is then presented as a ratio against Total ID Revenues.
In prior fiscal years (2021–2024), relative total stockholders return (“rTSR”) was the most important financial performance measure used to determine CAP for our NEO’s and therefore served as the CSM for Octave. This measure was first approved by Octave's Compensation Committee for the 2019 LTIP but due to shifting overall company objectives this metric is not used as our CSM in 2025 as it does not link directly to our NEO’s CAP, consistent with SEC Regulation S-K Item 402(v).
The following table links Non-GAAP Adjusted EBITDA to Octave Shareholders to Octave’s 2025 CSM, as disclosed in Note 3, Segment Information, to Octave’s consolidated financial statements for the year-ended December 31, 2025.

	Note 3, Segment Information, to Octave’s consolidated financial statements for the year ended December 31, 2025	Adjusted EBITDA Metric Adjustment	2025 ID Adjusted EBITDA Margin Metric
Adjusted EBITDA attributable to Octave shareholders	$22,542	$(589)	$21,953
Total Revenues	163,726	(26,587)	137,139
Adjusted EBITDA Margin attributable to shareholders	13.8%		16.0%

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Description of the Relationship Between Compensation Actually Paid to our Named Executive Officers and Company Performance:
The following graph describes the relationship between Compensation Actually Paid (“CAP”) to the principal executive officer and the Average Compensation Actually Paid to the Non-PEO NEOs and Octave's cumulative total stockholder return (“Octave TSR”) over the last five fiscal years.
The following graph compares Octave's TSR and the S&P Completion index cumulative TSR over the last five fiscal years. The comparison assumes $100 was invested in the Company and in the S&P Completion index for the period starting December 31, 2019 and was held through the end of each fiscal year listed in the first table set forth above. Historical stock performance is not necessarily indicative of future stock performance.

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The following graph describes the relationship between CAP to our named executive officers and Octave's Net Income over the last five fiscal years.
Octave has selected ID Adjusted EBITDA Margin as its CSM for 2025 representing Adjusted EBITDA against Revenues within the ID segment. For prior years CSM was rTSR measure representing the percentile rank of Octave's TSR as compared to the TSR of all members of the peer group within each LTIP issuance, ranked in descending order (including Octave).The following graphs show the relationship of CAP compared with CSM metric’s over the last five fiscal years.

CAP vs. Octave Relative TSR Percentile
(Prior CSM)
$10.0
$5.0
$—
Actually Paid (in millions)
50
25
0
Octave rTSR Percentile Rank
$8.3
$2.4
7
$9.9
$2.9
45
$7.0
$2.2
39
$1.8
$1.0
10
2021
2022
2023
2024
PEO CAP
Average Non PEO CAP
Octave rTSR Percentile

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Company’s Most Important Financial (and Non-Financial) Performance Measures:
The following table contains a list that shows the most important financial performance measures used by Octave's Compensation Committee to link compensation actually paid to the named executive officers to Company performance for the most recently completed fiscal year.

●	Adjusted Insurance Distribution EBITDA Margin to Octave Shareholders
●	Total Insurance Distribution Revenues
●	Everspan Combined Ratio
●	Insurance Distribution 3-year EBITDA Growth Rate
●	Insurance Distribution 3-year Organic Revenue Growth Rate

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Audit and All Other Fees
The following table presents fees billed for professional audit services rendered by KPMG LLP for the integrated audit of Octave's consolidated financial statements and internal control over financial reporting for the years ended December 31, 2025 and 2024, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for calendar years 2025 and 2024 presented below were approved by the Audit Committee.

Audit Related Expenses	2025	2024
Audit Fees(1)	$2,852,000	$4,098,183
Audit Related Fees(2)	175,000	6,330
Tax Fees(3)	469,265	110,374
All Other Fees(4)	118,000	39,000
Total	$3,614,265	$4,253,887
(1)Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, consents, comfort letters and other attestation services.
(2)Audit related fees are for services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, IT system implementations, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards.
(3)Tax fees consist of tax compliance and tax advice, including advice in 2025 relating to the sale of Ambac Assurance Corporation.
(4)Other fees are those associated with services not captured in the other categories and include out of pocket expenses and auditor workpaper review for 2025 and an independent actuarial reserve opinion for Ambac Assurance Corporation for 2024.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management and/or the independent registered public accounting firm will submit to the Audit Committee for approval a summary of services expected to be rendered during that year for each of the categories of services.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the pre-approved amounts periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, any services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee or, if between meetings of the Audit Committee, by its chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000.

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THE AUDIT COMMITTEE REPORT
The Audit Committee of Octave is responsible for providing independent, objective oversight of Octave’s accounting functions, internal controls and risk management. The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. As of the date of this report, the Audit Committee was composed of four directors, each of whom is independent within the meaning of the rules of the Securities and Exchange Commission (“SEC”) and the Listing Rules of the NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Octave has determined that all four members of the Audit Committee, Messrs. Haft and Price, and Mses. Iglesias and Matus, are “audit committee financial experts” as that term is defined in the rules and regulations of the SEC.
The Audit Committee operates under a written charter adopted by Octave's Board of Directors. A copy of the charter is available in the Corporate Governance section of our Investor Relations website: octavegroup.com/investor-relations/governance/governance-documents/default.aspx. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC and the NYSE.
Management is responsible for the preparation, presentation and integrity of Octave’s financial statements, accounting and financial reporting principles, the establishment and effectiveness of internal controls (including internal control over financial reporting) and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Octave’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Octave in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, upon the information provided to it and on the representations made by management and the independent registered public accounting firm.
In 2025, the Audit Committee held six meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP (“KPMG”). The Audit Committee discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Octave’s internal controls. The Audit Committee also met with the Chief Financial Officer, with and without other members of management present, to discuss matters relating to financial reporting and internal controls.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2025, with management, our internal auditors and KPMG. The Audit Committee also discussed with management and KPMG the process used to support certifications by Octave’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Octave’s periodic filings with the SEC.
The Audit Committee also discussed with KPMG matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Octave’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS 1301).
KPMG also provided to us the written disclosures regarding their independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with them their independence from Octave. When determining KPMG’s independence, the Committee considered, among other matters, information provided by KPMG regarding PCAOB inspections, and whether KPMG’s provision of services to Octave beyond those rendered in connection with their audit of Octave’s consolidated financial statements and reviews of Octave’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by, and the amount of fees paid for such services to, KPMG. The Audit Committee concluded that KPMG, an independent registered public accounting firm, is independent from Octave and its management.

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Based on its review and discussions referred to above, the Audit Committee recommended to the Board that Octave’s audited financial statements for the year ended December 31, 2025, be included in Octave’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Every year, the Audit Committee evaluates the performance of the independent auditor and considers whether to retain the current independent auditor or consider rotating the engagement to a different audit firm. This evaluation is based on a number of factors including the professional qualifications of the independent auditor, the performance of the senior audit engagement team and the lead audit partner and the quality of the firm’s communications with the Audit Committee and Octave. As a matter of good corporate governance, the Audit Committee under took a number of steps in consideration of a potential audit firm rotation. Of particular consideration was that recent acquisitions have resulted in the Company having multiple audit firms. KPMG, the Company’s current independent registered public accounting firm, has served as the Company’s auditor since 1985. Therefore, the Company and Audit Committee invited several independent registered public accounting firms, including KPMG, to respond to an audit services request for proposal (“RFP”). On December 10, 2025, the Company completed a competitive RFP process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Following an extensive evaluation process and with the approval of the Audit Committee, the Company chose not to continue with the engagement of KPMG. The Company notified KPMG on December 10, 2025, that it will be dismissed as the Company’s independent registered public accounting firm, upon completion of their audits of the Company’s consolidated financial statements as of and for the year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, and the issuance of their reports thereon. The audit reports of KPMG on the Octave Specialty Group, Inc. and subsidiaries' consolidated financial statements as of and for the years ended December 31, 2025, 2024, and 2023, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2025, 2024, and 2023, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s three most recent fiscal years ended December 31, 2025, 2024, and 2023, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act and the related instructions thereto, with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports.
On December 10, 2025, the Audit Committee approved the appointment of Ernst and Young LLP (“EY”) as the Company’s new independent registered public accounting firm, subject to completion of EY’s client acceptance procedures and execution of engagement agreement(s), for the audit of the Company’s financial statements for the year ended December 31, 2026. The Audit Committee determined that the retention of EY to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders. Although the Audit Committee has the sole authority to appoint the independent auditor, the Audit Committee recommended that Octave’s Board of Directors seek stockholder ratification of the appointment at the next annual meeting of stockholders as a matter of good corporate governance.
The Audit Committee
Ian D. Haft (Chairman), Lisa G. Iglesias, Kristi A. Matus and Michael D. Price
February 18, 2026

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy and Procedure
Our Related Party Transactions Policy provides that Octave will only enter into a related party transaction when our Board of Directors, acting through the Governance and Nominating Committee, determines that the related party transaction is in the best interests of Octave and our stockholders.
For the purposes of this policy,
•    a “related party” means:
◦a member of the Board of Directors (or a nominee to the Board of Directors);
◦an executive officer;
◦any person who is known by Octave to be the beneficial owner of more than 5% of our common stock; or
◦any person known by Octave to be an immediate family member of any of the persons listed above; and
•    a “related party transaction” means a transaction (and/or amendment thereto) with a related party occurring          since the beginning of our last fiscal year, or any currently proposed transaction, involving Octave where the amount exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.
•    Materiality is determined on the basis of the significance of the information to investors in light of all the circumstances. Factors to be considered in determining whether a Related Party’s interest is material include:
◦the importance of the interest to the Related Party (financial or otherwise);
◦the relationship of the Related Party to the transaction;
◦the relationship of the Related Parties to each other; and
◦the dollar amount involved in the transaction.
Each of our directors and executive officers is required to bring potential related party transactions to the attention of Octave and are periodically required to confirm and provide details of such transactions. Our legal staff, in consultation with management and with outside counsel, as appropriate, determines whether any transaction or relationship brought to Octave’s attention does, in fact, constitute a related party transaction requiring compliance with our Related Party Transactions Policy.
If our legal department determines that a transaction is a related party transaction, the Governance and Nominating Committee must review the transaction and either approve or disapprove it. In determining whether to approve a transaction with a related party, the Governance and Nominating Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:
•whether the terms of the related party transaction are fair and reasonable to the Company, in the Company’s best interests, and offered on the same basis as would apply if the transaction did not involve a related party;
•whether there are business reasons for the Company to enter into the related party transaction;
•whether the related party transaction would impair the independence of an outside director; and
•whether the related party transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance and Nominating Committee deems relevant.
Any member of the Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may, if so requested by the Chair of the Committee, participate in some or all of the Committee's discussions of the related party transaction. Upon completion of its review of the transaction, the Committee may determine to permit or to prohibit the related party transaction.

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There were no related party transactions identified by management, the Board or the Governance and Nominating Committee in 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s common stock to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s equity securities. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to its directors, executive officers, and greater-than-10% beneficial owners were complied with on a timely basis, except that each of Mr. Trick and Ms. Smith filed one late report on Form 4/A correcting the number of shares withheld by the Company to satisfy certain tax withholding obligations upon vesting and settlement of a stock unit award and one late Form 4 filed by Ms. Ahn reporting a restricted stock unit award.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees
The Governance and Nominating Committee has recommended, and the Board of Directors has nominated:

✓	Ian D. Haft	✓	Kristi A. Matus

✓	Lisa G. Iglesias	✓	Michael D. Price

✓	Joan Lamm-Tennant	✓	Jeffrey S. Stein

✓	Claude LeBlanc
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, seven directors will be elected to the Board of Directors.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board of Directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office for each person elected as a director will continue until our next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.
The sections titled “Board of Directors” and “Director Selection Process and Qualifications” in this Proxy Statement contain more information about the leadership skills and other experiences that led our Governance and Nominating Committee and our Board of Directors to recommend each as a nominee for director. Each of the director nominees elected to the Board of Directors shall be entitled to receive the compensation package for the 2025 fiscal year set forth in the section titled “Board Compensation Arrangements for Non-Employee Directors -- Compensation for Non-Employee Directors in 2025."
Required Vote
To be elected, the number of votes cast “FOR” each of our seven director nominees must exceed the number of votes cast “AGAINST” such nominee. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Octave Recommendation

☑	Our Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above mentioned nominees.
* * * * *

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PROPOSAL NUMBER 2

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, which is the SEC’s rule setting forth executive compensation disclosure requirements.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.
We believe that our executive compensation program is structured to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described under “Executive Compensation.” This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.
The say on pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.
Octave Recommendation

☑	The Board of Directors recommends a vote “FOR” the approval of executive compensation.
* * * * *

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PROPOSAL NUMBER 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, the Audit Committee of the Board of Directors (the “Audit Committee”), with the assistance of management, issued a Request for Proposal (“RFP”) regarding the Company’s engagement of an independent registered public accounting firm to audit the Company’s consolidated financial statements for its fiscal year ending December 31, 2026. Thereafter, the Audit Committee conducted a comprehensive, competitive RFP process. The Audit Committee invited multiple firms to participate in this RFP process. Following this process, effective December 10, 2025, the Audit Committee dismissed KPMG LLP (“KPMG”), which had previously served in such capacity since 1985, and appointed Ernst & Young LLP (“EY”) to continue as our independent registered public accounting firm for the 2026 fiscal year.
We are asking our stockholders to ratify the appointment of EY as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for the rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.
A representative of EY will be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.
Required Vote
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires that the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person, or represented by proxy at the Annual Meeting and entitled to vote thereon. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young LLP.
Octave Recommendation

☑	Our Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
* * * * *

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PROPOSAL NUMBER 4

OCTAVE'S 2026 INCENTIVE COMPENSATION PLAN
Under this Proposal Number 4, our Board of Directors (the “Board”) is recommending that our stockholders approve the Octave Specialty Group, Inc. 2026 Incentive Compensation Plan (the “2026 Plan”), which was adopted by the Board on April 1, 2026, and will become effective on May 28, 2026 (the “Effective Date”), subject to the approval of the Plan by our stockholders on such date. The purpose of the 2026 Plan is to promote our interests and the interests of our subsidiaries and our stockholders by providing the employees and consultants of Octave and its subsidiaries and members of the Board with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.
The 2026 Plan is intended to replace Octave’s existing equity compensation plan, the 2024 Incentive Compensation Plan as amended September 26, 2025 (the “2024 Plan”). If our stockholders approve the 2026 Plan, no new awards will be granted under the 2024 Plan, but the terms and conditions of the 2024 Plan will continue to govern any outstanding awards granted under the 2024 Plan. In the event our stockholders do not approve this Proposal, the 2026 Plan will not become effective, and the 2024 Plan will continue to be effective in accordance with its terms. No awards have or will be made under the 2026 Plan prior to its approval by our stockholders at the Annual Meeting.
We are requesting approval of 1,200,000 new shares for awards under the 2026 Plan. Awards may also be made under the 2026 Plan with respect to the shares that, as of the Effective Date, remain available for grant under the 2024 Plan, which has previously been approved by our stockholders. In addition, shares subject to outstanding awards granted under the 2024 Plan as of the Effective Date that subsequently terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares will become available for awards under the 2026 Plan (for the avoidance of doubt, such shares are not initially available for grant under the 2026 Plan). In determining the number of shares to request under the 2026 Plan, we evaluated our share availability under the 2024 Plan, recent and planned share usage, our historical annual equity award grant rate, the total dilutive impact of the share reserve, our historical forfeiture rate and our estimates of the number of shares needed to attract new hires.
Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the 2026 Plan will be sufficient to provide awards for approximately one or two years. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels (including the impact of actual performance on payout levels), competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures.
Key Stockholder Considerations
Stockholders should consider the following in determining whether to approve the 2026 Plan:
◦The 2026 Plan follows best market practices. We have designed the 2026 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, consultants and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:
▪No “evergreen” provision. No automatic increase in the number of shares available for issuance without stockholder approval.
▪Annual Non-Employee Director Limit. The aggregate value of all awards granted under the Plan paid by Octave to any non-employee director in a calendar year shall not exceed $1,000,000.
▪No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

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▪Prohibition on Repricing and Cash Buyouts. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.
▪No Liberal Share Recycling with respect to Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with the exercise of a stock option or SAR count against the number of shares remaining available under the 2026 Plan.
▪Minimum Vesting Requirement. Awards may not become exercisable or vested prior to the one-year anniversary of the grant date of the award (provided that the committee administering the 2026 Plan may provide for vesting upon or after a termination of employment or service or otherwise), except that up to 5% of the share reserve under the 2026 Plan may be subject to awards that do not meet such minimum vesting requirement.
▪No Single-Trigger Acceleration. The 2026 Plan does not provide for automatic acceleration of vesting of equity awards upon a change in control of the Company, unless awards are not assumed, substituted for or otherwise replaced in connection with the change in control.
▪No Dividends on Unvested Awards. The 2026 Plan prohibits the current payment of dividends or dividend equivalent rights on unvested awards.
▪No Automatic Grants. The 2026 Plan does not provide for “reload” or other automatic grants to participants.
▪Awards Subject to Clawback Policy. Awards granted pursuant to the 2026 Plan will be subject to mandatory repayment to the Company to the extent the participant is, or in the future becomes, subject to (x) any Company “clawback” or recoupment policy that is adopted, or (y) any law, rule, requirement or regulation which imposes mandatory recoupment.
▪No Tax Gross-Ups. The 2026 Plan does not provide for any tax gross-ups.
▪Total Dilution is Reasonable. Dilution is commonly measured by “overhang,” which refers to the amount of actual dilution from historical awards under an equity compensation plan, plus additional potential dilution to current shareholders that could result from future issuance of the shares reserved under an equity compensation plan. As of March 31, 2026, there were 5,330,826 shares subject to outstanding equity awards under our 2024 Plan (based on the probable number of shares potentially payable under outstanding performance stock units), an additional 676,634 shares were reserved for issuance under our 2024 Plan, and we are requesting an additional 1,200,000 shares for grant under the 2026 Plan, which based on 45,031,592 shares outstanding on March 31, 2026, results in a total potential dilution of 16.0%.
▪Equity share usage (“burn rate”). The table below sets forth our three-year average equity burn rate, which we define as the number of shares subject to time-based and performance-based equity awards granted, over weighted-average common shares outstanding for the year. The burn rate for 2025 was affected by certain one-time equity compensation actions in support of the sale of Octave’s Legacy Financial Guarantee business, as further described in the Compensation Discussion & Analysis (see page 34).

Fiscal Year	Performance Stock Options Granted (A)(1)	Total Number of Time-based Full Value Awards (FVA) Granted (B)	Total Number of Performance-based FVA Granted (C)	Weighted-Average Basic Common Shares Outstanding (D)	One-Year Burn Rate (A+B+C)/D
2025	1,134,500	1,134,621	1,016,230	47,181,227	6.96%
2024	—	250,992	371,877	46,969,708	1.33%
2023	—	415,416	479,079	45,636,649	1.96%
			Three-Year Average Burn Rate		3.42%
(1)Performance stock options (PSOs) granted in 2025 are all subject to performance conditions. They will not be earned unless the following stock price hurdles are met on a 60-day volume-weighted average price basis:

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	Weight	Exercise Price	Stock Price Hurdle
Tranche 1	40%	$8.97	$18.00
Tranche 2	20%	$8.97	$21.50
Tranche 3	20%	$8.97	$25.00
Tranche 4	20%	$8.97	$30.00
As of April 2, 2026, none of the performance stock options were earned. Octave’s equity burn rate for 2025, excluding PSOs, and special RSUs granted in connection with the Sale Transaction, was 3.81%, and the three-year average burn rate, 2023 – 2025, was 2.36%.
Share Information as of March 31, 2026
The information included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ending December 31, 2025 is updated by the following information regarding all existing equity compensation plans as of March 31, 2026:

Existing Equity Compensation Plan Information	As of March 31, 2026
Total number of stock options outstanding(1)	1,134,500
Weighted-average exercise price of stock options outstanding	$8.97/ per share
Weighted-average remaining term of stock options outstanding	2.71
Total number of full value awards outstanding(2)	5,330,826
Shares remaining for grant under the 2024 Plan(3)	676,634
(1)     The aggregate number of PSOs outstanding have a weighted average exercise price of $8.97 per share and a weighted average remaining term of 2.71 years. The PSOs outstanding are all subject to performance conditions, as described above.
(2)    Includes 2,220,984 shares underlying outstanding unvested performance stock unit awards, and 1,975,342 shares underlying outstanding unvested (or vesting and deferred for future settlement) restricted stock unit awards. The number of outstanding unvested performance stock unit awards assumes payout at probable performance achievement. Excludes outstanding awards that will be settled in cash.
(3)      Assumes performance stock unit awards are paid at probable performance achievement. No further awards will be made under the 2024 Plan after the Effective Date of the 2026 Plan. Any shares remaining available for grants under the 2024 Plan as of the Effective Date will be transferred to the 2026 Plan and available for future grants under the 2026 Plan.
Summary of the 2026 Plan
The material features of the 2026 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2026 Plan, which is set forth in Appendix B to this proxy statement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2026 Plan. The 2026 Plan will not become effective unless stockholder approval is obtained at the Annual Meeting.
Administration
The 2026 Plan will be administered by a “Committee” which generally will be the Compensation Committee of the Board (the Governance and Nominating Committee in the case of awards to members of the Board). In addition, the Committee will generally be comprised of not fewer than two directors (or a greater number if required for compliance with applicable securities laws), each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and is independent for purposes of stock exchange listing requirements. The Committee has full discretionary authority to administer the 2026 Plan, including without limitation the authority to (i) designate the employees and consultants of the Company and members of the Board who will be granted incentive awards under the 2026 Plan and the amount, type and other terms and conditions of such incentive awards and (ii) interpret and construe any and all provisions of the 2026 Plan and the terms of any award (and any agreement evidencing the grant of an award). The Committee may exercise all discretion granted to it under the 2026 Plan in a non-uniform manner among participants. The Committee may delegate to a subcommittee of one or more members of the Board or employees of the Company the authority to grant awards, subject to such limitations as the Committee will specify and to the requirements

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of applicable law. In addition, the Committee may, among other things, provide for the payment of dividends or dividend equivalents with respect to any award granted under the 2026 Plan, provided, that no dividend or dividend equivalents will be granted with respect to an Option or SAR, and any dividends payable, or dividend equivalents credited, with respect to an award will not vest or become payable unless and until the award to which the dividends or dividend equivalents correspond becomes vested.
Eligibility
Any common law employee or consultant of, or person who renders services directly or indirectly to, the Company and any member of the Board is eligible for selection by the Committee to receive an award under the 2026 Plan (such a person who is selected to receive an award is referred to herein as a “Participant”). As of December 31, 2025, the Company had approximately 500 employees and consultants, and six non-employee members of the Board who would be eligible to participate in the 2026 Plan.
Shares Subject to the 2026 Plan
If the 2026 Plan is approved by Octave’s stockholders, the maximum number of shares of Octave’s common stock (“Common Stock”) that will be available for awards under the 2026 Plan may not exceed the sum of (A) 1,200,000 shares of Common Stock plus (B) the number of shares of Common Stock reserved for purposes of the 2026 Plan on the Effective Date that is in excess of the number of shares then subject to outstanding awards granted under the 2026 Plan plus (C) the number of shares of Common Stock subject to outstanding awards granted under the 2024 Plan as of the Effective Date that subsequently terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares and become available for issuance under the 2026 Plan (the “Share Limit”). Shares of Common Stock available for issuance under the 2026 Plan may be either shares that are currently authorized and unissued or shares currently held by Octave or subsequently acquired by Octave as treasury shares, including shares purchased in the open market or in private transactions.
The number of shares deemed to be covered by Performance-Based Awards (as defined below) granted under the 2026 Plan and counted against the Share Limit as of the applicable grant date shall be determined by or in the manner approved by the Committee, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance-Based Award to the extent different. Any shares of Common Stock that are subject to Awards, other than Performance-Based Awards, shall be counted against the Share Limit as one (1) share of Common Stock for every one (1) share of Common Stock subject to the Award. Any Awards designated by the Committee to be cash settled shall not be counted against the Share Limit. If any shares of Common Stock covered by an award under the 2026 Plan or any award outstanding under the Prior Plans as of the Effective Date are not purchased or are forfeited or expire or otherwise terminate without delivery of any Common Stock subject to the award or are settled in cash in lieu of shares, then the number of shares with respect to such award will, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making awards under the 2026 Plan. In addition, shares of Common Stock deducted or delivered from payment of an award, other than an award of stock options (“Options”) or stock appreciation rights (“SARs”), in connection with the Company’s tax withholding obligations will again be available for making awards under the 2026 Plan. The number of shares of Common Stock available for issuance under the 2026 Plan will not be increased by the number of shares (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an Option or SAR, (ii) deducted or delivered from payment of an award of Options or SARs in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the 2026 Plan that is settled in shares of Common Stock that were not issued upon the net settlement or net exercise of such SAR.
Award Limits
The maximum number of shares of Common Stock that may be delivered pursuant to the exercise of incentive stock options (“ISOs”) under the 2026 Plan cannot exceed 1,200,000. The 2026 Plan also provides that the aggregate value of all awards granted under the Plan and all other cash compensation paid by Octave to any non-employee director in a calendar year shall not exceed $1,000,000.
In each case, the number of shares (as well as the exercise price of Options and SARs and the limits on individual awards) is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of Octave or the outstanding shares of Common Stock.
Award Types
The 2026 Plan permits grants of the following types of awards subject to such terms and conditions as the Committee will determine, consistent with the terms of the 2026 Plan: (1) Options, including stock options intended to qualify as ISOs, (2)

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SARs, (3) Full Value Awards (including phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, and (4) Cash Incentive Awards. Subject to the terms and conditions set forth in the 2026 Plan, awards may be settled in cash or shares of Common Stock and may be subject to performance-based and/or service-based conditions.
Options and SARs
Under the 2026 Plan, the Committee may award Options that are either ISOs or nonqualified stock options and SARs. ISOs may only be awarded to employees of Octave and its eligible corporate subsidiaries.
The Committee will determine the exercise price of any Option and SAR in its discretion; provided, however, that the exercise price of any Option or SAR may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. On April 2, 2026, the closing price of the Common Stock as reported on the New York Stock Exchange was $4.62 per share.
Except for adjustments in connection with a corporate transaction or restructuring or reductions approved by Octave’s stockholders, the exercise price of an Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR be surrendered to Octave as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, unless approved by Octave’s stockholders, in no event will any Option or SAR be surrendered to Octave in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is less than the then current fair market value of a share of Common Stock.
The Committee will determine the terms and conditions of exercise and vesting of each Option and SAR in its discretion; provided, however, that the maximum term of an Option or SAR may not exceed ten years from the date of grant.
The Committee will determine the procedures pursuant to which Options and SARs may be exercised, including through net settlement or other method of cashless exercise.
Full Value Awards
Under the 2026 Plan, the Committee may award “Full Value Awards” which is the grant of equity awards, equity- based awards or equity-related awards that entitle the Participant to receive one or more shares of Common Stock (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). The Committee will determine the amount and the terms and conditions of each Full Value Award consistent with the 2026 Plan.
Cash Incentive Awards
Under the 2026 Plan, the Committee may award a “Cash Incentive Award” which is an award other than an Option, SAR or Full Value Award that may be settled in cash or Common Stock. The Committee will determine the amount and the terms and conditions of Cash Incentive Awards consistent with the 2026 Plan.
Performance-Based Awards
Under the 2026 Plan, the Committee may award “Performance-Based Awards,” which is any award made subject to the achievement of performance conditions over a performance period. A Performance-Based Award granted under the 2026 Plan (i) may be denominated or payable in cash, shares of Common Stock, other securities, other Awards or other property and (ii) will confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee will establish. Subject to the terms of the 2026 Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance- Based Award granted, the amount of any payment or transfer to be made pursuant to any Performance-Based Award and any other terms and conditions of any Performance-Based Award will be determined by the Committee.
Minimum Vesting Requirements
No award (or portion of any award) granted under the 2026 Plan will become exercisable or vested prior to the one-year anniversary of the grant date of such award, provided that this restriction will not apply to awards granted under the 2026 Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed 5% of the Share Limit (subject to adjustment as provided in the 2026 Plan). This requirement will not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without cause, death, disability, retirement or constructive termination.

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Change in Control in which Awards are not Assumed
Except as otherwise provided in an award agreement or in another agreement with a Participant, upon the occurrence of a Change in Control (as defined in the 2026 Plan) in which outstanding awards are not assumed, continued or substituted for, the following provisions will apply to awards (to the extent not assumed, continued or substituted for):
•Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, all outstanding Options, SARs and Full Value Awards will be deemed to have vested, and all shares of Common Stock and/or cash subject to such Awards will be delivered; and either or both of the following two actions will be taken:
◦At least 15 days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs will become immediately exercisable and will remain exercisable for a period of 15 days, any exercise of an Option or SAR during the 15-day period will be conditioned upon the consummation of the Change in Control and will be effective only immediately before such consummation, and upon consummation of such Change in Control, all outstanding but unexercised Options and SARs will terminate; and/or
◦The Committee may elect to cancel any outstanding Options, SARs, and/or Full Value Awards and pay or deliver, or cause to be paid or delivered, to the holder of the award an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Full Value Awards (for shares of Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (y) the exercise price applicable to such Options or SARs.
•For Performance-Based Awards, (i) if less than half of the performance period has elapsed, then such Performance-Based Awards will be treated as though target performance has been achieved, and (ii) if at least half of the performance period has elapsed, then actual performance to date will be determined as of a date reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee in its sole discretion, and that level of performance thus determined will be treated as achieved immediately prior to occurrence of the Change in Control. If, based on the discretion of the Committee, actual performance is not determinable, the Performance-Based Awards will be treated as though target performance has been achieved. Awards that arise out of this treatment of Performance-Based Awards in a Change in Control will be settled under the Change in Control provisions described above for the applicable award type.
•Cash Incentive Awards will be governed by the terms of the applicable award agreement.
Change in Control in which Awards are Assumed
Except as otherwise provided in the applicable award agreement or in another agreement with the Participant, upon the occurrence of a Change in Control in which outstanding awards are being assumed, continued or substituted for, the following provisions will apply to awards (to the extent assumed, continued or substituted for):
•The 2026 Plan and the awards granted under the 2026 Plan will continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such awards, or for the substitution for such awards of new stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, performance share units or deferred share units relating to the securities of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares and exercise prices of options and stock appreciation rights.
•In the event a Participant’s award is assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated by the Company (or its successor) without Cause (as defined in the 2026 Plan) within the 12-month period following the consummation of such Change in Control, the Participant’s award will become fully vested as of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee will determine (but in no event later than the original expiration date of the award).

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Withholding Taxes and Transferability of Awards; Notices to Participants
All awards and other payments under the 2026 Plan are subject to withholding of all applicable taxes. The Company will have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of an Option or SAR or pursuant to any other award. Unless otherwise provided in an award agreement or determined by the Committee at the time a withholding obligation arises, the Company will satisfy such withholding obligation by withholding shares of Common Stock otherwise issuable to the Participant. The Committee may provide in an award agreement that the Participant will pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation or that, subject to the prior approval of the Company, the Participant may elect to satisfy such withholding obligation, in whole or in part, by delivering to the Company shares of Common Stock already owned by the Participant that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
Awards under the 2026 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable rules thereunder). To the extent that the Participant who receives an award under the 2026 Plan has the right to exercise such award, the award may be exercised during the lifetime of the Participant only by the Participant. To the extent provided by the Committee, awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish.
The terms and conditions of each award made under the 2026 Plan, including vesting requirements, may be set forth in a written (including electronic) notice to or award agreement with the Participant.
Clawback/Recoupment
Any award granted under the 2026 Plan will be subject to mandatory repayment to the Company by the Participant who holds such award (i) to the extent set forth in the 2026 Plan or an award agreement or (ii) to the extent the Participant is, or in the future becomes, subject to (A) any Company “clawback” or recoupment policy that is adopted, or (B) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.
Amendment and Termination of the 2026 Plan and Awards
The Board may, at any time, amend or terminate the 2026 Plan, and the Committee may amend any award; provided, however that no amendment or termination (other than adjustments in connection with a corporate transaction or restructuring) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the Participant’s affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the 2026 Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable) and no amendment may be made to the anti-repricing provisions of the 2026 Plan relating to Options and SARs unless the amendment is approved by Octave’s stockholders. Stockholder approval of any 2026 Plan amendment is also required if stockholder approval is required by law or the rules of any stock exchange on which the Common Stock is listed.
It is the intention of the Company that the 2026 Plan and awards granted under the 2026 Plan either be exempt from, or comply with, Section 409A of the Code. If the Board determines that a Participant would be subject to an excise or penalty tax under Section 409A as a result of any provision of any award granted under the 2026 Plan, such provision will be deemed amended to the minimum extent necessary to avoid application of such penalty tax. Neither the Company nor the Board or any committee administering the 2026 Plan will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A, or will have any liability to any Participant for such tax or penalty.
Section 280G
Certain payments made to employees and other service providers in connection with a Change in Control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the Participant under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the Participant’s “base amount,” the Participant is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the payments. The base amount is generally defined as the Participant’s average compensation for the five calendar years prior to the date of the Change in Control. The value of accelerated vesting of awards in connection

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with a Change in Control can constitute a parachute payment. The 2026 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a Participant may receive to no more than 299% of the Participant’s base amount, but only if such cutback results in larger after-tax payments to the Participant.
Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax rules relevant to Participants in the 2026 Plan and to Octave relating to awards under the 2026 Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the 2026 Plan. The following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.
Non-Qualified Stock Options. Generally, the grant of an Option that is not an ISO (a “Non-Qualified Stock Option”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and Octave will be entitled to a corresponding deduction, subject to the limitations of Section 162(m) of the Code and Octave’s compliance with applicable reporting requirements. Gains or losses realized by the Participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
The exercise of a Non-Qualified Stock Option through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includable as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.
ISOs. Generally, the grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Octave and its eligible corporate subsidiaries during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the Participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Octave will not be entitled to any deduction for Federal income tax purposes. The Participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and, subject to the limitations of Section 162(m) of the Code and Octave’s compliance with applicable reporting requirements, a corresponding deduction will be allowed to Octave, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.

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The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a Non-Qualified Stock Option; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.
SARs. Generally, a Participant will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the difference between the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise and the exercise price of the SAR. Octave will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant, subject to the limitations of Section 162(m) of the Code and Octave’s compliance with applicable reporting requirements.
Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.
In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.
Octave generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant, subject to the limitations of Section 162(m) of the Code and Octave’s compliance with applicable reporting requirements.
New Plan Benefits
The issuance of any awards under the 2026 Plan will be at the discretion of the Committee. In addition, the benefit of any awards granted under the 2026 Plan will depend on a number of factors, including the fair market value of Company shares on future dates, and actual Company performance against performance goals established with respect to performance awards, among other things. Therefore, it is not possible to determine the amount or form of any award that will be granted to any

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individual in the future. For information regarding awards granted to our NEOs under the 2024 Plan during the 2025 fiscal year, please refer to the Grants of Plan-Based Awards in 2025.
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 regarding securities issued under our 2024 Incentive Compensation Plan:

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)(3)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Third Column)(4)
Equity compensation plans approved by security holders	2024 Incentive Compensation Plan(1)	3,107,491	$8.97	2,434,410
	2020 Incentive Compensation Plan(1)	527,238	$—	—
Equity compensation plans not approved by security holders	None	—	$—	—
Total		3,634,729	$8.97	2,434,410
(1)Our 2024 Incentive Compensation Plan (“2024 Plan”) was approved by the stockholders of OSG on June 5, 2024 as a successor to our 2020 Incentive Compensation Plan (“2020 Plan”) which was approved on June 2, 2020. Effective June 5, 2024, awards may no longer be granted under the 2020 Plan; authorized and unissued shares under the 2020 Plan are available for issuance under the 2024 Plan. The total number of shares of Octave common stock available for issuance under the 2024 Incentive Compensation Plan is 4,350,000.
(2)    Represents, as of December 31, 2024, the number of outstanding restricted stock unit awards, stock options and the probable number of performance stock units that may be issued if certain performance goals are achieved. Refer to Note 17 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for a description of the grants made under the 2024 Plan. This amount includes 1,096,843 restricted stock units, 1,403,386 performance stock units which are based on the probable number of shares potentially payable under the awards and 1,134,500 of performance stock options. There are 4,324,188 performance stock units outstanding based on the maximum number of shares potentially payable under such awards.
(3)    Each restricted stock unit, performance stock option and performance stock unit awarded under our 2024 Plan was granted at no cost to the persons receiving them. Restricted stock units represent the contingent right to receive the equivalent number of shares of Octave common stock and may vest after the passage of time. Stock options represent the right to acquire an equivalent number of shares of Octave common stock at a specified exercise price. Performance stock units granted pursuant to the Company’s Long Term Incentive Plan represent the contingent right to receive a number of shares of Octave common stock ranging from 0% to 240% of the number of units granted depending upon the achievement of certain company-wide performance goals at the end of a specified performance period.
(4)    Represents, as of December 31, 2024, the number of probable securities available for future issuance under compensation plans. The number of securities remaining available for future issuance under compensation plans considering the maximum number of performance stock units are 610,451.
Required Vote
Approval of Octave's 2026 Incentive Compensation Plan requires that the number of votes cast “FOR” this proposal must exceed the number votes cast “AGAINST” this proposal by holders of our common stock who are present in person, or by proxy at the Annual Meeting.
Octave Recommendation

☑	Our Board of Directors recommends a vote FOR the approval of Octave's 2026 Incentive Compensation Plan
* * * * *

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Appendix A
NON-GAAP FINANCIAL MEASURES
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company is reporting non-GAAP financial measures: EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, Organic Revenue Growth Rate (Insurance Distribution segment only), Adjusted Net Income and Adjusted Net Income Margin. These amounts are derived from our consolidated financial information, but are not presented in our consolidated financial results.
We present non-GAAP supplemental financial information because we believe such information is of interest to the investment community, and that it provides greater transparency and enhanced visibility into the underlying drivers and performance of our businesses on a basis that may not be otherwise apparent on a GAAP basis. We view these non-GAAP financial measures as important indicators when assessing and evaluating our performance on a segmented and consolidated basis and they are presented to improve the comparability of our results between periods by eliminating the impact of the items that may not be representative of our core operating performance. These non-GAAP financial measures are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently
Beginning December 31, 2024, Octave replaced the non-GAAP measure Adjusted Net Income with new non-GAAP measures Adjusted Net Income and Adjusted Net
Income Margin and added Adjusted EBITDA and Adjusted EBITDA Margin to better align with other participants in the Property & Casualty insurance industry, including insurance carriers and other peers in the insurance distribution business.
The following paragraphs define each non-GAAP financial measure. A tabular reconciliation of the non-GAAP financial measure and the most comparable GAAP financial measure is also presented below.
EBITDA — EBITDA is net income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization of intangible assets.
EBITDA Margin — EBITDA divided by total revenues.
Adjusted EBITDA and Adjusted EBITDA Margin — We define Adjusted EBITDA as net income (loss) from continuing operations before interest expense, income taxes, depreciation, amortization of intangible assets, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, acquisition and integration-related expenses, severance, and other exceptional or non-recurring items, including those related to raising capital. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of income and expenses that may obfuscate business performance, and that the presentation of this measure enhances an investor's understanding of our financial performance.

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	Year Ended December 31, 2025
	Specialty Property & Casualty Insurance	Insurance Distribution	Corporate & Other	Consolidated
Net income (loss) (Continuing Operations)	$2,956	$(15,353)	$(83,406)	$(95,803)
Adjustments:
Add: Interest expense	—	18,640	—	18,640
Add: Income tax expense	374	(5,103)	(482)	(5,211)
Add: Depreciation	—	690	3,218	3,908
Add: Intangible amortization	—	38,044	—	38,044
EBITDA	3,330	36,918	(80,670)	(40,422)
Impact of noncontrolling interest	—	(14,507)	—	(14,507)
EBITDA to shareholders	3,330	22,411	(80,670)	(54,929)
Add: Acquisition and integration related expenses	—	375	9,106	9,481
Add: Equity-based compensation expense	447	368	11,494	12,309
Add: Severance and restructuring expense	—	60	21,173	21,233
Add: Other non-operating (income) losses	—	(591)	5,108	4,517
Adjusted EBITDA	3,777	37,041	(33,789)	7,028
Impact of noncontrolling interest	—	(14,499)	—	(14,499)
Adjusted EBITDA to shareholders	$3,777	$22,542	$(33,789)	$(7,471)
Adjusted EBITDA Margin	4.3%	22.6%	NM	2.8%
Adjusted EBITDA Margin to shareholders	4.3%	13.8%	NM	(3.0)%

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Appendix B
OCTAVE SPECIALTY GROUP, INC.
2026 Incentive Compensation Plan
1.Purpose of the Plan
This Plan is intended to promote the interests of the Company and its stockholders by providing the employees and consultants of the Company and members of the Board of Directors with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.
2.Definitions
As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:
(a)“Award” means any Option, SAR, Full Value Award or Cash Incentive Award granted under the Plan.
(b)“Benefit Arrangement” means any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant.
(c)“Board of Directors” means the Board of Directors of Octave.
(d)“Cash Incentive Award” means an Award granted pursuant to Section 8 of the Plan.
(e)“Cause” shall have the meaning set forth in an applicable agreement between a Participant and the Company, and in the absence of any such agreement, shall mean, with respect to any Participant and as determined by the Committee, (i) any act or omission by the Participant resulting in, or intending to result in, personal gain at the expense of the Company; (ii) the improper disclosure by the Participant of proprietary or confidential information of the Company; (iii) misconduct by the Participant, including, but not limited to, fraud, intentional violation of, or negligent disregard for, the rules and procedures of the Company (including the code of business conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company; or (iv) poor performance or other reasons under which the Participant terminates not in good standing.
(f)“Change in Control” means the occurrence of one or more of the following events for Octave: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange) or “group” (as such term is used in Section 13(d)(3) of the Securities Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Act) of more than thirty percent (30%) of the Voting Stock of Octave; (ii) within any twenty-four (24) month period the majority of the Board of Directors consists of individuals other than “Incumbent Directors,” which term means the members of the Board of Directors on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) Octave transfers all or substantially all of its assets or business (unless the shareholders of Octave immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Octave, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Octave or Octave’s ultimate parent company if Octave is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of Octave, immediately prior to the transaction hold, directly or indirectly, more than fifty percent (50%) of the Voting Stock of Octave or Octave’s ultimate parent company if Octave is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, Octave shall include any entity that succeeds to all or substantially all of the business of Octave and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

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The Board of Directors shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
(h)“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan as described in Section 4. With respect to any Award granted, or to be granted, to a member of the Board of Directors, “Committee” means the Governance and Nominating Committee of the Board of Directors.
(i)“Common Stock” means Octave’s common stock, $0.01 par value per share, or any other security into which such common stock shall be changed as contemplated by the adjustment provisions of Section 11 of the Plan.
(j)“Company” means Octave and all of its Subsidiaries, collectively.
(k)“Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.
(l)“Disqualified Individual” shall have the meaning set forth in Code Section 280G(c).
(m)“Effective Date” means April 1, 2026, subject to approval of the Plan by Octave’s stockholders on such date, the Plan having been adopted by the Board of Directors on April 1, 2026.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)“Fair Market Value” means, with respect to a share of Common Stock:
(i)If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on such date on the principal exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.
(ii)If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.
(iii)If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith and, to the extent necessary for an Award to be exempt from Section 409A of the Code, in accordance with the requirements of Section 409A of the Code.
For purposes of determining the Fair Market Value of Common Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Common Stock is sold and for purposes of federal, state and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
(p)“Full Value Award” means an Award granted to a Participant pursuant to Section 7 of the Plan, including Awards in the form phantom stock, restricted stock, restricted stock units, performance shares or performance share units, or deferred share units.
(q)“Incentive Stock Option” or “ISO” shall mean any Option, or portion thereof, awarded to a Participant pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.
(r)“Octave” means Octave Specialty Group, Inc., a Delaware corporation.

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(s)“Option” means an Award under the Plan that entitles the Participant to purchase shares of Common Stock at an exercise price established by the Committee at the time the Option is granted. Options granted under the Plan may be either Incentive Stock Options or non-qualified stock options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Octave or a Subsidiary. An Option will be deemed to be an Incentive Stock Option only if it is specifically designated by the Committee as an Incentive Stock Option.
(t)“Other Agreement” means any agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company, except an agreement, contract, or understanding that expressly addresses Code Section 280G and/or Code Section 4999.
(u)“Parachute Payment” means a “parachute payment” within the meaning of Code Section 280G(b)(2).
(v)“Participant” means an employee or consultant of the Company or a member of the Board of Directors who is eligible to participate in the Plan pursuant to the terms and conditions hereof and to whom one or more Awards have been granted pursuant to the Plan that have not been fully settled or cancelled and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.
(w)“Performance-Based Award” means an Award made subject to the achievement of performance conditions over a Performance Period specified by the Committee, as described in Section 9 of the Plan.
(x)“Performance Period” means the period of time, during or over which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.
(y)“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.
(z)“Plan” means this Plan, as it may be amended from time to time.
(aa)“Prior Plan” means the Ambac Financial Group, Inc. 2024 Incentive Compensation Plan as amended September 26, 2025.
(ab)“Securities Act” means the Securities Act of 1933, as amended.
(ac)“Stock Appreciation Right” or “SAR” means an Award under the Plan that entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an exercise price established by the Committee at the time of grant.
(ad)“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act; provided, however, that for purposes of granting ISOs under the Plan, “Subsidiary” means a corporation that is a subsidiary of Octave within the meaning of Section 424(f) of the Code.
3.Stock Subject to the Plan and Limitations on Cash Incentive Awards
(a)Stock Subject to the Plan
(i)Overall Limit. Subject to the provisions of Section 11, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall not exceed the sum of (A) 1,200,000 shares of Common Stock plus (B) the number of shares of Common Stock reserved for purposes of the Prior Plan on the Effective Date that is in excess of the number of shares of Common Stock then subject to outstanding awards granted under the Prior Plan plus (C) the number of shares of Common Stock subject to outstanding awards granted under the Prior Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock and become available for issuance under the Plan (the “Share Limit”). Shares of Common Stock issued under the Plan may be either shares that are currently authorized and unissued shares or shares currently held or subsequently acquired by Octave as treasury shares, including shares purchased in the open market or in private transactions.
(ii)Counting of Shares. The number of shares deemed to be covered by Performance-Based Awards granted under the Plan and counted against the Share Limit as of the applicable grant date shall be determined by or in the manner approved by the Committee, but such number shall be adjusted to

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equal the actual number of shares issued upon settlement of the Performance-Based Award to the extent different. and the Any shares of Common Stock that are subject to Awards, other than Performance-Based Awards, shall be counted against the Share Limit as one (1) share of Common Stock for every one (1) share of Common Stock subject to the Award. Any Awards designated by the Committee to be cash settled shall not be counted against the Share Limit and shall be available for making Awards under the Plan as of the date of such designation. If any shares of Common Stock covered by an Award under the Plan or any award outstanding under the Prior Plan as of the Effective Date are not purchased or are forfeited or expire or otherwise terminate without delivery of any Common Stock subject thereto or are settled in cash in lieu of shares, then the number of shares of Common Stock with respect to such Award or award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan. In addition, shares of Common Stock deducted or delivered from payment of an Award, other than an Award of Options or SARs, in connection with the Company’s tax withholding obligations shall again be available for making awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option or SAR, (ii) deducted or delivered from payment of an Award of Options or SARs in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the Plan that is settled in shares of Common Stock that were not issued upon the net settlement or net exercise of such SAR.
(iii)Replacement Awards. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the conversion, replacement, or adjustment of outstanding equity-based awards to reflect a merger or acquisition shall not count as used under the Plan for purposes of this Section 3 (including for purposes of the non-employee director limit set forth in Section 3(b) below).
(iv)ISO Limit. The maximum number of shares of Common Stock that may be covered by Options granted under the Plan that are intended to be ISOs shall not exceed 1,200,000 shares of Common Stock in the aggregate.
(v)Future Issuances. Except as expressly provided by the terms of this Plan, the issuance by Octave of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of Octave convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.
(vi)Settlement in Other Form. To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.
(b)Non-Employee Director Limit. The aggregate value of all awards granted under the Plan and all other cash compensation paid by Octave to any non-employee director in a calendar year shall not exceed $1,000,000.
4.Administration of the Plan
(a)General. The Plan shall be administered by a Committee of the Board of Directors which, for so long as Octave is subject to Section 16 of the Exchange Act, shall consist of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and consultants of the Company and members of the Board of Directors who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee to any subcommittee thereof and the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Awards, subject to such restrictions and limitation as the Committee may specify and to the requirements of Delaware General Corporation Law Section 157.
(b)Authority. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any agreement evidencing the grant of any Award) granted hereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem

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necessary or appropriate. The Committee shall have the authority, in its discretion, to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws. For purposes of clarity, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
Without limiting the generality of the foregoing, on or after the date of grant of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment or service during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award, or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, however, that no dividend or dividend equivalents shall be granted with respect to an Option or SAR; provided, further, that any dividends payable, or dividend equivalents credited, with respect to an Award shall not vest or become payable unless and until the Award to which the dividends or dividend equivalents correspond becomes vested.
(c)Deferrals. The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of a Deferred Compensation Plan.
(d)Indemnification. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Octave against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
5.Eligibility
The Persons who shall be eligible to be selected by the Committee from time to time to receive Awards pursuant to the Plan shall be those Persons (a) who are common law employees and consultants of, or who render services directly or indirectly to, the Company or (b) who are members of the Board of Directors. Each Award (other than a Cash Incentive Award) granted under the Plan shall be evidenced by an instrument in writing (including electronic form) in form and substance approved by the Committee.
6.Options and Stock Appreciation Rights
The Committee may from time to time grant Options and/or SARs, subject to the terms and conditions of the Plan, including those set forth in this Section 6.
(a)Exercise Price. The exercise price per share of Common Stock covered by any Option or SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option or SAR is granted.
(b)Term and Exercise of Options and SARs
(i)Vesting. Each Option or SAR shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option or SAR is granted and set forth in the agreement evidencing the grant of such Option or SAR; provided, however, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR is granted; and, provided, further, that each Option or SAR shall be subject to earlier termination, expiration or

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cancellation as provided in the Plan or in the agreement evidencing the grant of such Option or SAR.
(ii)Exercise. The terms and conditions relating to exercise of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan. Except as provided by the Committee, and Option or SAR may be exercised in whole or in part. The partial exercise of an Option or SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the expiration date applicable thereto. An Option or SAR shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.
(c)Effect of Termination of Employment or Other Relationship. The agreement evidencing the grant of each Option or SAR shall specify the consequences with respect to such Option or SAR of the termination of the employment or other service between the Company and the Participant holding the Option or SAR.
(d)Additional Terms for ISOs. The aggregate Fair Market Value (determined as of the date of grant of the ISOs) of the number of shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount as is then applicable under Section 422 of the Code. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a non-qualified Option. No ISO may be granted to a Person who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five years from the date it is granted. ISOs may not be granted under the Plan more than ten (10) years after the date of the adoption of the Plan by the Board of Directors.
(e)No Re-Pricing. Except for either adjustments pursuant to Section 11 (relating to the adjustment of shares), or reductions of the exercise price approved by Octave’s stockholders, the exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Octave as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by Octave’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to Octave in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option or SAR shall be permitted without the approval of Octave’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.
(f)No Obligation to Exercise. The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.
7.Full Value Awards
The Committee may grant equity awards, equity-based or equity-related awards not otherwise described herein (“Full Value Awards”) in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Full Value Award may (a) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (b) be subject to performance-based and/or service-based conditions, and/or (c) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Full Value Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Award.
8.Cash Incentive Awards
The Committee may grant Cash Incentive Awards under the Plan subject to terms and conditions determined by the Committee in its sole discretion, provided that such terms and conditions are consistent with the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option, SAR or Full Value Award.

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9.Performance-Based Awards
The Committee may grant Performance-Based Awards to Participants subject to the terms of the Plan and any applicable award agreement. A Performance-Based Award granted under the Plan (i) may be denominated or payable in cash, shares of Common Stock, other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such Performance Periods as the Committee shall establish. Subject to the terms of the Plan and any applicable award agreement, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance-Based Award granted, the amount of any payment or transfer to be made pursuant to any Performance-Based Award and any other terms and conditions of any Performance-Based Award shall be determined by the Committee.
10.Minimum Vesting Requirements
No Award (or portion of any Award) granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the grant date of such Award; provided, however, that such restriction shall not apply to Awards granted under the Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the Share Limit (subject to adjustment under Section 11). This Section 10 shall not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an Award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without Cause, death, disability, retirement or constructive termination.
11.Adjustment Upon Certain Changes
In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares (or cash values) that may be granted to an individual during any specified time as described in Section 3(b)); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the exercise price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).
12.Change in Control in which Awards are not Assumed
Except as otherwise provided in the applicable award agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent not assumed, continued, or substituted for:
(a)Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, which are subject to Section 12.b), all outstanding Options, SARs and Full Value Awards shall be deemed to have vested, and all shares of Common Stock and/or cash subject to such Awards shall be delivered; and either or both of the following two (2) actions shall be taken:
(i)At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause ii below) as determined by the Committee in its sole discretion. The Committee shall send

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notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders; and/or
(ii)The Committee may elect, in its sole discretion, to cancel any outstanding Options, SARs, and/or Full Value Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Full Value Awards (for shares of Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (y) the exercise price applicable to such Options or SARs.
(b)For Performance-Based Awards, (i) if less than half of the Performance Period has elapsed, then such Performance-Based Awards shall be treated as though target performance has been achieved, and (ii) if at least half of the Performance Period has elapsed, then actual performance to date shall be determined as of a date reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of clause (ii) of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Performance-Based Awards shall be treated as though target performance has been achieved. After application of this Section 12.b), if any Awards arise from application of this Section 12.b), such Awards shall be settled under the applicable provision of Section 12.a).
(c)Cash Incentive Awards shall be governed by the terms of the applicable award agreement.
13.Change in Control in which Awards are Assumed
Except as otherwise provided in the applicable award agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:
(a)The Plan and the Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards, or for the substitution for such Awards of new stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, performance share units or deferred share units relating to the securities of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.
(b)In the event a Participant’s Award is assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated by the Company (or its successor) without Cause within the twelve (12)-month period following the consummation of such Change in Control, the Participant’s Award will become fully vested as of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine (but in no event later than the original expiration date of the Award).
14.Rights Under the Plan
(a)Rights as Stockholder. No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of the issuance of such shares on the books and records of Octave. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 14 is intended, or should be construed, to limit the authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends, subject to Section 4.b).
(b)No Separate Fund. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

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15.No Special Employment Rights; No Right to Award
Nothing contained in the Plan or any agreement evidencing the grant of any Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.
16.Securities Matters
(a)No Registration Obligation. Octave shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, Octave shall not be obligated to cause to be issued any shares of Common Stock pursuant to the Plan unless and until Octave is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates representing such shares bear such legends, as the Committee deems necessary or desirable.
(b)Compliance with Securities Laws. The exercise of any Option or SAR granted hereunder or the settlement of any other Award granted hereunder shall only be effective at such time as counsel to Octave shall have determined that the issuance of shares of Common Stock pursuant to such exercise or settlement is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Octave may, in its sole discretion, defer the effectiveness of an exercise of an Option or SAR or the issuance of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal, state or local securities laws. Octave shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or SAR or the issuance of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Option or SAR has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
17.Withholding Taxes
All Awards and other payments under the Plan are subject to withholding of all applicable taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of an Option or SAR or pursuant to any other Award. Unless otherwise provided in an award agreement or determined by the Committee at the time a withholding obligation arises, the Company shall satisfy such withholding obligation by withholding shares of Common Stock otherwise issuable to the Participant. The shares of Common Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company as of the date on which the amount of tax to be withheld is to be determined. The maximum number of shares of Common Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Common Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Common Stock; provided, however, as long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Committee has full discretion to choose, or to allow a Participant to elect, to withhold a number of shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions). The Committee may provide in an award agreement that the Participant shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. The Committee may provide in an award agreement that, subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, the Participant may elect to satisfy such withholding obligation, in whole or in part, by delivering to the Company shares of Common Stock already owned by the Participant that are not subject

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to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The shares of Common Stock so delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company as of the date on which the amount of tax to be withheld is to be determined.
18.Amendment or Termination of the Plan
The Board of Directors may, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board of Directors (or the Committee, if applicable); and further provided that adjustments pursuant to Section 11 shall not be subject to the foregoing limitations of this Section 18; and further provided that the provisions of Section 6(e) (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by Octave’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of Octave’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed.
19.Clawback/Recoupment
Any Award granted pursuant to the Plan shall be subject to mandatory repayment to the Company by the Participant who holds such Award (i) to the extent set forth in this Plan or an award agreement or (ii) to the extent the Participant is, or in the future becomes, subject to (A) any Company “clawback” or recoupment policy that is adopted, or (B) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.
20.Section 409A
(a)The Plan and Awards granted thereunder are intended to be exempt from Code Section 409A or to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be exempt from or in compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s Separation from Service (or the Participant’s death, if earlier).
(b)Notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Common Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control” of Octave, or “a change in the ownership of a substantial portion of the assets of” Octave, as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.
(c)To the extent that the Board of Directors determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board of Directors. Notwithstanding the foregoing, neither the Company nor the Board of Directors or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A, and neither the Company nor the Board of Directors or the Committee will have any liability to any Participant for such tax or penalty.

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21.Parachute Limitations
If any Participant is a Disqualified Individual, then, notwithstanding any other provision of the Plan or of any Other Agreement to the contrary and notwithstanding any Benefit Arrangement, any right of the Participant to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:
(a)to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Participant under the Plan to be considered a Parachute Payment; and
(b)if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment.
Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments, then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs that do not constitute Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Full Value Awards that do not constitute Performance-Based Awards, then by reducing or eliminating any other remaining Parachute Payments, in each case with the payments to be made furthest in the future being reduced first.
22.Transferability
Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 22, to the extent provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Section 422 of the Code. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised by the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective designation, such Awards may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Octave unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.
23.Expenses and Receipts
The expenses of the Plan shall be paid by the Company. Any proceeds received by Octave in connection with any Award will be used for general corporate purposes.
24.Governing Law
The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

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25.Effective Date and Term of Plan
The Plan shall be effective as of the Effective Date, subject to the approval of the Plan by Octave’s stockholders on such date. No Awards may be made under the Plan until Octave’s stockholders have approved the Plan. Following the Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Common Stock reserved under the Prior Plan to settle awards which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards. The Plan shall terminate on the first to occur of (a) the day before the tenth (10th) anniversary of the Effective Date and (b) the date determined in accordance with Section 18. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and applicable award agreement (or other documents evidencing such Awards). No Awards shall be granted after such termination of the Plan.

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VOTE BY INTERNET	www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 27, 2026, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to	www.virtualshareholdermeeting.com/OSG2026

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE	1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET, on May 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL NUMBER

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

É THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY Ê

The Board of Directors recommends a vote “FOR” EACH OF THE NOMINEES IN PROPOSAL 1.

Proposal 1 Election of Director Nominees	For	Against	Abstain
(1a) Ian D. Haft	❑	❑	❑
(1b) Lisa G. Iglesias	❑	❑	❑
(1c) Joan Lamm-Tennant	❑	❑	❑
(1d) Claude LeBlanc	❑	❑	❑
(1e) Kristi A. Matus	❑	❑	❑
(1f) Michael D. Price	❑	❑	❑
(1g) Jeffrey S. Stein	❑	❑	❑

The Board of Directors recommends a vote “FOR” PROPOSALS 2, 3 and 4.
	For	Against	Abstain
Proposal 2 To approve, on a non-binding advisory basis, the compensation for our named executive officers.	❑	❑	❑
Proposal 3 To ratify the appointment of Ernst & Young LLP as Octave's independent registered public accounting firm for the fiscal year ending December 31, 2026.	❑	❑	❑
Proposal 4 To approve Octave's 2026 Incentive Compensation Plan	❑	❑	❑

NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME,
May 27, 2026, TO BE INCLUDED IN THE VOTING RESULTS.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

OCTAVE SPECIALTY GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 28, 2026

The stockholder(s) hereby appoint(s) each of Lawrence F. Metz and Reid Powell, as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of OCTAVE SPECIALTY GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting 11:00 AM, Eastern Time on May 28, 2026, and any adjournment or postponement thereof as described herein and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 10, 2026

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted "FOR" each of the Board of Directors' nominees, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4. Lawrence F. Metz and Reid Powell and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.